UNITED STATES
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Washington, D.C. 20549
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XL GROUP LTD
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XL GROUP

XL Group Ltd
May 19, 2017
Hamilton, Bermuda

MAKE YOUR WORLD GO

XL GROUP LTD
O'Hara House, One Bermudiana Road, Hamilton HM 08, Bermuda
________________
NOTICE OF ANNUAL GENERAL MEETING OF HOLDERS OF COMMON
SHARES TO BE HELD ON FRIDAY, MAY 19, 2017
________________
Hamilton, Bermuda
April 5, 2017
To the Holders of Common Shares of XL Group Ltd:
On behalf of the Board of Directors, I am pleased to invite you to attend XL Group Ltd's Annual General Meeting, to be held at its offices, located at O'Hara House, One Bermudiana Road, Hamilton HM 08, Bermuda, on Friday, May 19, 2017 at 8:30 a.m. local time.
Voting Matters

1.	To elect a Board of eleven Directors for the coming year;

2.	To provide an advisory vote approving the compensation of XL Group Ltd's named executive officers;

3.	To provide an advisory vote on the frequency of future executive compensation votes; and

4.
To appoint PricewaterhouseCoopers LLP to act as the independent auditor of XL Group Ltd for the year ending December 31, 2017, and to authorize the Audit Committee of the Board of Directors to determine the compensation of PricewaterhouseCoopers LLP.

In addition to the foregoing, the Annual General Meeting will include the transaction of such other business as may properly come before the meeting or any adjournments thereof.
Record Date
You may vote if you were a shareholder at the close of business on March 6, 2017. For instructions on voting, please refer to the instructions on the enclosed proxy card.

By Order of The Board of Directors,

Kirstin Gould
Secretary
Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual General Meeting of shareholders to be held on May 19, 2017. Our Proxy Statement for the 2017 Annual General Meeting of shareholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at www.envisionreports.com/XL if you are a shareholder of record, and www.edocumentview.com/XL if you hold your common shares in "street name" through a bank, broker, trustee, custodian or other nominee (which we generally refer to as "brokers" or "nominees"), or are a holder of depositary interests representing common shares ("DIs") held through the Depositary, Computershare Investor Services PLC ("Computershare UK").

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the 2017 Annual General Meeting of shareholders, please vote as promptly as possible.
If you hold common shares through your broker or nominee, you may vote by telephone, through the Internet or by requesting a paper proxy card to complete, sign and return by mail. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 18, 2017.
If you are a registered shareholder, you may vote your common shares either by submitting a completed proxy card or by voting in person at the Annual General Meeting. If you wish to complete a proxy card, please mark, date, sign and return the accompanying proxy card in the enclosed, postage-paid envelope as promptly as possible, or appoint a proxy to vote your shares by using the Internet. To be valid, the proxy card must be received at Georgeson, P.O. Box 5178, New York, NY 10124 by 5:00 p.m., Eastern Time, on May 18, 2017. By submitting your proxy card, you are legally authorizing another person to vote your common shares by proxy in accordance with your instructions. You may appoint any person as your proxy and it is not a requirement that this person be a shareholder of XL Group Ltd.
If you are a holder of DIs held through Computershare UK, you should follow the instructions you receive from Computershare UK (if you hold such DIs directly) or from your broker or nominee. Please note that you may be required to submit voting instructions to Computershare UK, if appropriate, or your applicable broker or nominee prior to the deadline noted above, and you should therefore follow any separate instructions you receive.
Proof of ownership of common shares as of the record date, as well as a form of personal photo identification, must be presented to be admitted to the Annual General Meeting. If you hold your common shares in the name of a broker or nominee, or if you hold DIs through Computershare UK, and you plan to attend the annual general meeting, examples of proof of ownership include a bank or brokerage account statement or a letter from your broker or nominee. In addition, you may not vote your common shares in person at the meeting unless you obtain a letter of instruction from Computershare UK (if you hold DIs directly) or the broker or nominee that holds your common shares or DIs. You will need to follow the instructions of Computershare UK, if appropriate, or your broker or nominee in order to obtain a letter of instruction.
If you have any questions about the meetings or require assistance, please call Georgeson LLC, our proxy solicitor, at (888) 658-3624 (toll-free within the United States) or at (781) 575-2137 (outside the United States). If you own DIs and have questions about the meetings or require assistance, please email Nina Atkinson of Georgeson - London at nina.atkinson@georgeson.com.

i

Letter from our Independent Chairman
Dear Fellow Shareholders,
We welcome you to attend the 2017 Annual General Meeting of XL Group Ltd to be held at 8:30 a.m. local time on Friday, May 19, 2017 at our offices in Hamilton, Bermuda. Even if you do not plan to attend the meeting in person, we hope your vote will be represented. Your vote is important to us.
Over the last several months, to supplement the ongoing dialogue we maintain with shareholders, we conducted shareholder outreach to solicit your perspectives on governance and compensation matters that are top of mind for you. I participated in many of these discussions, and the Board and I found the insights and priorities you shared to be valuable. We appreciate the time spent by those participating in the process and look forward to continuing our open dialogue in the future.
During our engagement sessions, many shareholders expressed a desire for more information on topics such as the Board's role in strategy development and implementation, the link between our strategy, performance and compensation programs, board refreshment, and corporate social responsibility. Based on this feedback, and in addition to enhancing our disclosure on these and other topics important to you, our shareholders, you will see that we have redesigned our proxy statement this year to more clearly communicate the important information it contains. We hope this redesign makes it easier for you to find and understand the information presented about our corporate governance practices and compensation programs.
The Board remains focused on overseeing management's execution and implementation of our strategy. We are also committed to continuing to prioritize good corporate governance practices. Our strong practices include robust board refreshment, with three new directors appointed in the last three years, continued enhancement of the alignment between our performance and executive compensation and company-wide sustainability programs, especially as it relates to climate change.
Additionally, regarding the Board membership, two of our Directors, Stephen Catlin and Suzanne Labarge, have decided not to stand for re-election at the 2017 Annual General Meeting.  We have benefited enormously from Stephen’s vision and voice during the last two years. From the acquisition of Catlin to today, he’s been instrumental to the success of our integration and to the creation of the potential that we see in front of us. At the same time, Suzanne has provided valued advice to the Board and management over the past five years, and we are deeply grateful for her contributions and commitment to XL. On behalf of the Board, I want to thank Stephen and Suzanne for their service and we wish them well in all future endeavors.
Thank you for your continued support of XL, its management and its Board. Again, your vote is important and we look forward to your participation in our Annual General Meeting.
Eugene M. McQuade
Chairman of the Board of Directors

Letter from our CEO

Dear Fellow Shareholders,
2016 was a challenging year. The headwinds that have defined the property and casualty ("P&C") markets in recent years persisted, and it was a tough catastrophe year throughout, particularly in the 4th quarter. At the same time, as the year developed, our underlying strengths continued to emerge and we finished 2016 feeling very good about our positioning.
Throughout the year, two fundamentals for our success proved to be true: first, in tough markets our underwriters produced growth while maintaining quality. For example, we grew premium in both insurance and reinsurance and at the same time improved our core underwriting metrics. Excluding the impact of natural catastrophes and the benefit of prior year development, our 2016 P&C combined ratio of 90.7% and loss ratio of 58.7% were some of the best annual results XL has produced in more than ten years. Second, our dedication to client service never wavered and we ended 2016 with noticeable recognition: Number 1 on Advisen's Pacesetter Index for product innovation, first across nearly ever metric of the Gracechurch survey of the London Market, and Highest in Customer Satisfaction among Large Commercial Insurers by the J.D. Power 2016 Large Commercial Insurance Study.
In addition, several fundamental steps were taken in the year that should benefit the Company into the future. These include driving down our operating expenses, designing and launching a realigned P&C operating model and, following the 2015 acquisition of Catlin Group Limited that resulted in a greater operating presence in Bermuda, redomesticating the holding company from Ireland to Bermuda.
Since 2010, XL's strategy has been to relentlessly create an operating environment and culture attractive to the best talent in our industry combined with an understanding of how technology enables our people to have superior insight, a lower cost base of operations, and the ability to innovate solutions and business models to keep up with the rapidly mutating risks of our clients. This is the strategy that led to the turnaround of our results from 2011 to 2014. It also led to our 2014 sale/retrocession of our life reinsurance business, allowing us to focus on our core P&C underwriting, and it guided our 2015 Catlin acquisition and now substantially completed integration.
Through the Catlin acquisition, we have a company with greater scale with P&C gross premiums written growing from $7.8 billion in 2014 to $13.6 billion in 2016. We are now a top 3 competitor across several businesses including numerous higher margin specialty lines such as Aerospace, Crisis Management, Marine, and Political Risk. We are the largest syndicate at Lloyd's. Our greater scale creates new relevance with brokers, resulting in greater submission flow and better risk opportunities to select from. Our Reinsurance business is within the top 10 globally. And, as demonstrated in 2016, our greater scale and product diversity enables a greater capacity to absorb large losses while maintaining profitability.
Thus in XL Catlin, we have created a global leader in complex and specialty insurance risk underwriting and reinsurance. It is a vastly more efficient company, with both the innovation leadership our clients expect and the ability to imagine new business models necessary to our sector's future.
Our strategy is designed to yield distinction across both client service and financial performance. With the recognition noted earlier, clearly our clients are experiencing what we intend. While this is pleasing, there is no success if our shareholders do not experience the same excellence.

We believe our value proposition is now better understood in the marketplace. It's how we were able to achieve growth in a tough 2016 while maintaining underwriting discipline. And now, for us, 2017 is all about delivering fully on what we have built.
On behalf of our Leadership Team, our Board of Directors, and each of our colleagues across the world, I appreciate your support of XL.
Best,

Michael McGavick
Chief Executive Officer

v

EXECUTIVE SUMMARY
This summary highlights certain information from our Proxy Statement for the 2017 Annual General Meeting. You should read the entire Proxy Statement carefully before voting.
2017 Annual Meeting Information

Date	May 19, 2017
Time	8:30 a.m., local time
Place	XL Group Ltd ("XL" or the "Company") offices located at: O'Hara House, One Bermudiana Road, Hamilton HM 08, Bermuda
Record Date	March 6, 2017
Matters to be Voted on at our 2017 Annual General Meeting

	Board Recommendation	Page
Item 1. Election of Directors	For	7
Item 2. Advisory Vote Approving Compensation of Named Executive Officers ("Say on Pay")	For	69
Item 3. Advisory Vote on the Frequency of Future Executive Compensation Votes ("Say on Frequency")	Annual	70
Item 4. Appointment of the Independent Auditor and Authorization of the Audit Committee to determine the Compensation of the Independent Auditor	For	73
Performance Highlights
2016 was a challenging year. Global property and casualty ("P&C") insurance and reinsurance ("(re)insurance") market conditions, particularly pricing, remained challenging, requiring even greater underwriting discipline and focus on pursuing business that is consistent with our underwriting standards. Results, including profitability and return on average common shareholders' equity ("ROE") measures, were impacted by a significant number of natural catastrophe losses. The Company under-performed against its combined ratio ("CR") target, delivering an overall ("Enterprise") CR of 94.2% versus a goal of 92.0%. CR, a common and recognized indicator of performance in our industry, is the sum of losses and loss expenses, acquisition expenses and operating expenses divided by the net premiums earned by the Company. A CR of less than 100% indicates an underwriting profit; a CR greater than 100% reflects an underwriting loss. Both ROE of 3.9% for the year and Operating ROE excluding Catlin Group Limited ("Catlin") Integration Expenses1 of 5.9% were below plan, and we and our shareholders were disappointed with the performance of our share price. At the same time, our underlying strengths continued to emerge. Positive highlights included:

•
P&C gross premiums written of $13.6 billion, a 28% increase over the $10.7 billion achieved in 2015 and a 4.9% increase when adjusted for full year Catlin results in 2015 and removing the effect of foreign exchange.

•
The 2016 P&C accident year loss ratio and CR (which excludes prior year development ("PYD")) when adjusted to exclude the impact of natural catastrophe losses were 58.7% and 90.7%, respectively.  Natural catastrophe losses are excluded to allow comparability of results without distortions coming from high severity, low frequency events. This is an indication of the quality of our current year business and these results for 2016 were some of our best in over 10 years.

(1) Operating ROE excluding Catlin Integration Expenses is a non-GAAP financial measure. See the Appendix to this Proxy Statement for the definition and further discussion of this measure as well as for a reconciliation of GAAP ROE to Operating ROE excluding Catlin Integration Expenses.

•
Reinsurance continued to deliver strong results, achieving a CR of 88.4% for 2016 and recording $3.98 billion in gross premiums written, a 75% increase over the $2.3 billion written during 2015. Including full year Catlin results for 2015 and removing the effect of foreign exchange, gross premiums written increased 13.6%.

•
Insurance ended 2016 with $9.7 billion in gross premiums written compared to $8.4 billion written in 2015, a 15% increase, and achieved a CR of 96.9%, consistent with the 96.9% recorded for 2015. Including full year Catlin results for 2015 and removing the effect of foreign exchange, gross premiums written increased 1.6%.

•
Fully diluted book value per share increased to $40.33, a 3.8% increase over the $38.87 reported as of December 31, 2015, and fully diluted tangible book value per share[2] increased by 2.2% to $32.21 as of December 31, 2016, from $31.52 as of December 31, 2015.

•
The underwriting expense ratio decreased by 1.6 percentage points from 2015 due to further efficiencies through expense savings. Including full year Catlin results for 2015, the underwriting expense ratio declined 2.6 percentage points. The Company also launched a continuous improvement program to further institutionalize these efforts.

And throughout this challenging year, our dedication to client service and product innovation continued. By the end of 2016, these efforts were recognized in several ways:

•	No. 1 for industry product innovation - Advisen's Pacesetter Index

•	Highest in Customer Satisfaction Among Large Commercial Insurers - J.D. Power 2016 Large Commercial Insurance Study

•	Top Performer in the London market across nearly all metrics - Gracechurch Survey
Compensation Highlights
Below are highlights of our compensation program. Please review Executive Compensation in its entirety for a complete understanding of our compensation program.

2016 Named Executive Officers ("NEOs")
Michael McGavick - Chief Executive Officer
Peter Porrino - Executive Vice President, Chief Financial Officer*
Stephen Catlin - Executive Deputy Chairman*
Paul Brand - Executive Vice President, Chief Executive of Insurance Operations*
Gregory Hendrick - Executive Vice President, Chief Executive of Reinsurance Operations*
* Titles as of December 31, 2016. As previously announced, effective January 1, 2017 Mr. Brand became the Chairman of XL's new internal innovation team, Accelerate, and Mr. Hendrick assumed the role of President, Property & Casualty.  Effective May 1, 2017, Mr. Porrino will retire from his position as CFO, after which he will continue with the Company on a part-time basis as an advisor to the CEO. Effective May 15, 2017, Mr. Catlin will transition from his role as Executive Deputy Chairman to act as a special advisor to the CEO through year end 2017.

Summary of 2016 Compensation Decisions
In reaching its decisions regarding compensation for 2016, the Management Development and Compensation Committee ("Compensation Committee") determined CR, relative growth in book value per share and Adjusted ROE3 to be appropriate performance measures for our incentive compensation programs.
(2) Fully diluted book value per share is a non-GAAP financial measure. See the Appendix to this Proxy Statement for a reconciliation of fully diluted book value per share to fully diluted tangible book value per share.
(3) Adjusted ROE, which refers to the ROE-based performance measures used by the Compensation Committee, represents non-GAAP financial measures that are based on Operating ROE, also a non-GAAP financial measure.  Refer to the Appendix for the definitions of Operating ROE and Adjusted ROE and financial reconciliations of GAAP ROE to Operating ROE and Adjusted ROE.

The following table summarizes our Compensation Committee's 2016 compensation decisions for our NEOs. See the discussion in Executive Compensation - Compensation Discussion and Analysis for a complete description of these decisions.

Compensation Program Decisions
2016 Annual Incentive Plan
The quantitative results for the Enterprise and Insurance Segment, as measured by CR, were worse than plan and were reflected in funding that was below target.  The Reinsurance Segment CR was better than plan and resulted in funding that was above target.  In spite of each NEO achieving or exceeding the vast majority of their qualitative goals, the Committee determined that no NEO would receive a qualitative rating that was at or above target in light of the overall Enterprise results that were below target and shareholder returns that were disappointing.

2016 Long-term Incentive Awards
The Compensation Committee determined to grant a mix of long-term incentive awards to the NEOs in the form of 50% Performance Units ("PUs") and 50% stock options for 2016, similar to the past several years.

Performance metrics for the 2016 PUs are 2016 PU ROE (as defined in the Appendix) and relative growth in book value per share, similar to the metrics used in programs prior to 2015. Goals associated with these metrics are based on our operating plan and focus executive leadership on executing XL's business strategy. Performance is measured from 2016 through 2018.

Payout of 2014 PU Awards
The Committee certified the performance achieved for the 2014 PUs at 55% of the target units granted. Performance metrics for the 2014 PUs included 2014 PU ROE (as defined in the Appendix) and relative growth in stock price to book value per share vs. peers over the performance period from 2014 through 2016.
Over the 3 year performance period our growth in stock price to book value per share was below the threshold performance level, resulting in no payout for 50% of the award. Average 2014 PU ROE over the period resulted in a payout factor of 110% of target for the remaining 50% of the award. As shown in the chart to the right, this resulted in only 55% of the target 2014 PUs initially granted being earned.
Adjusted ROE results in 2016 that were below target impacted the payout of the 2014 PUs and also will impact the results of the 2016 PUs as the plans have overlapping performance cycles.

2016 Named Executive Officer Compensation
In light of Enterprise performance that was below targeted goals set at the beginning of the year, no NEO received an annual incentive above target. In addition, the Compensation Committee used negative discretion in determining the final awards for Messrs. McGavick, Porrino and Catlin.

Pay and Performance Alignment
Our compensation program is designed to ensure strong alignment between executive pay and Company and individual performance guided by the following principles:

•	Ensure alignment with shareholder interests and reward executives for enhancing long-term shareholder value

•	Consider multiple factors in setting target levels of compensation, including an executive's role and responsibilities, performance, experience, expertise and competitor compensation information

•	Allocate total compensation between annual base salary, annual cash incentive and long-term incentive awards so that it is heavily weighted towards performance-based pay

•	Enable the attraction and retention of high caliber executive talent who will develop and implement our business strategies successfully

•	Include qualitative components and risk mitigating features to drive appropriate behaviors

Strong Governance Practices
Our executive compensation practices incorporate strong corporate governance features that include:

✓	Oversight of compensation and benefit programs by a Committee of independent Directors	✓	No repricing or cash buy-outs of underwater stock options
✓	Use of an independent executive compensation consulting firm that reports directly to the Committee and provides no other services to the Company	✓	A double-trigger change-in-control provision in equity awards granted after January 1, 2015 that provides for accelerated vesting only if the executive is also terminated following a change-in-control
✓	Annual evaluation of potential risks associated with compensation plans, policies and practices	✓	Prohibition against hedging and restrictions on pledging XL shares
✓	Caps on annual incentive awards	✓	No excise tax gross-ups for any NEO
✓	Grants of performance-contingent equity awards that require meeting established goals in order to receive an award	✓	Executive participation in the same benefit programs as all other employees
✓	Significant XL share ownership requirements and the retention of 100% of shares earned from equity awards (net of taxes) for one year following vesting	✓	Compensation clawback policy to recoup cash and equity awards from executives who engage in willful misconduct that results in a financial restatement
✓	Formal shareholder engagement program covering strategy, governance and compensation practices

Corporate Governance Highlights
See Corporate Governance for a complete description of our corporate governance practices.

Key Board Statistics
Our Board of Directors (the "Board") possesses a wide variety of relevant skills and experience, and the right balance of fresh perspective brought by newer Directors and institutional knowledge from longer-tenured Directors.

3 Director Nominees Have Joined in the Last 3 Years	68 Average Age of Director Nominees	4 Standing Board Committees

100% Independence of Standing Committee members	91% of Director Nominees are Independent

Director Nominees

Name/Age	Director Since	Occupation/Career Highlight	Independent	Committee Membership
Eugene McQuade, 68 Independent Chairman	July 2004	Former Chief Executive Officer, Citibank N.A.	Yes	Compensation Risk and Finance
Ramani Ayer, 69	February 2011	Former Chairman & CEO, The Hartford Financial Services Group Inc.	Yes	Audit Compensation (Chair) Risk and Finance
Dale Comey, 75	November 2001	Former Executive Vice President, ITT Corporation	Yes	Audit Governance (Interim Chair) Risk and Finance
Claus-Michael Dill, 63	August 2015	Former Chief Executive Officer, AXA Group Germany	Yes	Audit Governance Risk and Finance
Robert Glauber, 77	September 2006	Lecturer, Harvard Kennedy School of Government	Yes	Governance Risk and Finance (Chair)
Edward J. Kelly, III, 63	August 2014	Former Chairman, Institutional Clients Group, Citigroup Inc.	Yes	Audit Compensation Risk and Finance
Joseph Mauriello, 72	January 2006	Former Deputy Chairman and Chief Operating Officer, KPMG LLP	Yes	Audit (Chair) Governance Risk and Finance
Michael McGavick, 59 Chief Executive Officer	April 2008	Chief Executive Officer, XL Group Ltd	No	None
Clayton Rose, 58	December 2009	President, Bowdoin College	Yes	Compensation Risk and Finance
Anne Stevens, 68	April 2014	Former Executive Vice President and Chief Operating Officer of the Americas, Ford Motor Co.	Yes	Compensation Risk and Finance
Sir John Vereker, 72	November 2007	Former Governor and Commander-in-Chief of Bermuda	Yes	Audit Governance Risk and Finance

As previously announced, Stephen Catlin and Suzanne Labarge have decided not to stand for re-election at our 2017 Annual General Meeting. In light of Ms. Labarge's decision not to stand for re-election, Dale Comey was appointed to serve as Interim Chair of our Nominating, Governance and External Affairs Committee ("Governance Committee") from December 2016 until our 2017 Annual General Meeting. Our Board expects to appoint a Director to assume the role of Governance Committee Chair in May 2017.

Governance Practices and Shareholder Engagement

■ Annual Board and committee evaluations that regularly incorporate peer evaluation of individual Directors' performance	■ Shareholders holding at least 10% of our outstanding shares of common stock can call a special meeting
■ Independent Chairman leads our Board	■ Board oversight of sustainability and corporate social responsibility matters
■ Annual elections of all Directors	■ Majority voting for Director elections
■ Mandatory Director orientation and formal continuing education program	■ Regular executive sessions of independent Directors
■ Directors have full access to all officers and employees, and may engage independent advisors at their sole discretion	■ Director and executive share ownership requirements, prohibitions against hedging and restrictions against pledging
■ Comprehensive Board refreshment process that assesses the diversity of viewpoints, skills, experience and other demographics represented on our Board	■Year-round shareholder engagement process, enhanced during 2016 to involve our independent Chairman in conversations with shareholders regarding key governance and compensation matters

CORPORATE GOVERNANCE
Our Board and management have a strong commitment to effective corporate governance. We have in place a comprehensive corporate governance framework for our operations, which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the U.S. Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE").
ITEM 1. Election of Directors

Proposal Summary - Election of Directors
What's being voted on:	The election to our Board of 11 Director nominees to hold office until 2018
Board Recommendation:	Your Board unanimously recommends that shareholders vote "FOR" each of the Director nominees
Our Directors
The Board believes that each Director nominee contributes a strong background and set of skills to enable the Board to meet its oversight responsibilities on behalf of our shareholders.
Snapshot of 2017 Director Nominees
Our 11 Director nominees bring a wide variety of relevant skills and experience to the boardroom and possess an effective mix of diversity, experience and viewpoints.
Biographical information about our Director nominees, all of whom are current Directors, follows. Please See Frequently Asked Questions for information on the vote required for election of Directors and the choices available for casting your vote. The persons designated as proxies will vote FOR the election of each of the nominees, unless otherwise directed. All of the nominees have consented to serve if elected, but if anyone becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

2017 Director Nominees

Ramani Ayer

Career Highlights
• Chairman of the board of directors and Chief Executive Officer, The Hartford Financial Services Group Inc. (“The Hartford”), a (re)insurance company (February 1997 - October 2009)

Other Professional and Leadership Experience
• Current member, and former Chairman, of the board of the Hartford Healthcare Corporation
• Vice Chairman of the Connecticut Council for Education Reform
• Former Chairman of the American Insurance Association, the Property & Casualty CEO Roundtable and the Insurance Services Office
• Former Chairman of the Hartford Hospital
• Former member of the board of Maharishi University of Management
Key Qualifications
During his 36-year career with The Hartford, Mr. Ayer held progressively senior roles. Mr. Ayer’s long tenure as the Chairman of the board and CEO of The Hartford, during which time he built the company into a recognized leader in P&C insurance, provides him a wealth of experience with respect to the varied and complex issues that confront large (re)insurers, such as the Company, and makes him well suited to serve as the Chairman of the Compensation Committee. In particular, Mr. Ayer’s vast knowledge and experience in the P&C space complement the expertise of our other Directors and benefits us as we continue to build on our solid foundation, global platform and depth of underwriting talent.

Age: 69 Director Since: February 2011 Committees: Audit Compensation (Chair) Risk and Finance

Dale R. Comey

Career Highlights
• Executive Vice President, ITT Corporation (1990 - 1996), responsible for directing operations of several ITT business units, including ITT Hartford and ITT Financial Corporation
• President of ITT Hartford's Property & Casualty Insurance Business (1988 - 1990)

Other Professional and Leadership Experience
• Former Director, St. Francis Hospital and Medical Center, Hartford Connecticut
• Former Alternate Lead Director, XL Capital Ltd Board of Directors

Key Qualifications
Mr. Comey brings an actuarial background and extensive operational and business leadership skills to the Board. Through his experience serving in various senior leadership positions with ITT Corporation, he has first-hand knowledge of the varied and complex financial, operational and governance issues that confront large (re)insurers, such as the Company. This experience makes him well-suited to serve as a Director of the Company. In addition, Mr. Comey’s experience gained from serving as a director of a non-profit institution adds to the depth and breadth of his knowledge of operations, strategy and good governance practices.

Age: 75 Director Since: November 2001 Committees: Audit Governance (Interim Chair) Risk and Finance

Claus-Michael Dill

Career Highlights
• Chief Executive Officer, Damp Holding AG, a hospital group (January 2006 - December 2008)
• Chief Executive Officer, AXA Konzern AG, a (re)insurer (April 1999 to September 2005), responsible for operations in Germany and Central Europe, and member of the AXA Group Executive Committee
• Chief Financial Officer and Group Management Board Member, Gerling Konzern AG, a (re)insurer (February 1995 to April 1999), responsible for asset management/financials and strategic restructuring

Other Professional and Leadership Experience
• Prior chief executive officer and chief financial officer positions at Vereinte Insurance AG and other Swiss Re Group companies
• Supervisory Board Member, MLP AG
• Vice Chairman of the Supervisory Boards of HUK Coburg VaaG, HUK Coburg Holding AG and HUK Coburg Insurance AG
• Former Supervisory Board Member and Chairman, General Reinsurance AG

Key Qualifications
Mr. Dill’s career in the insurance and reinsurance industries, spanning more than 30 years, includes experience serving as a chief executive officer, chief financial officer, and executive and non-executive director, among other management positions. He also possesses broad international experience, having worked across Europe, the United States, and Australasia. This combination of industry experience and geographic breadth makes Mr. Dill well-qualified to serve as a Director of our Board.

Age: 63 Director Since: August 2015 Committees: Audit Governance Risk and Finance

Robert R. Glauber
Age: 77 Director Since: September 2006 Committees: Governance Risk and Finance (Chair) Other U.S. Listed Public Company Directorships Current: Northeast Bancorp Past Five years: Moody's Corp.
Career Highlights
• Chief Executive Officer, National Association of Securities Dealers (now FINRA), the private-sector regulator of the US securities markets (2000 to 2006), and Chairman (2001 to 2006)
• Under Secretary of the Treasury for Finance (1989 to 1992)
• Harvard University, Harvard Business School Professor of Finance (1964 to 1989), Kennedy School Lecturer (1992 to 2000; 2007 to Present) and Harvard Law School Visiting Professor (2007 and 2009)

Other Professional and Leadership Experience
• Executive Director of the Task Force ("Brady Commission") appointed by President Reagan to report on the October 1987 stock market crash
• Former independent Chairman of the Board, XL Group plc
• Chairman of the Board of Directors, Northeast Bancorp
• Director, Pioneer Global Asset Management S.p.A. (Milan)
• Senior Advisor, Peter J. Solomon Co. (November 2006 to Present)
• Former Director of Moody's Corp, Federal Home Loan Mortgage Corp. ("Freddie Mac"), a number of Dreyfus mutual funds, the Korean Financial Service's International Advisory Board and the Investment Company Institute
• Former Vice Chairman of the Trustees, International Accounting Standards Board
• Former President of the Metropolitan Opera Club, Overseer of the Boston Symphony Orchestra and Executive Committee member of the Metropolitan Opera Guild
Key Qualifications
Mr. Glauber’s strong management background in both the public and private sectors, and his expertise in financial services regulation, public policy and corporate governance provide him the consensus-building and leadership skills necessary to serve as a Director and the Chair of our Risk and Finance Committee. In addition, Mr. Glauber’s variety of experience serving as a current or former director of several large financial companies adds to the depth and range of his contribution to the Board.

Edward J. Kelly, III
Age: 63 Director Since: August 2014 Committees: Audit Compensation Risk and Finance Other U.S. Listed Public Company Directorships: Current: CSX Corp., Metlife, Inc.
Career Highlights
• Various executive leadership positions at Citigroup, Inc., a financial services corporation, including Chairman, Institutional Clients Group (January 2011 to July 2014), Chairman, Global Banking (April 2010 - January 2011), Vice Chairman (July 2009 - March 2010), Chief Financial Officer (March 2009 - July 2009), Head of Global Banking (September 2008 - March 2009), President and Chief Executive Officer, Citi Alternative Investments (March 2008 - August 2008) and President, Citi Alternative Investments (February 2008 - March 2008)
• Managing Director, The Carlyle Group, an asset management firm (June 2007 - January 2008)
• Chairman, CEO and President (March 2003 - March 2007) and President and CEO (March 2001 - March 2003), Mercantile Bankshares Corporation, a financial services corporation, and Vice Chairman, PNC Financial Services Group, following its acquisition of Mercantile (March 2007 - June 2007)
• Various executive leadership positions at J.P. Morgan & Co. (and its predecessor company J.P. Morgan & Co. Incorporated), a financial services corporation (1994 – 2001), including General Counsel and Managing Director and Head of Global Financial Institutions
Other Professional and Leadership Experience
• Partner, Davis Polk & Wardwell LLP, a law firm
• Director, CSX Corp (July 2002 - Present), currently serving as non-executive Chairman
• Director, Metlife, Inc. (February 2015 - Present)
• Member, Board of Directors, Focused Ultrasound Foundation, a non-profit entity (June 2015 – Present)
• Former Director of The Hartford, Axis Capital Holdings Ltd. and Paris RE Holdings, among others
Key Qualifications
Mr. Kelly brings deep knowledge of the financial services industry and a unique perspective to the Company, particularly in the areas of capital management and strategic execution, as a result of his more than 25 years of operating, regulatory and investment experience in the financial services industry.  This unique perspective, combined with his knowledge gained from serving as a current or past director of public corporations with global operations, provides him with a wealth of experience to draw from in his oversight role as a Director of the Company.

Joseph Mauriello
Age: 72 Director Since: January 2006
Career Highlights
• Numerous leadership positions during his 40 year career at accounting firm KPMG, including Deputy Chairman and Chief Operating Officer and a Director of KPMG LLP (United States) and KPMG Americas Region (2004 - 2005) and Vice Chairman of Financial Services (2002 - 2004)
Other Professional and Leadership Experience
• Trustee, Fidelity Funds (July 2007 - Present)
• Member of the Board of Overseers, Peter J. Tobin School of Business at St. John's University (January 2015 - Present), and Member Emeritus of the Board of Overseers, School of Risk Management, Insurance and Actuarial Science of the Peter J. Tobin College of Business at St. John's University
• Trustee, St. Barnabas Medical Center (2003 - Present) and RWJ Barnabas Health Care System (2008 - Present)
• Director, Lupus Research Alliance (2006 - Present)
• Former Director, Arcadia Resources, Inc.
• Certified Public Accountant (Retired) in New York and Member of the American Institute of Certified Public Accountants
Key Qualifications
Mr. Mauriello’s significant experience in the independent public accounting and financial services industries, including a 40-year tenure in senior positions with the leading international accounting firm of KPMG, makes him well-qualified to serve in his current position as Chair of the Audit Committee. He has in-depth familiarity with financial accounting practices and reporting responsibilities, including those unique to property, casualty and specialty insurance and reinsurance companies. In addition, the Board benefits from Mr. Mauriello’s breadth of experience serving, or previously serving, on the boards of directors of other entities that have, or control other entities that have, publicly traded securities.

Committees: Audit (Chair) Governance Risk and Finance Other U.S. Listed Public Company Directorships: Past Five Years: Arcadia Resources, Inc.

Michael S. McGavick
Chief Executive Officer Age: 59 Director Since: April 2008
Career Highlights
• Chief Executive Officer, XL Group Ltd (May 2008 - Present)
• President and Chief Executive Officer (January 2001 - December 2005) and Chairman (January 2002 - December 2005), of Safeco Corporation, a (re)insurer
• Various senior executive positions with insurer CNA Financial Corporation (1995 - 2001), a (re)insurer, including President and Chief Operating Officer of its largest commercial insurance operating unit
Other Professional and Leadership Experience
• Member of the Geneva Association (2011 - Present), currently serving as Chairman
• Member, and former Chairman, of the American Insurance Association (2008 - Present)
• Director, Landesa, a nonprofit organization (2007 - Present)
• Director, Save the Children Action Network, a social welfare organization (2015 - Present)
• Former Director, Insurance Information Institute (2008 - 2015)
• Former Chairman of the Association of Bermuda Insurers and Reinsurers
• Former Director of the American Insurance Association's Superfund Improvement Project in Washington, D.C., serving as the Association's lead strategist in working to transform U.S. Superfund environmental laws
Key Qualifications
Upon joining the Company in 2008, Mr. McGavick pioneered and led a successful turnaround of XL and several strategic actions. These actions initially included the successful implementation of our strategy to simplify our organizational structure, re-focus on core property, casualty and specialty insurance and reinsurance businesses, enhance our enterprise risk management capabilities and attract and retain industry talent. Further strategic advancements were made with the acquisition of Catlin, the reinsurance of the vast majority of our run-off life portfolio, and several smaller acquisitions to add teams and business lines to further grow the Company.
Mr. McGavick provides innovative leadership and knowledge of all aspects of our business, and has a proven track record in the insurance industry, especially relating to turnaround management. The May 2015 acquisition of Catlin, which has strengthened the position and relevance of our core P&C business, and work to date to integrate Catlin's businesses with the Company's existing businesses, as discussed in the Compensation Discussion and Analysis ("CD&A"), exemplifies Mr. McGavick’s leadership in action. In addition, Mr. McGavick’s previous political and public affairs experience and active involvement in various industry associations enhances his contribution to the Company and the Board.

Eugene M. McQuade
Independent Chairman Age: 68 Director Since: July 2004
Career Highlights
• Vice Chairman, Citigroup Inc. (April 2014 - May 2015), a financial services company
• Chief Executive Officer, Citibank, N.A., a commercial bank (August 2009 - April 2014)
• Various senior positions in the financial services industry, including Vice Chairman and President of Merrill Lynch Banks (US), President and Chief Operating Officer of Freddie Mac, President and Chief Operating Officer of FleetBoston Financial Corporation and, subsequent to Bank of America Corporation's ("Bank of America") acquisition of FleetBoston, President of Bank of America.
Other Professional and Leadership Experience
• Director, Citigroup, Inc. (July 2015 - Present)
• Director, Citibank, N.A. (August 2009 - Present)
• Vice Chairman, Promontory Financial Group Advisory Board (July 2015 - Present)
• Trustee (2010 - Present) and Board of Governors (2016 - Present), Boys and Girls Club of America
• Former Director of Bank of America, FleetBoston Financial Corporation and Freddie Mac
Key Qualifications
Mr. McQuade has extensive experience and financial expertise through his service in management positions such as CEO, president, vice chairman, chief financial officer and chief operating officer of several global, publicly traded financial institutions. This expertise makes him well-qualified to serve as the independent Chairman of our Board. In addition, the Board derives valuable insight and benefit from Mr. McQuade’s judgment and experience as a current or former member of the board of directors of several financial institutions.

Committees: Compensation Risk and Finance Other U.S. Listed Public Company Directorships: Current: Citigroup, Inc.

Clayton S. Rose
Age: 58 Director Since: December 2009
Career Highlights
• President, Bowdoin College (July 2015 - Present)
• Harvard Business School, Professor of Management Practice (July 2007 - June 2015)
• New York University Stern School of Business, Adjunct Professor (2002 - 2004)
• Columbia University Graduate School of Business, Adjunct Professor (2002 - 2006)
• Various senior executive positions at J.P. Morgan & Co. (1981 - 2000), including heading each of the Global Investment Banking and Global Equities Divisions, and serving as a member of the firm's executive committee
Other Professional and Leadership Experience
• Trustee, Howard Hughes Medical Institute (May 2009 - Present)
• Former Director of several public companies, including Bank of America, Freddie Mac, Mercantile Bankshares and Lexicon Pharmaceuticals
• Former Chairman of the Board of Managers of Highbridge Capital Management, a hedge fund owned by JP Morgan Chase
Key Qualifications
During Dr. Rose's career at J.P. Morgan, he held management roles in various securities, derivatives and corporate finance businesses. This range of experience in the financial services industry, together with his leadership experience at Bowdoin College and academic role at three leading US business schools, where he teaches or has taught courses on financial services, managerial responsibility, ethics and strategy, provide expertise in the areas of finance, investments, management, corporate governance and strategy. In addition, the Board derives benefit from Dr. Rose’s experience as a former director of four publicly traded companies.

Committees: Compensation Risk and Finance Other U.S. Listed Public Company Directorships: Past Five Years: Bank of America, Freddie Mac

Anne Stevens
Age: 68 Director Since: April 2014
Career Highlights
• Chief Executive Officer and Principal, SA IT Services, an information technology outsourcing company (June 2011 - November 2013) and Chairman (June 2011 - December 2014)
• Chairman, President and Chief Executive Officer, Carpenter Technology Corporation (November 2006 - November 2009)
• Various senior management positions during 16 years with automaker Ford Motor Company, including Executive Vice President and Chief Operating Officer of The Americas (November 2005 - October 2006), Group Vice President, Canada, Mexico and South America (October 2003 - October 2005), Vice President, North America Vehicle Operations (August 2001 - October 2003) and Vice President, North America Assembly Operations (April 2001 - August 2001)
Other Professional and Leadership Experience
• Director, Lockheed Martin Corporation (2002 - Present)
• Director, Anglo American plc (2012 - Present)
• Director, GKN plc (2016 - Present)
• Trustee, Drexel University
• Member of the National Academy of Engineering
Key Qualifications
Ms. Stevens obtained broad experience at Ford Motor Company in managing the challenges associated with global organizations, particularly in the areas of operations management, talent management and governance. The skills derived from this experience make her well-qualified to serve as a Director. The Board also derives benefit from her current position as director of three other publicly traded companies with global operations, and her past experience serving as the Chair of Lockheed Martin's compensation committee from 2011 to 2015.

Committees: Compensation Risk and Finance Other U.S. Listed Public Company Directorships: Current: Lockheed Martin Corporation

Sir John M. Vereker
Age: 72 Director Since: November 2007 Committees: Audit Governance Risk and Finance
Career Highlights
• Governor and Commander-in-Chief of Bermuda (April 2002 - October 2007)
• United Kingdom's ("U.K.") Permanent Secretary of the Department for International Development and of its predecessor, the Overseas Development Administration (1994 - 2002)
• Various senior public sector roles, including serving as Private Secretary to three U.K. Ministers of Overseas Development, Deputy Secretary for the U.K. Department of Education and Science, and positions with the World Bank and the Policy Unit of the British Prime Minister's Office
Other Professional and Leadership Experience
• Governor, the Ditchley Foundation, a charitable organization focused on international relations research
• Former Director, MWH Global, a wet infrastructure engineering company
• Former board member of the British Council, the Institute of Development Studies and the Institute of Manpower Studies and Voluntary Services Overseas
• Former Advisory Council member of the Center for Global Ethics and for the British Consultancy and Construction Bureau
• Former Advisor to the U.N. Secretary-General's Millennium Development Project
• Former Member of the Volcker panel, which investigated the World Bank's institutional integrity
Key Qualifications
As a result of his extensive career in the public sector, Sir John Vereker provides valuable insights to the Board in the areas of government relations and external affairs. In particular, Sir John Vereker’s significant public sector experience and previous leadership positions in Bermuda and the UK bring depth to the Board’s oversight of public policy matters on a global basis.

Structure of our Board and Governance Practices

Board of Directors Independent Non-Executive Chairman: Eugene McQuade
Audit Committee	Compensation Committee	Governance Committee	Risk and Finance Committee

All Independent	All Independent	All Independent	All Independent
In 2016, there were seven meetings of the Board. Each Director attended 75% or more of the aggregate of the total number of meetings of the Board and total number of meetings of committees on which each such Director served during 2016. See Committees for the number of meetings held by each of the committees during 2016. We expect Directors to attend the Annual General Meeting, if possible, and twelve out of thirteen of our Directors at the time of the 2016 Annual General Meeting attended that Meeting.

Independent Board Oversight Employing Strong Governance Practices
•	10 of our 11 Director nominees are independent
•	All Directors are elected annually
•	All committees are 100% independent
•	All committees have independent chairs
•	Executive sessions of independent Directors are chaired by our independent Chairman and held at each regularly scheduled Board meeting
•	Our Board and each committee conducts annual self-evaluations
•	All Directors are encouraged to suggest inclusion of items on Board and committee agendas
•	The Board and each committee may engage independent advisors at their sole discretion
•	Directors have full access to all officers and employees
Committees
The Board has established the Audit Committee, Compensation Committee, Governance Committee and Risk and Finance Committee. In addition, special committees of the Board may be created from time to time to oversee special projects, financings and other initiatives. Below we identify the members of each committee as of the date of this Proxy Statement. As previously noted, Stephen Catlin and Suzanne Labarge are not standing for re-election at the 2017 Annual General Meeting and therefore will no longer be Directors subsequent to the meeting. On an annual basis (or more frequently as needed) as part of our Board refreshment processes discussed on page 18, our Governance Committee reviews and makes recommendations to our Board regarding any proposed changes to our committee structure or composition.
Each of our standing committees:

•	Operates pursuant to a written charter (available on our website at http://xlgroup.com/xl-investor-relations/corporate-governance)

•	Evaluates its performance annually

•	Reviews its charter annually

Audit Committee
Members	Key Responsibilities	2016 Meetings Held
Joseph Mauriello (Chair)* Ramani Ayer Dale Comey Claus-Michael Dill Edward Kelly, III Suzanne Labarge Sir John Vereker
•  Assists with the Board's oversight of the quality and integrity of our financial statements, including our system of internal controls, the independent auditor's qualifications, independence and performance, and compliance with legal and regulatory requirements
•  Reviews with management, our independent auditor and our external actuary our reserves, including our reserving methodology and process
• Is directly responsible for the appointment, compensation, retention and oversight of our independent auditor
•  Pre-approves all audit, audit-related, tax and other services to be provided by our independent auditor
•  Appoints and oversees the work of our Chief Audit Executive and assesses the effectiveness of the internal audit department

Eleven meetings

* The Board has determined Joseph Mauriello to be an "audit committee financial expert" under SEC rules.

Management Development and Compensation Committee
Members	Key Responsibilities	2016 Meetings Held
Ramani Ayer (Chair)
•  Reviews and approves the goals, objectives, performance and compensation of our CEO, and recommends his compensation to the independent Directors for review and ratification
•  Approves the compensation of other executive officers
•  Oversees succession planning for the CEO and other executive positions
•  Approves our overall compensation structure, including compensation programs and policies, and receives reports on the appropriateness of significant employee benefit plans

Six meetings
Edward Kelly, III
Eugene McQuade
Clayton Rose
Anne Stevens

The Compensation Committee has engaged Meridian Compensation Partners, LLC ("Meridian") to assist it with its oversight of executive compensation. The Compensation Committee has determined that Meridian's work does not raise any conflict of interest based on the independence factors identified by the SEC and NYSE.

Nominating, Governance and External Affairs Governance Committee
Members	Key Responsibilities	2016 Meetings Held
Dale Comey (Interim Chair)
• Recommends individuals to our Board for election or appointment as members of our Board or its committees
• Oversees the assessment of the performance of our Board and its committees
• Reviews and approves the form and amount of Director compensation
• Oversees and makes recommendations to our Board on structural, governance and procedural matters, including our Corporate Governance Guidelines, Director independence and the structure and charters of our Board committees
Five meetings
Claus-Michael Dill
Robert Glauber
Suzanne Labarge
Joseph Mauriello
Sir John Vereker

Risk and Finance Committee
Members	Key Responsibilities	2016 Meetings Held
Robert Glauber (Chair)
•  Oversees financial matters, including our capital structure, debt and equity issuances, dividend policy, acquisitions and divestitures, significant strategic investments, overall investment policy and performance and quarterly and annual financial results
•  Oversees enterprise risk management matters, including reviewing our methodology for establishing our risk capacity, review and approval of our enterprise risk limit framework, review of our overall risk profile and monitoring key risks across the organization as a whole

Five meetings
Ramani Ayer
Dale Comey
Claus-Michael Dill
Edward Kelly, III
Suzanne Labarge
Joseph Mauriello
Eugene McQuade
Clayton Rose
Anne Stevens
Sir John Vereker

Leadership Structure
The Board has a preference at this time for the separation of the office of Chairman of the Board from that of the CEO. The Board believes that this structure is appropriate at this time but that it should be regularly reviewed as part of its succession planning process as appropriate. Eugene M. McQuade has served as the independent Chairman of our Board since May 2015. We note that Mr. Catlin currently serves as a Director, but does not have any Board governance responsibilities (Deputy Executive Chairman is Mr. Catlin's management title).

Key Responsibilities of the Independent Chairman
•	Sets Board calendar and agendas for Board meetings in coordination with our CEO
•	Chairs Board meetings and the Annual General Meeting of shareholders
•	Leads full Board discussions and presides at executive sessions
•	Maintains an effective board culture by encouraging constructive dialogue and meetings and communication in between meetings
•	Serves as the public face and the voice of our Board
•	Working closely with the Governance Committee, oversees our Director recruitment, refreshment and evaluation processes
•	Communicates with shareholders and other key constituents, as appropriate
Director Independence

10 of our 11 Director nominees are independent
Under NYSE rules, a director is considered independent if our Board determines that the director does not have any direct or indirect material relationship with the Company. Our Board has adopted Director Independence Standards to assist it in determining if any material relationships with the Company exist that would cause a Director not to be independent under NYSE rules.
In accordance with these standards, the Board determined, upon the recommendation of our Governance Committee, that (i) each of Messrs. Ayer, Comey, Dill, Glauber, Kelly, Mauriello and McQuade, Mmes. Labarge (who is not standing for re-election) and Stevens, Dr. Rose and Sir John Vereker is independent in accordance with such standards, and (ii) that no transactions or relationships existed that were inconsistent with a determination that each such Director is independent. In addition, the Board determined that all Audit Committee members meet the independence and financial experience requirements of the NYSE and the SEC, and all Compensation Committee members meet the heightened standards under NYSE rules. Compensation Committee members also are non-employee directors as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and "outside directors" as defined by Section 162(m) of the Internal Revenue Code (the "Code").
In reaching its conclusion with respect to the independence each of our Director nominees, all of whom are also current Directors, our Governance Committee and Board considered detailed information about any relationships between the independent Directors (and their immediate family members and affiliated entities) on the one hand, and XL and its affiliates on the other. Specifically, the Governance Committee and the Board considered the following items, which our Board has determined are immaterial under our Director Independence Standards:

•
Certain ordinary course (re)insurance policies between us and a Director, a Director's immediate family member, or an entity where a Director or immediate family member was an officer, employee, board member or similar during 2016.

•
Certain transactional banking, cash management and foreign exchange services provided to us by subsidiaries of Citigroup Inc., of which Mr. McQuade is a director and former officer. We believe that all of the transactional services provided to us by Citigroup and its affiliates were entered into on an arm's length basis. As such, in connection with the establishment and maintenance of various credit facilities, Citibank and its affiliates receive the same type of information regarding the Company as we provide to our other lenders and letter of credit issuers and do not receive any additional information about the Company that is strategic in nature.

Board Diversity
Diversity is an important factor in our consideration of potential and incumbent Directors. Our Governance Committee and Board considers diversity - including a broad evaluation of diversity of viewpoints, skills, experience and other demographics (such as age, gender, race, ethnicity and nationality) represented on the Board as a whole - in assessing the skills and characteristics of Director candidates and the Board as a whole. These same factors are considered in determining whether to re-nominate an incumbent Director.
Director Orientation and Continuing Education
Director education regarding our operations and the (re)insurance industry is a continuing process at XL that begins with our mandatory orientation program when a Director joins our Board.
Our Governance Committee oversees our Director orientation and continuing education programs. Director orientation at XL includes presentations by and discussions with members of senior management from each of our key functions and segments to familiarize new Directors with our Company, including our strategic plan, significant financial, accounting and risk management matters, our Code of Conduct and our compliance program. During orientation new Directors also have discussions with our Chief Audit Executive and our independent auditors.
On an on-going basis, the Board and its committees from time to time receive presentations and materials from senior management or external advisers on various topics we believe are significant to our operations. We also hold annual Board and Audit Committee education sessions, and encourage our Directors to pursue outside continuing education opportunities that are relevant to their contribution to the Board generally or their specific committee assignments. We reimburse Directors for reasonable expenses incurred in connection with outside continuing education opportunities.
Director Nomination Process and Board Refreshment
We appreciate the importance of proactive Board refreshment. We believe that fresh perspectives and ideas lead to a well-functioning, strategic board. At the same time, we equally benefit from the experience and knowledge that our longer-serving Directors bring to the boardroom. The mix of tenures of our Directors (see page 7) - with an average tenure of seven years - reflects this balance in practice.
An important component of our refreshment process is the critical evaluation of Directors and their contributions to our Board in connection with (re)nomination decisions (see Board and Committee Evaluations) and committee composition decisions. For each Director, this assessment includes review of his or her independence, as well as consideration of diversity of viewpoints, skills, experience and other demographics in the context of the needs of our Board and our long-term strategic plan. At least every three years, the Governance Committee engages an independent third-party consultant to assist with this assessment. In considering whether to re-nominate a Director for election, the Director's contributions at Board and committee meetings is also considered, as well as his or her capacity to dedicate the time necessary to being an active member of our Board.
The Governance Committee is responsible for reviewing with the Board annually the requisite skills and characteristics of individual Directors as well as the composition of our Board as a whole and its committees. Among other tools used to perform this review, the Governance Committee utilizes a skills matrix to facilitate discussion of which skills and experiences are well-represented and which would be beneficial to add to our Board at a particular point in time (page 7 of this Proxy Statement highlights the key skills possessed by our Director nominees). The Governance Committee has also engaged an independent third party consultant to assist it in seeking new Directors.

Key Qualifications for Board Members
•	Possess superior business judgment, integrity and the highest standards of ethical conduct
•	Have distinguished themselves in their chosen fields of endeavor
•	Have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of our business, operations or activities
•	Have the talent and vision to provide oversight and direction in the areas of strategy, operating performance, corporate governance and risk management
The Governance Committee also considers recommendations for new Board members from Directors, management and others, including shareholders. Shareholders may submit such recommendations to the Governance Committee in care of the Company Secretary at XL Group Ltd, O'Hara House, One Bermudiana Road, Hamilton HM 08, Bermuda. To be considered, recommendations must be accompanied by the information regarding the nominating shareholder and the proposed candidate required pursuant to section 12 of our bye-laws, which includes all information that would be required in connection with a solicitation of proxies for the election of directors in a contested election pursuant to Section 14A of the Exchange Act, and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve if elected. Nominees for Director who are recommended by shareholders to the Governance Committee will be evaluated in the same manner as any other nominee for Director. See Shareholder Proposals for 2018 Annual General Meeting.
Board and Committee Evaluations
Board and committee evaluations play an important role in the effective functioning of our Board. On an annual basis, our Governance Committee is responsible for overseeing our Board and committee evaluation process, whereby all Directors conduct a self-evaluation. The Governance Committee periodically considers the format of the evaluation process. At least every three years, the Governance Committee engages an independent third-party consultant to assist with evaluations, and periodically incorporates peer evaluation by each Director of his or her fellow Directors' performance within the process.

2016 Evaluations

INDEPENDENT CONSULTANT INITIATES PROCESS

Independent third-party consultant distributed evaluation questionnaire to all Board members and meetings were scheduled with each member of the board and the third-party consultant.

EVALUATION

The evaluation solicits each director's opinion regarding the Board and committee operations and the Board's effectiveness in its oversight of topics in four key governance areas:

1. Board and committee structure and composition
2. Board and committee policies and operating procedures
3. Communications with key stakeholders
4. Board and director norms and behaviors

ANALYSIS

Third-party consultant reviewed and synthesized evaluation results on an unattributed basis for the chairpersons of the Board and the Governance Committee.

SUMMARY OF RESULTS

At the October 2016 Board meeting, the third-party consultant presented applicable findings to the full Board. At the February 2017 Board meeting, additional results from committee-specific assessments were also reviewed.

FOLLOW UP

Any evaluation results that require additional consideration are addressed at subsequent Board or committee meetings, as appropriate.

Key Areas of Board Oversight
Our Board is committed to overseeing the business and affairs of the Company on behalf of its shareholders. It aims to advise our leadership team in a manner that propels us forward toward our goal of being the most admired (re)insurer while creating long-term value for our shareholders. In carrying out its oversight responsibilities, our Board reviews and discusses a wide variety of matters affecting the Company. Key areas of the Board's focus are summarized below.

Long-Term Business Strategy	• Our Board is instrumental in developing and approving our long-term strategy and actively oversees the execution of our strategic plan
• The Board reviews and discusses our strategy annually at our August Board meeting
• These regular reviews are supplemented periodically with an in-depth, long-term focused review of our strategy
• Throughout the year, our Board receives progress updates on the execution of strategy and milestones achieved to hold management accountable for keeping strategic developments on track
Financial Reporting
• Our Board, through the Audit Committee, oversees the quality and integrity of our annual and quarterly financial statements, including our system of internal control over financial reporting
• The Audit Committee meets with senior management, including our Chief Financial Officer, Controller, Chief Audit Executive and Chief Actuary, on a quarterly basis to review and discuss our quarterly earnings release and financial statements
• Our Risk and Finance Committee also reviews quarterly and annual financial performance

Talent Management	• The attraction and retention of the best talent is a key component of our strategy
• Our Compensation Committee is responsible for the assessment of our succession planning for the CEO and other executive officers, and annually reviews its assessment of those plans with the full Board

CEO Performance
• Our Compensation Committee reviews and approves the goals, objectives, performance and compensation of our CEO
• Once approved, the Compensation Committee also recommends CEO compensation to the independent Directors for review and ratification

Risk Management
• Our Board oversees our enterprise risk management activities with assistance from committees of the Board comprised solely of independent Directors
• All independent Directors are members of our Risk and Finance Committee

• Our Chief Enterprise Risk Officer is a liaison between our Enterprise Risk Management Committee (comprised of senior risk management executives) and our Board and its committees with respect to risk matters
• Board level oversight of risk management includes:
• Review of overall risk appetites
• Evaluation of the risk impact of any material strategic decision being contemplated
• Consideration of reputational risks

• The Risk and Finance Committee oversees our policies, practices and procedures relating to enterprise risk management, including:
• Our risk management framework, including the methodology for establishing our overall risk capacity
• Policies for establishment of the risk limit framework
• Review of our overall risk profile
• Monitoring key risks across the Company, in coordination with our other committees as appropriate
• Review of our process controls over model use and development with respect to model risk and model effectiveness, accuracy and propriety

• The Audit Committee:
• Oversees the quality and integrity of our financial reporting, our reserving process, and our legal, regulatory and compliance obligations, including regular meetings with our Chief Compliance Officer
• Discusses risk management and risk assessment policies, in coordination with the Risk and Finance Committee as appropriate

• The Compensation Committee oversees and assesses the appropriateness of our compensation programs, including whether risks arising from our compensation practices and policies are reasonably likely to have a material adverse effect on the Company

With respect to compensation risk oversight and assessment, the Compensation Committee, in consultation with management and the Compensation Committee's independent compensation consultant Meridian, annually reviews the impact of executive compensation programs on our risk profile.

Compensation Risk Review Process

Management annually evaluates our significant incentive compensation programs to determine whether they are designed and operated in a prudent manner. They consider whether programs reviewed:
• Encompass a formal, consistent design and approval process from administrative, oversight, structure and design perspectives
• Provided for accurate and timely payout and ongoing monitoring and oversight
• To the extent a program utilizes them, that performance metrics are consistent with our risk profile and motivate appropriate risk-taking behaviors

Management's evaluation process is a rigorous subset of the Company's overall enterprise risk management process overseen by our Board. This includes reviews by the Operational Risk and Anti-Fraud Sub-Committees of the management Enterprise Risk Committee. In addition, significant compensation programs remain subject to our internal control over financial reporting and our underwriting, claims and actuarial guidelines and processes. The accuracy and timing of incentive arrangement payouts also are monitored and reviewed by internal and external audit functions.

ê

For 2016, the Compensation Committee reviewed the evaluation and determined that the inherent risks of the programs are appropriately mitigated in several ways:
• Programs generally have multiple performance measures and/or vesting provisions that require executives to take into account both short- and long-term interests
• Share ownership guidelines require executives to hold equity grants for specified periods of time
• Both equity and cash-based incentive awards are subject to clawback

ê

Compensation Committee discretion to take into account all relevant factors in determining the amounts of annual executive incentive awards and other incentive payments or awards mitigates the risk that a formulaic calculation of payments or awards based on pre-established performance metrics could result in payouts that are not aligned with the creation of shareholder value and our overall financial performance

Shareholder Engagement
During 2016 and into 2017, to supplement our on-going dialogue we maintain with shareholders, we significantly expanded our shareholder outreach program to solicit shareholder perspective on key governance and compensation matters. As part of this outreach program, we had discussions with shareholders representing approximately 40% of our outstanding shares, with our independent Board Chairman attending discussions with shareholders representing approximately 33% of our outstanding shares.
As a result of these shareholder meetings, we gained valuable insight into the governance practices that are important to our shareholders, which aligned with many of our existing governance practices. We also received their specific feedback for XL, which was shared with our Board on a timely basis. Overall, shareholders viewed our Board's deep involvement in strategy development and implementation, and the alignment of our compensation programs with our strategy, positively, and encouraged us to provide more fulsome disclosure on this and other governance topics. We shared this feedback with our Governance Committee, Compensation Committee and the full Board. Based on shareholders' feedback, we have made the following enhancements to our proxy disclosure:

Shareholder Feedback Received		Changes Made
Expressed interest in ensuring the Board is involved in setting strategy, that oversight of strategy implementation occurs throughout the year and that compensation metrics are tied to strategy	è
We have added disclosure describing the Board's oversight of strategy development and implementation (see Key Areas of Board Oversight beginning on page 20) and illustrating the alignment between our strategy and compensation metrics (see Executive Compensation - CD&A beginning on page 29)

Encouraged enhanced disclosure of information regarding Directors' skills, tenure and diversity, and our board refreshment process	è	We have included information to demonstrate our Board refreshment process and the qualifications of our Board, including the range and depth of their skills. See pages 18 and 7
Supported our heavy emphasis on variable pay and mix of quantitative and qualitative goals, reinforcing our previously disclosed return to two metrics for the 2016 long term incentive plan ("LTIP") following the completion of the Catlin acquisition in 2015. In general, shareholders did not favor the use of total shareholder return, especially as a single metric, which was used for our 2015 LTIP in light of the Catlin acquisition
è
We have included an enhanced description of performance metrics, including the 2016 LTIP metrics of adjusted operating return on equity and growth in book value per share as compared to peers, and how they align with our strategy and financial results. See Executive Compensation - CD&A beginning on page 29

Noted that shareholders' interest in companies' sustainability and corporate social responsibility efforts is gaining momentum	è	We have described the Company's key ongoing sustainability and corporate social responsibility initiatives. See Sustainability and Corporate Social Responsibility on page 24

Sustainability and Corporate Social Responsibility
We take our social responsibility seriously. Our Governance Committee oversees our corporate social responsibility activities and receives regular reports from management on our ongoing strategy and initiatives. We also actively discuss our corporate social responsibility activities with our external stakeholders, including shareholders through our engagement efforts and through our recently completed engagement survey, which solicited clients' and community partners' views regarding our activities in this area and solicited feedback for areas of improvement. One result of this feedback is our decision to create an annual corporate social responsibility report, which we expect to publish during 2017.
Building a more resilient society and advancing our understanding of and response to climate change risks - including reducing our own environmental impact - are some of the core principles guiding our approach to corporate social responsibility. We believe that helping to build better, more responsible and more resilient societies is integral to our overall business strategy and in the long-term interest of our shareholders and the communities in which we operate.
Highlights of our sustainability and corporate social responsibility programs include:

• We are constantly evolving our climate change risk management practices, and committed to learning more about how climate change will impact businesses, society and ecosystems around the globe.
• We were awarded a "High Quality" rating for the Ceres Insurer Climate Risk Disclosure Survey, placing us among the top 16% of the 148 insurance company respondents.

We support our clients' environmental efforts:
• Our property products offer coverage for rebuilding or repair of a property using more sustainable materials or building practices.
• Our environmental teams provide risk engineering services to help clients mitigate potential environmental damage.

• We are a founding member of the Insurance Working Group - part of the United Nations Environment Program Finance Initiative - and leaders of industry dialogue on sustainability.
• Our CEO, Mike McGavick, has been a member of the Board of the Geneva Association since 2008 and currently serves as its Chairman, and we are signatories of its Climate Risk Statement.
• We have joined with a group of leading (re)insurers to establish Blue Marble Microinsurance, a microinsurance venture incubator committed to launching 10 risk management solutions to the underinsured over the next 10 years.
• Our Deputy Executive Chairman, Stephen Catlin, serves as Chairman of the Insurance Development Forum, a public/private partnership aiming to build resilience and protection for communities vulnerable to disasters.

We encourage engagement in our local communities through employee volunteering and philanthropy programs, including:
• Our annual, company-wide Global Day of Giving volunteer initiative, through which we have collectively donated approximately 250,000 hours of community service.
• Corporate matching of employee and director charitable donations.
• A Volunteer Leave Policy, enabling colleagues to take a day of paid leave annually to volunteer with a charity of their choice.

 • We launched a Supplier Diversity Program during 2016 as part of our commitment to providing opportunities for qualified businesses owned by people of diverse backgrounds.
 • The inaugural JUST 100 list - a ranking by JUST Capital and Forbes of 100 companies across 32 industries based on an assessment of Americans' attitudes toward corporate behavior - cited our Supplier Diversity Program as one of the reasons we ranked first on the list among its (re)insurance industry peers.

• We have a long-standing partnership with the Bermuda Institute of Ocean Sciences (BIOS), a non-profit scientific and education organization focused on ocean and environmental risk.
• Since 2009 we have also funded primary ocean science research and communications outreach of three key indicators of change - Arctic sea-ice loss, coral reef health and deep ocean habitats.
 • Since 2012, our Oceans Education materials have been used by over 3.5 million schoolchildren.

Communications with Members of the Board and its Committees
Shareholders and other interested persons may communicate directly with one or more of our Directors (including the Chairman, all non-employee Directors as a group or the Audit Committee with respect to any concerns or complaints regarding accounting, internal control or auditing matters) by writing to them in care of the Company Secretary at XL Group Ltd, O'Hara House, One Bermudiana Road, Hamilton HM 08 Bermuda, and specifying the intended recipient(s). All such communications will be forwarded to the appropriate Director(s) for review, other than communications that are advertisements or other communications determined to be trivial, obscene, unduly hostile, threatening, illegal or similarly unsuitable items.
Code of Conduct
We have adopted a Code of Conduct that applies to all of our Directors, officers (including the CEO) and employees. We will post on our website at www.xlgroup.com any amendment to or waiver under the Code of Conduct granted to our CEO, principal financial officer, principal accounting officer, controller or other person performing similar functions that relates to any element of the code of ethics definition set forth in Item 406 of Regulation S-K under U.S. federal securities laws.

DIRECTOR COMPENSATION
We compensate each of our non-executive Directors through a mixture of cash and equity-based compensation.
The following table sets forth the compensation paid to non-executive Directors for services rendered in the fiscal year ended December 31, 2016:

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)(4)	Option Awards	All Other Compensation (5)	Total
Ramani Ayer	$140,000	$150,029	$—	$—	$290,029
Dale Comey	$120,833	$150,029	$—	$—	$270,862
Claus-Michael Dill	$120,000	$150,029	$—	$97,695	$367,724
Robert Glauber	$125,000	$150,029	$—	$149,826	$424,855
Edward Kelly, III	$120,000	$150,029	$—	$—	$270,029
Suzanne Labarge	$133,333	$150,029	$—	$—	$283,362
Joseph Mauriello	$140,000	$150,029	$—	$—	$290,029
Eugene McQuade	$280,000	$150,029	$—	$—	$430,029
Clayton Rose	$105,000	$150,029	$—	$—	$255,029
Anne Stevens	$105,000	$150,029	$—	$—	$255,029
Sir John Vereker	$120,000	$150,029	$—	$—	$270,029
_________

(1)
Messrs. McGavick and Catlin are not included in the Director Compensation Table above, as they are executive officers and receive no compensation for their service as Directors. The compensation received by Messrs. McGavick and Catlin as executives is shown in the Summary Compensation Table.

(2)
Our Board service period runs from May 1 through April 30 each year, in alignment with the general timing of our Annual General Meeting. Amounts provided include the pro-rated portion of the annual retainer fees paid in 2015 and 2016 for services rendered between January 1, 2016 and December 31, 2016. Specifically, fees included in the chart above reflect the portion of those payments earned during 2016 by all non-employee Directors. These fees may include committee chair, or additional committee membership fees, also pro-rated over the 2016 service period. See Director Compensation Program Components below.

(3)
See Director Compensation Program Components below. All Directors were granted common shares in the Company equal in value to $150,029. Due to the timing of our redomestication to Bermuda during 2016, awards for the 2016-2017 service period were made in two installments: on May 20, 2016 each Director was granted 1,089 shares based on a closing share price on that date of $34.45, and, on August 8, 2016, each Director was granted 3,317 shares based on a closing share price on that date of $33.92. The amounts shown represent the fair value of stock awards, calculated as the number of shares granted, multiplied by our closing share price on the date of grant. See Note 19(d), "Share Capital-Options," of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 (the "Annual Report") for further information on stock awards granted.

(4)	The aggregate number of unvested stock awards outstanding at December 31, 2016 for each non-executive Director was nil.
(5)
Represents fees for serving on XL subsidiary boards. Mr. Glauber earned £113,333 in 2016 for serving on the XL London Market Limited, XL Insurance Company SE, Catlin Underwriting Agencies Limited and Catlin Insurance Company (UK) Ltd boards. Mr. Dill earned €63,408 for serving on the Catlin Europe SE and XL Re Europe SE boards and CHF 32,600 for serving on the Catlin Re Switzerland Ltd board. US dollar figures included in the table above were calculated based on exchange rates for the month in which paid.

Director Compensation Program Components
Our non-executive Director compensation program is designed to attract and compensate highly qualified Directors for the time and effort necessary to serve as a Director of a global (re)insurer operating in a regulated industry. Our non-executive Director compensation program includes the following components:

2016 Director Compensation Program Component*	Value of Component	Form of Payment
Annual Retainer Fee	$105,000	Cash
Annual Equity Grant	$150,029	4,406 shares**
Chairperson Fees (if applicable)
Board	$175,000	Cash
Audit Committee	$35,000	Cash
Compensation Committee	$20,000	Cash
Governance Committee	$10,000	Cash
Risk and Finance Committee	$20,000	Cash
Audit Committee Member (non-Chair) Fee (if applicable)	$15,000	Cash

*
Compensation is prorated, as applicable, according to the number of months served in any applicable position. Non-executive Directors do not receive Board or committee meeting attendance fees, and our CEO and Deputy Executive Chairman do not receive any incremental compensation for their Board service.

**	Shares are vested on the date of grant pursuant to the terms of the Directors Plan and are subject to the Director share ownership guidelines described below.
In addition to the fees noted above, non-executive Directors are reimbursed for travel, accommodation and other reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. We transport one or more non-executive Directors to and from Board meetings on aircraft in which we have fractional ownership.
Deferral of Annual Retainer Fee
Prior to January 1, 2009, although a portion of the retainer fee paid to our non-employee Directors was paid in cash, the Directors were permitted to defer all or part of the portion of this cash payment under the Directors Plan, as amended and restated (the "Directors Plan"). Deferrals were permitted to be made in increments of 10% of the cash portion of the retainer fee.
In years prior to 2009, when a Director made an election to defer all or a portion of the annual retainer fee, those deferrals were credited in the form of share units. In accordance with the terms of the Directors Plan, the number of share units received was calculated by dividing 100% of the deferred annual retainer fee by the closing price of our ordinary shares on the NYSE on the date the fees would otherwise have been paid. Share units represent a right to receive shares. Share units have no voting rights and do not receive cash dividends. Rather, each participating Director receives dividend equivalents on the share units contained in his or her stock deferral account, which are equal in value to dividends paid on our shares. The dividend equivalents granted are then reinvested in the Directors' stock deferral accounts in the form of additional share units.
After January 1, 2009, our Directors were no longer able to defer any portion of their annual retainer fee due to the passage of The Emergency Economic Stabilization Act of 2008 (the "EESA"). The EESA added Section 457A of the Code, which requires that compensation under certain nonqualified deferred compensation plans (including the deferrals under our Directors Plan) must be included in income on the earlier of (i) the date when the compensation is no longer subject to a substantial risk of forfeiture or (ii) the end of calendar year 2017. Amounts that were deferred prior to January 1, 2009, were "grandfathered" and were permitted to remain in the plan tax-deferred until the end of calendar year 2017.
Under the terms of the Directors Plan, these share units will be distributed in the form of one common share for each share unit awarded. The share units are distributed on the earlier of (i) the Director's retirement or termination of his or her service on the Board and (ii) the end of 2017. To the extent any share units remain outstanding in 2017, they will be distributed to the affected Directors in a lump sum no later than December 31, 2017.
Retainer Share Units
In addition to receiving a portion of their retainer fee as cash, prior to January 1, 2009, non-executive Directors also received a portion of their retainer fees directly in the form of share units. Pursuant to the Directors Plan, the number of share units credited to the account of each non-executive Director was equal to the share unit portion of the retainer fee divided by the closing price of our shares on the NYSE on the date such share units were credited. As described above under "Deferral of Annual Retainer Fee," share units have no voting rights and do not receive cash dividends. Rather, each Director receives dividend equivalents equal in value to dividends paid on our shares, which are then reinvested in the Directors' stock deferral accounts in the form of additional share units.
As described above under "Deferral of Annual Retainer Fee," Section 457A of the Code limited the deferral of certain income (including the share units described here) after January 1, 2009. Existing share units were "grandfathered" as of January 1, 2009, and no new share units were granted after that date. Under the terms of the Directors Plan, the share units will be distributed in the form of one share of our common stock for each share unit awarded. The share units are distributed on the earlier of (i) the Director's retirement or termination of his or her service on the Board and (ii) the end of 2017. To the extent any share units remain outstanding in 2017, they will be distributed to the affected Directors in a lump sum no later than December 31, 2017.
Director Share Ownership Guidelines
We encourage long-term share ownership by our non-executive Directors. Our Governance Committee has established a share ownership target for non-executive Directors of at least four times the annual cash retainer (currently, a target of $420,000) in value of beneficially owned shares, stock options or share units (or any combination thereof).
In addition to the share ownership target, the Governance Committee established restrictions on the sale of shares and share holding requirements for our Directors. Directors may not sell shares granted on or after May 1, 2010 unless they have met the share ownership target; however, shares may be withheld to cover tax obligations associated with the grant, regardless of whether the full level of share ownership has been attained. Directors are also required to retain and hold 50% of each grant (net of taxes) made on or after May 1, 2010 for a minimum of five years from the grant date before being allowed to sell those vested shares, regardless of whether they have met the share ownership requirement.
As of the record date, all of our non-executive Directors are in compliance with our shareholding requirements, and all except for Messrs. Kelly and Dill (who were appointed to the Board in 2014 and 2015, respectively) have met their share ownership target.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
The CD&A describes XL's compensation philosophy and program for the NEOs listed below during 2016. It also describes our 2016 performance and the compensation decisions made by the Compensation Committee (the "Committee" within this CD&A).

2016 Named Executive Officers*
Michael McGavick - Chief Executive Officer
Peter Porrino - Executive Vice President, Chief Financial Officer
Stephen Catlin - Executive Deputy Chairman
Paul Brand - Executive Vice President, Chief Executive of Insurance Operations
Gregory Hendrick - Executive Vice President, Chief Executive of Reinsurance Operations
* Titles as of December 31, 2016
Pay and Performance Alignment
Our compensation program is designed to ensure strong alignment between executive pay and Company and individual performance by including both short-term and long-term incentives that motivate executives to achieve our near-term goals and longer-term strategic objectives. The design of these programs is guided by the following principles:

•	Ensure alignment with shareholder interests and reward executives for enhancing long-term shareholder value

•	Consider multiple factors in setting target levels of compensation, including an executive's role and responsibilities, performance, experience, expertise and competitor compensation information

•
Allocate total compensation among annual base salary, annual cash incentive and long-term incentive awards so that it is heavily weighted towards performance-based pay, as discussed in Executive Compensation Components

•	Enable the attraction and retention of high caliber executive talent who will develop and successfully implement our business strategy

•	Include qualitative components and strong governance practices that mitigate risk and drive appropriate behaviors
Long-term Strategy and Accomplishments
XL's strategy is clear and consistent: to create an operating environment and culture attractive to the best talent in our industry combined with an understanding of how technology enables our people to have superior insight, a lower cost base of operations, and the ability to innovate solutions and business models to keep up with the rapidly evolving risks of our clients. The chart below highlights significant achievements against this strategy over the past five years.

Strategic Milestones in XL's Transformation

2012: Insurance segment returns to profitability
2013: XL extends presence in alternative capital markets through creation of New Ocean Capital Management
2014-2015: XL retrocedes the vast majority of life reinsurance business, enabling greater focus on core P&C operations
2015: XL acquires Catlin to create a global P&C provider with increased scale and market relevance
2016: Redomestication to Bermuda completed
$300
$250
$200
$150
$100
$50
$0
96.3%
92.5%
88.2%
92.0%
94.2%
$207
2012
2013
2014
2015
2016
P&C Combined Ratio (1)
Growth of Investment (2)

(1) *Lower Combined Ratio = stronger underwriting performance (refer to definition on page 40)*
(2) *Represents value of $100 investment made in XL shares on Jan. 1, 2012, with all dividends reinvested*
Data shown 1/1/2012 – 12/30/2016

2016 Performance and Accomplishments
2016 was a challenging year. Global P&C (re)insurance market conditions, particularly pricing, remained under pressure, requiring even greater underwriting discipline and focus on pursuing business that is consistent with our underwriting standards. Results, including profitability and ROE measures, were adversely impacted by a significant number of catastrophe losses. Overall, the Company under-performed against its Enterprise CR target, delivering a result of 94.2% versus a goal of 92.0%. Both ROE of 3.9% and Operating ROE excluding Catlin Integration Expenses1 of 5.9% were below plan, and we and our shareholders were disappointed with the performance of our share price. At the same time, our underlying strengths continued to emerge. Positive highlights included:

•
P&C gross premiums written of $13.6 billion, a 28% increase over the $10.7 billion achieved in 2015 and a 4.9% increase when adjusted for full year Catlin results in 2015 and removing the effect of foreign exchange.

•
The P&C accident year loss ratio and CR (which excludes PYD) when adjusted to exclude the impact of natural catastrophe losses were 58.7% and 90.7%, respectively.  Natural catastrophe losses are excluded to allow comparability of results without distortions coming from high severity, low frequency events. This is an indication of the quality of our current year business and these results for 2016 were some of our best in over 10 years.

(1)	Operating ROE excluding Catlin Integration Expenses is a non-GAAP financial measure. See the Appendix for definition and financial reconciliation to GAAP ROE.

•
Reinsurance continued to deliver strong results, achieving a CR of 88.4% for 2016 and recording $3.98 billion in gross premiums written, a 75% increase over the $2.3 billion written during 2015. Including full year Catlin results for 2015 and removing the effect of foreign exchange, gross premiums written increased 13.6%.

•
Insurance ended 2016 with $9.7 billion in gross premiums written compared to $8.4 billion written in 2015, a 15% increase, and achieved a CR of 96.9%, consistent with the 96.9% recorded for 2015. Including full year Catlin results for 2015 and removing the effect of foreign exchange, gross premiums written increased 1.6%.

•
Fully diluted book value per share increased to $40.33, a 3.8% increase over the $38.87 reported as of December 31, 2015 and fully diluted tangible book value per share[1] increased by 2.2% to $32.21 as of December 31, 2016, from $31.52 as of December 31, 2015.

•
The underwriting expense ratio decreased by 1.6 percentage points from 2015 due to further efficiencies through expense savings. Including full year Catlin results for 2015, the underwriting expense ratio declined 2.6 percentage points. The Company also launched a continuous improvement program to further institutionalize these efforts.

In 2016, XL also completed a series of initiatives designed to drive progress on our strategy and to create value for our shareholders:

•	Substantial Completion of Catlin integration creating a more globally relevant specialty (re)insurer and a more advanced and efficient foundation to continue our strategy into the future.

•
Design of a realigned P&C operating model creating clearer accountability for the larger combined Company and greater insight into the needs of clients and brokers through streamlining the reporting and oversight of business units.

•
Redomestication from Ireland to Bermuda better positioning XL in a location where we have long had a significant presence and with a group supervisor (Bermuda Monetary Authority) best situated to supervise our expanded footprint.

•	Launch of a Diversity & Inclusion strategy to increase the Company's ability to attract and retain talent in a way that differentiates us in our industry.
XL received recognition in 2016 for a number of achievements:

Top Performer	Highest In Customer Satisfaction	#1	America's Most Just Company
In The London Market Across Nearly All Metrics	Among Large Commercial Insurers in the US and Canada	For Industry Product Innovation	For 2016 in the Insurance Industry
-Gracechurch Survey	- J. D. Power 2016 Large Commercial Insurance Study	- Advisen's Pacesetter Index	-Forbes and Just Capital's survey of corporate behavior of US publicly traded companies

(1)
Fully diluted tangible book value per share is a non-GAAP financial measure. See the Appendix for reconciliation of GAAP fully diluted book value per share to fully diluted tangible book value per share.

Strong Governance Practices
Our executive compensation practices incorporate strong corporate governance features that include:

✓	Oversight of compensation and benefit programs by a Committee of independent Directors	✓	No repricing or cash buy-outs of underwater stock options
✓	Use of an independent executive compensation consulting firm that reports directly to the Committee and provides no other services to the Company	✓	A double-trigger change-in-control provision in equity awards granted after January 1, 2015 that provides for accelerated vesting only if the executive is also terminated following a change-in-control
✓	Annual evaluation of potential risks associated with compensation plans, policies and practices	✓	Prohibition against hedging and restrictions on pledging XL shares
✓	Caps on annual incentive awards	✓	No excise tax gross-ups for any NEO
✓	Grants of performance-contingent equity awards that require meeting established goals in order to receive an award	✓	Executive participation in the same benefit programs as all other employees
✓	Significant XL share ownership requirements and the retention of 100% of shares earned from equity awards (net of taxes) for one year following vesting	✓	Compensation clawback policy to recoup cash and equity awards from executives who engage in willful misconduct that results in a financial restatement
✓	Formal shareholder engagement program covering strategy, governance and compensation practices
As noted above, XL actively engages with its shareholders to discuss the Company's business strategy and corporate governance practices, including our executive compensation principles and practices. In 2016, we had meetings with shareholders that hold over 40% of our shares. During these meetings we discussed our governance practices and solicited feedback on our executive compensation practices and the design of our programs. As discussed in Corporate Governance - Shareholder Engagement, based on shareholder feedback we have enhanced our disclosures related to the metrics we use to measure performance and their alignment to our annual operating plan and business strategy. We have also added disclosure describing the Board's oversight in ensuring the alignment between our strategy and compensation metrics and goals. In 2016, the overwhelming majority of XL's shareholders (91% of votes cast) approved our Say on Pay proposal.
How We Measure XL's Performance
Management and the Committee believe that CR, Adjusted ROE and relative growth in book value per share are appropriate performance measures for our incentive compensation programs because they gauge our progress toward increased profitability of our underwriting and ensure shareholders earn a competitive return on their equity.
CR, a common and recognized indicator of performance in our industry, is the sum of losses and loss expenses, acquisition expenses and operating expenses divided by the net premiums earned by the Company. CR is aligned with net income and also incorporates elements of our reserving practices to provide a comprehensive measure of the Company's performance. A CR of less than 100% reflects underwriting profit whereas a CR greater than 100% reflects an underwriting loss.

Our financial results for 2016, including CR and Adjusted ROE measures, were impacted by a significant number of natural catastrophe losses, poor market conditions and the Catlin Integration Expenses. We should note that performance in 2014 was positively impacted by very low levels of natural catastrophe losses that benefited the entire industry, making it one of the strongest years in recent history. The chart below illustrates CR performance, which is used to measure performance in our annual incentive program.
Relative growth in book value per share is a measure used in our compensation programs because it is a gauge of our ability to increase shareholder value at a relative rate to our peers. It is also one of the metrics we utilize in measuring our goal of achieving top quartile performance versus our peers. The chart below illustrates the increase in book value per share since 2012, which has increased 16.5% from $35.18 in 2012 to $40.98 in 2016.

Historically, we have generally believed that Operating ROE is an appropriate measure of our core P&C performance.  However, our board, when assessing the long-term performance of the business, considers adjustments to Operating ROE to exclude certain factors determined to be distortive, temporary or driven by market conditions.  Beginning in 2014, we excluded the impact of our 2014 life reinsurance retrocession transaction that ceded the majority of our run-off life reinsurance business to GreyCastle Holdings Ltd and its affiliates ("GreyCastle") (the "GreyCastle Life Transaction") from our Operating Income and thus Operating ROE.  The GreyCastle Life Transaction was an important strategic move to exit non-core activities and thereby allow us to increase our focus on core P&C businesses and to meaningfully reduce our risk profile. While the GreyCastle Life Transaction, inclusive of an associated embedded derivative contract, has minimal economic impact to the Company, the accounting for the transaction requires portions of the activity to flow through the income statement with offsetting activity recorded on the balance sheet only. As a result, volatility on the income statement related to this transaction has minimal economic impact to our shareholders.
Beginning in 2015, the Committee determined it was appropriate to exclude the impact of temporary Catlin Integration Expenses, which we do not expect to be significant beyond 2017. As a result, those integration costs have been excluded from Operating Income, and thus the Operating ROE calculation, for purposes of measuring performance for the 2014 Performance Units. One of the performance metrics that is used for the 2014 Performance Units is the 2014 PU ROE.
In addition, for measuring performance of the 2016 Performance Units, the Committee determined that it is also appropriate to exclude Accumulated Other Comprehensive Income ("AOCI") from average shareholders equity in the Operating ROE calculation to eliminate the impact of mark to market fluctuations from our investment portfolio. One of the performance metrics that is used for the 2016 Performance Units is 2016 PU ROE. See the Appendix to this proxy statement for definitions of the metrics discussed above.
We understand that some shareholders may consider other measures of performance, such as return on invested capital, return on assets or ROE, in evaluating our performance. However, we believe these measures may be distortive due to the impact of the GreyCastle Life Transaction on our income statement, as discussed above. The chart below presents a three year average of each of these measures including and excluding the ongoing impact of that transaction:

	Three Year Average*
	Return on Invested Capital	Return On Assets	Return On Equity
GAAP Measure	4.1%	1.2%	5.6%
Excluding GreyCastle Life Transaction**	6.3%	2.0%	8.4%
* Three year period ending December 31, 2016.
** Represents non-GAAP financial measures. See the Appendix for a reconciliation of these non-GAAP financial measures.

Summary of 2016 Compensation Decisions
The table below summarizes some of the key decisions made by the Committee during 2016.

Compensation Program Decisions
2016 Annual Incentive Plan
The quantitative results for the Company ("Enterprise") and Insurance Segment, as measured by CR, were adverse to plan and were reflected in funding that was below target.  The Reinsurance Segment CR was better than plan and resulted in funding that was above target.  In spite of each NEO achieving or exceeding the vast majority of their qualitative goals, the Committee determined that no NEO would receive a qualitative rating that was at or above target in light of the overall Enterprise results that were below target and shareholder returns that were disappointing.

Refer to Executive Compensation Components - Annual Incentives for additional plan design detail.

2016 Long-term Incentive Awards
The Committee granted a mix of long-term incentive awards to the NEOs in the form of 50% Performance Units ("PUs") and 50% stock options for 2016, similar to the past several years.

Performance metrics for the 2016 Performance Units are 2016 PU ROE (defined in the Appendix) and relative growth in book value per share plus dividends, similar to the metrics used in programs prior to 2015. Goals for these metrics are based on our operating plan and focus executive leadership on executing XL's business strategy. Performance will be measured from 2016 through 2018.

See Executive Compensation Components - Long-term Incentive Programs - 2016 Long-term Incentive Program below for additional details on the plan design.

Payout of 2014 Performance Units
The Committee certified the performance achieved for the 2014 PUs of 55% of the target units granted.  Performance metrics for the 2014 PUs included 2014 PU ROE (defined in the Appendix) and relative growth in stock price to book value per share vs. peers over the performance period from 2014 through 2016.

Over the 3 year performance period our growth in stock price to book value per share was below the threshold performance level, resulting in no payout for 50% of the award. Average 2014 PU ROE over the period resulted in a payout factor of 110% of target for the remaining 50% of the award. As shown in the chart to the right, this resulted in only 55% of the target 2014 PUs initially granted being earned.

Adjusted ROE results in 2016 that were below target negatively impacted the payout of the 2014 PUs and will similarly impact the results of the 2016 PUs as the plans have overlapping performance cycles.

See Executive Compensation Components - Long-term Incentive Program - Other In-Cycle Long Term Incentive Programs - Payout of the 2014 Performance Units for additional details on the plan design and results.

Based on XL's performance during 2016, the Committee concluded that annual incentives, including those earned by the NEOs, should be below target award levels. The Committee's compensation decisions for the CEO for 2016, which included its use of negative discretion, resulted in an annual incentive award equal to 75% of his target award opportunity. This result, as well as compensation paid to the CEO for the previous four years, is shown in the chart below, which includes the values disclosed in the Summary Compensation Table, excluding All Other Compensation, which we call Total Direct Compensation (the combination of base salary, annual cash incentive earned and long-term incentive award opportunities), relative to XL's indexed total shareholder return (XL's stock price appreciation plus dividends paid) ("TSR") performance from December 31, 2012. With the assistance of its independent compensation consultant, the Committee evaluates pay and performance annually and believes that for 2016, executive pay was appropriately aligned with XL's performance.

CEO Total Direct Compensation vs. XL's Indexed Total Shareholder Return
Benchmarking Compensation
The Committee annually reviews the compensation paid to executives of the companies within our Compensation Peer Group to assess how target compensation for our executives is positioned. In addition, the Committee evaluates the Compensation Peer Group to ensure it appropriately reflects our size, business mix of insurance and reinsurance operations, and competitors for executive talent. In October 2015, following the completion of the Catlin acquisition, the Committee modified the Compensation Peer Group for 2016 by removing the five smallest peer companies (based on revenues): Allied World Assurance Company Holdings, Aspen Insurance Holdings Ltd., Endurance Specialty Holdings Ltd., RenaissanceRe Holdings Ltd. and Validus Holdings Ltd. This change was made to better reflect XL's larger size. As there are a limited number of companies from which to select peers with operations and size similar to XL, no larger peer companies were added to the Compensation Peer Group.
The Committee uses a separate and larger Performance Peer Group for evaluating our relative financial performance with respect to our performance-based long-term incentive awards. This Performance Peer Group includes the companies in our Compensation Peer Group as well as additional companies with which we compete for insurance and reinsurance business. For the Performance Peer Group, company size is a less important criteria and because some of the companies in the Performance Peer Group are significantly larger or smaller than us, or because comparable compensation information is not generally available for them, they are not included in the Compensation Peer Group. See Executive Compensation Components - Long-term Incentive Programs.

The table below provides financial details for the 2016 Compensation Peer Group. Even with the changes made for 2016, XL remains larger than most companies within the Compensation Peer Group. These companies may be different from those identified in our Annual Report as insurance and reinsurance competitors or included in the indices against which we compare our performance, as many of the companies used in the Annual Report comparisons may be of significantly different size and/or are not competitors for executive talent.

2016 Compensation Peer Group for 2016 Fiscal Year
Company Name	Revenues*	Total Assets*	Market Capitalization*
Chubb Limited	$31,691	$159,786	$61,564
The Travelers Companies, Inc.	$27,625	$100,245	$34,229
The Hartford Financial Services Group	$18,300	$223,432	$17,819
XL Group Ltd	$10,546	$58,434	$9,944
CNA Financial Corporation	$9,366	$55,233	$11,226
W. R. Berkley Corporation	$7,654	$23,365	$8,061
Alleghany Corporation	$6,131	$23,757	$9,371
Everest Re Group, Ltd.	$5,794	$21,322	$8,851
Markel Corporation	$5,612	$25,875	$12,622
Arch Capital Group Ltd.	$4,500	$29,372	$10,595
Axis Capital Holdings Ltd.	$4,006	$20,814	$5,642
XL Group Ltd Percentile Rank	70%	70%	40%
* Millions of USD
The Committee evaluates each NEO's Target Total Direct Compensation (the combination of base salary, target annual cash incentive award - the "Annual Incentive" - and long-term incentive award opportunities) and the individual components relative to market data from the Compensation Peer Group, which is adjusted for company size. The process for determining compensation targets is not formulaic and market compensation data is only one of a number of factors that the Committee considers in setting pay. Other factors include each NEO's specific roles and responsibilities, historical performance, expertise and experience, and unique business challenges.
Executive Compensation Components
Total Direct Compensation for NEOs includes fixed and variable pay components. The fixed component of compensation is base salary. The variable components consist of cash-based Annual Incentives and equity-based long-term incentives (together, "Incentive Pay"). The components of our executive compensation program, key features and purpose are summarized in the following table.

Compensation Component	Key Features	Purpose
Base Salary	• Fixed compensation, delivered in cash	• Attract and retain talented executives • Provide a fixed level of compensation for role and responsibilities
Annual Incentive
• 70% Weighted on financial results (quantitative results)
• Based on CR results relative to operating plan
• The Enterprise CR target of 92.0% for 2016 was lower than the 2015 target CR of 93.5% (lower CR represents stronger underwriting performance)
• 30% Weighted on operational and strategic objectives (qualitative results)
• Delivered in cash following end of performance year

• Recognize and reward the achievement of annual financial and non-financial objectives that are aligned with the business strategy approved by the Board
• Focus executives' attention on CR results and operational goals tailored to the individual

Long-Term Incentives
• 50% Awarded in Performance Units (performance contingent)
• Performance metrics and weighting:
• 50% 2016 PU ROE relative to plan
• 50% Growth in book value per share + dividends relative to peers
• Three year performance and vesting period
• Delivered in XL shares upon certification of performance achieved
• Vested shares (net of taxes) subject to one year holding period
• 50% Awarded in Stock Options
• Three year ratable vesting period
• Delivered in XL shares upon exercise
• Net shares (after taxes and exercise price) subject to one year holding period following vesting

• Reward for attaining long-term performance goals associated with XL's business strategy and operating budget, which are approved by the Board
• Focus executives' attention on impact of long-term strategic decisions
• Align compensation with shareholder value creation
• Encourage retention of executives through the use of vesting requirements and overlapping performance periods

Benefits and Perquisites	• Health and welfare benefits consistent for all employees in a given location • Perquisites limited to those that are business related and consistent with local practice	• Provide a competitive compensation package, consistent with local practices, to attract and retain top talent
In December 2015, the Committee reviewed competitive NEO pay data of the Compensation Peer Group prepared by its independent executive compensation consultant, Meridian. In February 2016, after considering this compensation data as well as other criteria described above, the Committee established Target Total Direct Compensation for each NEO for 2016 as provided in the table below. In setting NEO compensation, the Committee does not attempt to position pay at any specific level relative to the competitive market. Cash compensation for Mr. Brand, who resides in the UK, is shown in US dollars based on an exchange rate as of December 31, 2016.

All of our NEOs, except the CEO, received pay adjustments for their new roles within the larger XL Catlin organization during 2015. In February 2016, the Committee recognized the significant change in Company scope with an adjustment to the CEO's target total compensation, as detailed below.

Target Total Direct Compensation
	2015	2016	Rationale For Any Change
Michael McGavick
Base Salary	$1,250,000	$1,250,000	Target Annual and Long-Term Incentive Opportunity increased in February 2016 to reflect greater responsibility after Catlin acquisition. Previous increase was in 2013.
Target Annual Incentive	$3,000,000	$3,750,000
Long-Term Incentive Opportunity	$6,250,000	$7,750,000
Target Total Direct Compensation	$10,500,000	$12,750,000

Peter Porrino
Base Salary	$750,000	$750,000	No change.
Target Annual Incentive	$1,050,000	$1,050,000
Long-Term Incentive Opportunity	$2,200,000	$2,200,000
Target Total Direct Compensation	$4,000,000	$4,000,000

Stephen Catlin
Base Salary	$1,300,000	$1,300,000	No change.
Target Annual Incentive	$2,000,000	$2,000,000
Long-Term Incentive Opportunity	$4,500,000	$4,500,000
Target Total Direct Compensation	$7,800,000	$7,800,000

Paul Brand
Base Salary	$649,091	$649,091	No change.
Target Annual Incentive	$973,636	$973,636
Long-Term Incentive Opportunity	$2,500,000	$2,500,000
Target Total Direct Compensation	$4,122,727	$4,122,727

Gregory Hendrick
Base Salary	$800,000	$800,000	No change.
Target Annual Incentive	$1,200,000	$1,200,000
Long-Term Incentive Opportunity	$2,200,000	$2,200,000
Target Total Direct Compensation	$4,200,000	$4,200,000
As the charts below illustrate, our NEOs receive the largest portion of their Target Total Direct Compensation, over 80%, in the form of Incentive Pay, which is at risk and based on their individual contributions, our financial performance versus stated objectives and stock price performance. The smallest component of compensation is fixed base salary. Delivering the majority of Target Total Direct Compensation in the form of variable, performance-based Incentive Pay creates a direct link between actual realized compensation, our financial results and the creation of long-term shareholder value. As discussed in more detail in Long-term Incentive Programs below, 50% of the 2016 long-term incentive opportunity was granted in the form of performance units and the remaining 50% in stock options.

Base Salaries
Annual base salaries provide executives with a fixed, base level of cash compensation for executing the core responsibilities of their position. The Committee reviews the base salary of each NEO annually or when there is a change in an NEO's role or responsibilities. The Committee did not change the base salary of any NEO for 2016.
Annual Incentives (Cash Award)
XL's Annual Incentive plan is designed to motivate executives to achieve specified performance goals that are established and approved by the Committee at the beginning of each year and that are aligned with the Company's strategy and operating plan as approved by the Board. Enterprise and business segment performance goals are measured quantitatively ("Quantitative Goals") while individual performance goals are more qualitative ("Qualitative Goals"). The target Annual Incentive opportunity for each NEO is based upon his position and responsibilities and competitive market annual incentive opportunities for similar positions within our Compensation Peer Group.
Quantitative Goal: Combined Ratio. Consistent with prior years and the Company's operating plan and business strategy, the Committee selected CR to be the primary quantitative performance metric for the 2016 Annual Incentive plan because it is a standard measure of underwriting profitability used by P&C insurers and reinsurers. CR is aligned with net income and also incorporates elements of our reserving practices to provide a comprehensive measure of the Company's performance. CR is the sum of losses and loss expenses, acquisition expenses and operating expenses divided by the net premiums earned by the Insurance or Reinsurance segments, and on a combined basis for the Enterprise. A CR of less than 100% indicates an underwriting profit; a CR greater than 100% reflects an underwriting loss.
Preliminary metrics for the 2016 Quantitative Goals were discussed with the Committee in December 2015 in conjunction with a review by the Board of the Company's 2016 operating plan and budget. The determination of annual performance goals is based on XL's budget which is an extensive bottom-up review of our businesses and segments and capital allocation programs that is intended to set challenging parameters and reward a prudent approach to our reserving practices. We consider peer performance and shareholder expectations as we develop our plan to ensure rigorous goals. Final 2016 Quantitative Goals were recommended by Mr. McGavick to the Committee in February 2016 and approved. The approved CR performance goals included performance targets and weightings to achieve threshold, target and maximum Annual Incentive levels for the Enterprise and each business segment.

In 2016, the Insurance segment attained a CR of 96.9%, worse than the target CR of 93.1%. Our Reinsurance segment achieved a CR of 88.4%, better than its targeted CR of 89.7%. The CR for the Enterprise, which includes the results of both the Insurance and Reinsurance Segments, was 94.2%, worse than the targeted CR of 92.0%. Because our Insurance Segment is larger than our Reinsurance Segment, the Insurance Segment's negative results have proportionally more weighting on the overall results of the Enterprise.
In determining quantitative performance, the Committee has the ability to exercise informed discretion to raise or lower the factor achieved by considering other items in addition to CR that can include, but are not limited to, actual versus anticipated catastrophe losses, performance versus peers, accident year performance, Operating ROE performance, prior year development and shareholder value creation.
The Committee, together with Mr. McGavick, reviewed our 2016 results against the Quantitative Goals and considered other 2016 performance indicators, as described above. In determining the final quantitative performance factor to apply to each NEO's Annual Incentive, the Committee decided that the CR results accurately represented performance for 2016 and that no adjustment was warranted.
The table below provides the 2016 Quantitative Goals, the results achieved against these goals and the associated performance factor. The performance factors are then weighted for each NEO as provided in the "Goal Weighting" table on page 44. The determination of the quantitative portion of the Annual Incentive is shown in the table on page 45.

Quantitative Performance
Business Segment	Goals			Actual Result	Performance Factor
	Threshold* (50% of Target)	Target (100% of Target)	Maximum (200% of Target)
Enterprise CR	100.0%	92.0%	84.0%	94.2%	86.3%
Insurance CR	100.0%	93.1%	88.0%	96.9%	72.5%
Reinsurance CR	100.0%	89.7%	75.0%	88.4%	108.8%
* Performance below threshold goals results in no payout.
Qualitative Goals. Qualitative Goals are established to focus an executive's attention on individual performance objectives and can include, but are not limited to, specific objectives regarding strategy, leadership, overall business performance, execution on new initiatives and improvements in operations. The Committee set Mr. McGavick's Qualitative Goals after discussions with him and with the other independent Directors in early 2016. Mr. McGavick collaborated with each NEO to establish his Qualitative Goals as well as those for his respective segment or function, which the Committee reviewed and discussed in February 2016. The payout range established for the Qualitative Goals for each NEO was:

Qualitative Goals - Payout Range
Threshold*	Target	Maximum
50%	100%	200%
* Performance below threshold goals generally results in no payout.

The following are brief summaries of the individual achievements relative to the Qualitative Goals established for each NEO and considered by the Committee in determining qualitative performance factors.

Performance for Mr. McGavick, Chief Executive Officer
During 2016, Mr. McGavick oversaw the on-going integration of the Catlin organization following its acquisition in 2015, which included further streamlining and fine-tuning the Company's combined operations to be more efficient and client focused. This included achieving integration related synergies which are expected to total $500 million by the end of 2017. In addition, given the continuing broad P&C market pressures, Mr. McGavick continued to drive further efficiencies through expense savings, with XL ending 2016 with an expense ratio of 32.0%, 1.6 points better than 2015.
Other improvements included the realigned P&C operating model to enhance decision making across the enterprise through improved accountability. In addition, Mr. McGavick led the Company's redomestication from Ireland to Bermuda, which was completed in July 2016. The redomestication to Bermuda better positions XL with a regulator, the Bermuda Monetary Authority, best situated to be our group supervisor given our significant Bermuda operations and expanded footprint.
Financial results in 2016 were mixed. On the positive side, aided by the Catlin acquisition, gross premiums written increased 28% to $13.6 billion in 2016 from $10.7 billion in 2015. Net Premiums Earned increased to $9.8 billion, a 20% increase over the $8.2 billion achieved in 2015. Book value per share increased to $40.98 from $39.61 as of December 31, 2015, a 3.5% increase, and Fully diluted tangible book value per share increased to $32.21 from $31.52 as of December 31, 2015, a 2.2% increase. However, due to continued challenging market conditions in the (re)insurance industry and higher natural catastrophe and large losses, our 2016 CR of 94.2% was worse than the 92.0% attained in 2015 and our Operating ROE excluding Catlin Integration Expenses, decreased. Both CR and Operating ROE results were worse than the Company's plan.
In order to continue to develop and retain talent throughout XL, Mr. McGavick launched a diversity and inclusion strategy during 2016. This strategy included an initial focus on increasing the number of women in leadership roles across the organization and cultivating a more inclusive culture.
The Committee evaluated the performance of Mr. McGavick during 2016 and based on these results assigned a performance factor of 85% to the qualitative component of his Annual Incentive, resulting in preliminary funding of 86%. However, in consideration that shareholder returns were disappointing, the Committee used negative discretion to reduce his final Annual Incentive to $2,812,500, which was 75% of target as shown in the table below. The independent members of the Board ratified the Committee's recommendation.
Performance for Mr. Porrino, Executive Vice President and Chief Financial Officer
Mr. Porrino continued to provide strong leadership to the finance, actuarial, risk and investment functions as well as act as an effective steward of the company's capital. We repurchased over $1 billion in shares in 2016.
Mr. Porrino was instrumental in the oversight of our redomestication from Ireland to Bermuda, including consultation and analyses of the financial impact.  We made substantial progress in obtaining approval of our internal model for regulatory reporting. Mr. Porrino and his team also achieved a number of objectives in 2016 to improve the operating efficiencies of XL including finalizing the operating model for the finance function and achieving significant milestones in our enterprise enablement system development.  He also oversaw a number of efficiency efforts including the establishment of new Value Added Tax (VAT) procedures and practices to reduce operational risks as well as to improve tax efficiency.
Mr. Porrino continued to strengthen his leadership team with the appointments of a new Global Head of Tax, Chief Investment Officer and Director of Investor Relations.  He also retained key talent, even while the finance, investment, actuarial and risk management teams continued to realize expense synergies following the Catlin acquisition in 2015.

Based on his performance, Mr. McGavick assigned a performance factor of 85% related to Mr. Porrino's qualitative component resulting in preliminary funding of 86%. However, in consideration that shareholder returns were disappointing, the Committee used negative discretion to reduce his final Annual Incentive to $787,500, which was 75% of target as shown in the table below.
Performance for Mr. Catlin, Executive Deputy Chairman
In 2016, Mr. Catlin, who served as Catlin's CEO prior to its acquisition in 2015, continued to partner with Mr. McGavick to achieve integration objectives and build stronger relationships with clients, regulators, trade associations and insurance brokers. Mr. Catlin launched the inaugural Steering Committee of the Insurance Development Forum ("IDF"), a unique public and private partnership aiming to build resilience and protection for communities vulnerable to disasters.  Mr. Catlin recruited two co-chairs from the United Nations and World Bank, plus twelve (re)insurance CEOs, including all three CEOs of the top global brokers, and succeeded in leading the Steering Committee to unanimously adopt two overarching goals to achieve by 2020: 1) increase insurance participation globally by 400 million people, and 2) out of the total 400 million people, increase insurance participation in emerging markets by 100 million people.
Through his work with trade associations and external board service, including the International Insurance Society and IDF, Mr. Catlin provided invaluable insights into industry market trends and the changing regulatory environment for both the Company and our clients. Mr. Catlin's involvement in the IDF also helped to inform and shape the Company's sustainability efforts.
Based on his performance, Mr. McGavick assigned a performance factor of 85% related to Mr. Catlin's qualitative component resulting in initial funding of 86%. However, in consideration that shareholder returns were disappointing, the Committee used negative discretion to reduce his final Annual Incentive to $1,500,000, which was 75% of target as shown in the table below.
Performance for Mr. Brand, Executive Vice President and Chief Executive of Insurance Operations
In 2016, Mr. Brand and his team initiated a new client and broker management strategy to ensure appropriate coverage and increase submission volumes. Under his leadership, XL earned the top ranking on Advisen's Pacesetter Index for insurance product innovation, through the introduction of 33 new property, casualty, professional or specialty insurance coverages, risk management services or coverage enhancements during 2016. Mr. Brand was also instrumental in the design and structure of the realigned P&C operating model as well as the formation of Accelerate, a team formed to lead internally focused innovation initiatives and investments and pursue technological advancement.
However, the Insurance results were mixed in 2016 as we were hampered by continued challenging market conditions, higher natural catastrophe activity, and other medium and large losses. The segment achieved a CR of 96.9%, consistent with the 96.9% attained in 2015. Aided by the acquisition of Catlin, gross written premiums increased 15% to $9.7 billion from $8.4 billion in 2015. Considering full calendar year Catlin results for 2015, excluding the impact of foreign exchange, gross written premiums increased 1.6%. Net premiums earned rose from $5.6 billion to $6.7 billion, a 18% increase. While expense reduction goals were met, the lower than budgeted gross written premiums ultimately resulted in an increased expense ratio.
Due to the Insurance segment's results being worse than plan, Mr. Brand did not fully achieve his Qualitative Goals for 2016. Based on this performance, Mr. McGavick recommended, and the Committee approved, a performance factor of 84% related to the qualitative portion, resulting in an Annual Incentive of $793,500, 82% of his target, as shown in the table below.

Performance for Mr. Hendrick, Executive Vice President and Chief Executive of Reinsurance Operations
Mr. Hendrick led the Reinsurance segment to another year of strong results. In the first full year as XL Catlin, the Reinsurance business wrote $3.98 billion in gross written premiums compared to $3.5 billion written in 2015 when looking at 2015 on a combined basis for the full year, excluding the impact of foreign exchange, a 13.6% increase.  Net Premiums Earned increased by 3.5% to $3.1 billion from $3.0 billion in 2015 on the same full year combined basis.  The CR result of 88.4% for 2016 was better than the target of 89.7%.
During 2016 Mr. Hendrick and his team conducted underwriting reviews across the major product groups and actuarial teams to ensure consistent underwriting quality and processes.  He also established a new client management process to focus attention on core clients and new business development as well as to stimulate more client focus and the creation of innovative products to meet their needs.
In preparation for his new role as President of P&C, Mr. Hendrick, in partnership with Mr. Brand, led the development of the realigned P&C Operating model which was implemented January 1, 2017 with a focus on increased efficiency, faster decision making and increased flexibility for our clients - important traits where XL seeks to differentiate itself from its competitors.
While Mr. Hendrick performed well in 2016 against his Qualitative Goals, Mr. McGavick recommended a performance factor of 92% in light of the overall disappointing Enterprise performance, which the Committee approved. This resulted in an Annual Incentive of $1,136,400, 95% of his target award, as shown in the table below.
The specific weightings for Quantitative and Qualitative Goals for the NEOs are shown below.

Goal Weighting
Executive Officer	Quantitative Weighting	Qualitative Weighting
Michael McGavick	70% Enterprise CR	30%
Peter Porrino	70% Enterprise CR	30%
Stephen Catlin	70% Enterprise CR	30%
Paul Brand	40% Enterprise CR + 30% Insurance Segment CR	30%
Gregory Hendrick	40% Enterprise CR + 30% Reinsurance Segment CR	30%
The table below provides the calculation for Annual Incentives earned for 2016 performance based on the quantitative and qualitative results described above, including negative discretion used by the Committee for Messrs. McGavick, Porrino and Catlin.

Determination of 2016 Annual Incentives

Quantitative Metrics (70% Weight)				Qualitative Component Performance Factor (30% Weight)	Combined Performance Factor	Adjusted Performance Factor	Target Annual Incentive Award	Actual Annual Incentive Award
Goals	Weight	Actual Result	Performance Factor

Michael McGavick
Enterprise CR	70.0%	94.2%	86.3%	85%	86%	75%	$3,750,000	$2,812,500

Peter Porrino
Enterprise CR	70.0%	94.2%	86.3%	85%	86%	75%	$1,050,000	$787,500

Stephen Catlin
Enterprise CR	70.0%	94.2%	86.3%	85%	86%	75%	$2,000,000	$1,500,000

Paul Brand
Enterprise CR	40.0%	94.2%	86.3%
Insurance CR	30.0%	96.9%	72.5%
	70.0%		80.4%	84%	82%	82%	$ 973,636	$793,500

Gregory Hendrick
Enterprise CR	40.0%	94.2%	86.3%
Reinsurance CR	30.0%	88.4%	108.8%
	70.0%		95.9%	92%	95%	95%	$1,200,000	$1,136,400
Long-Term Incentive Programs
The Committee grants long-term incentive awards each year to our NEOs to:

•	Incentivize the NEOs to achieve specific long-term financial operating objectives designed to achieve our long-term strategy;

•	Align our executives' interests with those of our shareholders to create shareholder value through stock price appreciation;

•	Reinforce the impact of making sustainable, long-term decisions that are instrumental to our future growth and profitability; and

•	Retain NEOs by providing a meaningful equity stake that is subject to performance criteria and vesting as well as stock ownership and holding requirements.
2016 Long-term Incentive Program ("2016 LTIP")
2016 LTIP awards to each NEO consisted of 50% non-qualified stock options and 50% performance units. In determining the aggregate value of the long-term incentive award opportunity for each NEO, as shown below, the Committee considered the following:

•	The scope of each NEO's role in relation to executing on the annual business plan and business strategy approved by the Board; and

•	An analysis of relevant pay data from the 2016 Compensation Peer Group.
The 2016 LTIP award granted to each NEO was equal to his 2016 target long-term incentive opportunity, with the exception of the award to Mr. Brand. For Mr. Brand, the Committee increased his award from his target long-term incentive opportunity of $2,500,000 to $3,000,000 to recognize his strong leadership in the successful integration of the legacy Catlin business with the XL Insurance business and his exceptional underwriting capabilities.

Executive Officer	2016 Long-term Incentive Award Opportunity	Performance Units (50%)	Stock Options (50%)
Michael McGavick	$7,750,000	$3,875,000	$3,875,000
Peter Porrino	$2,200,000	$1,100,000	$1,100,000
Stephen Catlin	$4,500,000	$2,250,000	$2,250,000
Paul Brand	$3,000,000	$1,500,000	$1,500,000
Gregory Hendrick	$2,200,000	$1,100,000	$1,100,000
The Committee granted stock option awards to the NEOs on February 28, 2016 with an exercise price of $34.64 (the closing price of XL shares on the last trading day prior to the date of grant). The stock options vest ratably over a three-year period, with one-third of the award vesting on each anniversary following the grant date and have a ten-year term. The Black-Scholes model was used to determine the fair market value of a stock option, which was then used to determine the number of stock options granted.
The Committee also granted performance units to all NEOs on February 28, 2016 (the "2016 Performance Units"). The 2016 Performance Units will pay out based upon achieving financial performance goals over the three-year performance period beginning January 1, 2016 and ending December 31, 2018. Performance goals are based on XL's operating plan, which is the result of an extensive bottom-up review of XL's segments and capital allocation programs supported by a prudent approach to reserving practices. We consider peer performance and shareholder expectations as we develop our plan to ensure rigorous goals. Preliminary metrics and goals for the 2016 Performance Units were discussed with the Committee in December 2015. Final goals were recommended by Mr. McGavick to the Committee in February 2016 and approved. The table below provides the performance metrics, weightings and payout range as a percent of the target award opportunity:

Performance Metric	Weight	2016 Performance Unit Payout Range
		Threshold*	Target	Maximum
Relative Growth in Book Value Plus Dividends	50%	50% (at 30th percentile performance)	100% (at 50th percentile performance)	200% (at 90th percentile performance)
2016 PU ROE	50%	50%	100%	200%
* Performance below threshold results in no payout.
Relative Growth in Book Value Plus Dividends Performance Metric. For the 2016 Performance Units the Committee determined to use relative growth in book value per share plus dividends. Relative growth in book value per share is an appropriate measure because it is a gauge of our ability to increase shareholder value at a relative rate to our peers. It is also one metric we utilize in measuring our goal of top quartile performance. Our book value performance, on a per share basis, plus dividends paid to shareholders over the three-year performance period, will be ranked relative to our 2016 Performance Peer Group. This group of companies, which was chosen to reflect our global business competitors, includes the following companies:

ø Alleghany Corporation	ø Chubb	ø Hiscox Ltd.	ø The Travelers Companies, Inc.
ø American International Grp.	ø CNA Financial Corp.	ø Markel Corp.	ø Validus Holdings Ltd.
ø Allied World Assurance Holdings	ø Endurance Specialty Holdings Ltd.	ø RenaissanceRe Holdings Ltd.	ø W. R. Berkley Corp.
ø Arch Capital Grp. Ltd.	ø Everest Re Grp., Ltd.	ø SCOR SE	ø Zurich Insurance Grp.
ø Axis Capital Holdings Ltd.	ø The Hartford Financial Services Grp.	ø Swiss Re Insurance Co., Ltd.

Book value (also referred to as book equity or "common shareholders' equity"), on a per share basis, will be based on the GAAP definition of shareholders' equity as reflected in the balance sheet less preferred equity and non-controlling interests in equity of consolidated subsidiaries. Common shareholders' equity will be based on the most recent calendar quarter for which data is available.
2016 Performance Unit ROE Performance Metric. The Committee established 2016 PU ROE (defined in the Appendix) threshold, target and maximum goals in February 2016 based on our 2016 financial plan. The goals will be disclosed following the end of the three-year performance period. The target 2016 PU ROE under this plan is higher than the Operating ROE achieved in 2015 and higher than the targets set in 2013 and 2014. The 2016 PU ROE goals motivate the effective, profitable and prudent use of capital.
At the end of each year of the three-year performance period (December 31, 2016, 2017 and 2018) the performance factor associated with our 2016 PU ROE performance metric will be determined, and following the end of the three-year performance period, we will calculate the 3-year average of the annual performance factors to determine the final percentage payout, if any.
Other In-Cycle Long-Term Incentive Programs
2015 Performance Units. For 2015 the Committee granted performance units to all NEOs on May 13, 2015 (the "2015 Performance Units"). Typically the Committee grants long-term incentive awards to the NEOs in February. However, in February 2015 the Catlin acquisition was pending and therefor the Committee postponed the 2015 Performance Unit grant until after the close of the transaction, which occurred on May 1, 2015. This decision ensured that all performance unit plan participants were focused on common goals. In addition, because of the difficulty in setting long-term performance goals for an organization that was not fully integrated at the time the awards were made, the Committee decided to use just one metric, relative TSR, for the 2015 Performance Units.  TSR was selected because it provides a strong connection between pay and shareholder returns relative to our peers.  TSR is equal to stock price appreciation plus dividends paid.  The shift to TSR as a single performance metric was made for 2015 only.  Performance units granted in 2016 and 2017 have metrics based on Operating ROE and book value per share. The performance period for the 2015 Performance Units began on May 1, 2015 and ends on December 31, 2017.
The table below provides the payout range as a percent of the target award for the awards:

Performance Metric	2015 Performance Unit Payout Range
	Threshold*	Target	Maximum
Total Shareholder Return	50% (at 30th percentile performance)	100% (at 55th percentile performance)	200% (at 90th percentile performance)
* Performance below threshold results in no payout.
For the 2015 Performance Units, our TSR performance will be measured relative to companies included in our 2015 Performance Peer Group, which includes the same companies as the 2016 Performance Peer Group listed on page 37, with the exception that it excludes Zurich Insurance Group, which was added in 2016. In the event that our TSR is negative at the end of the performance period, the maximum payout will be capped at the target performance level regardless of whether relative performance would result in a higher payout.
Payout of the 2014 Performance Units. The Committee granted performance units to Messrs. McGavick, Porrino and Hendrick in February 2014 (the "2014 Performance Units"). Based on performance over a three-year performance period that ended December 31, 2016, the 2014 Performance Units paid out at 55% of the original target units granted and converted into a number of common shares that were issued on February 28, 2017. 2014 PU ROE and relative growth in price-to-book value were used as performance metrics for the plan, each weighted 50%.

2014 PU ROE (defined in the Appendix) performance was determined at the end of each year during the three-year performance period (December 31, 2014, 2015 and 2016) and averaged to determine the overall performance factor for the metric. The Committee determined to exclude the Catlin Integration Expenses, thereby using the 2014 PU ROE performance metric, rather than including the integration expenses, since those expenses were not anticipated when the original goal was set in early 2014.
In calculating our relative growth in price-to-book value performance as well as that for each peer company, we determined the average of share price divided by the book value per share for each day shares were traded during the quarter ending on December 31, 2016. "Share Price" was the closing trading price of a share of stock of the Company or peer company traded on a U.S. exchange. Book value (also referred to as book equity or "common shareholders' equity"), on a per share basis, was based on the GAAP definition of shareholders' equity as reflected in the balance sheet less preferred equity and non-controlling interests in equity of consolidated subsidiaries. Common shareholders' equity was based on the most recent calendar quarter for which data was available.
As shown below, the overall 2014 Performance Unit payout was 55% of target, based on the following results:

Performance Metric	Weight	2014 Performance Unit Payout Range			Results Attained	Payout Factor
		Threshold	Target	Maximum
		(50%)	(100%)	(200%)
Growth in Price-to-Book Value	50%	25th percentile performance	60th percentile performance	90th percentile performance	15th percentile performance	0%
2014 PU ROE	50%	4.0%	7.5%	13.0%	2014 - 10.0%	2014:	146%
					2015 - 7.9%	2015:	107%
					2016 - 5.9%	2016:	77%
						Average	110%
Overall Result	100%					55%
Using the above payout factor, the number of common shares issued on February 28, 2017 to each participating NEO was as follows:

Executive Officer	2014 Performance Units Granted	Payout Factor	Shares Earned
Michael McGavick	102,797	55%	56,538
Peter Porrino	29,606	55%	16,283
Gregory Hendrick	30,017	55%	16,509
2007 and 2008 Performance Restricted Shares. In 2007 and 2008, the Committee granted performance-based restricted shares to select executives including Mr. Hendrick, and in 2008, to Mr. McGavick. These restricted shares were scheduled to vest ratably over four years, with one quarter vesting on each of the four anniversaries following their respective grant dates (the "scheduled vesting date") contingent upon achieving an Operating ROE threshold of 10% or more for the calendar year prior to the scheduled vesting date.
When a tranche of shares did not vest on a scheduled vesting date, the shares rolled forward and remained unvested until the next anniversary of the grant date-referred to as a "subsequent vesting date." Vesting for a subsequent vesting date is contingent on the Operating ROE for the then current year and the prior year(s) that the restricted shares failed to vest equaling or exceeding 10% per annum, compounded annually. This test is repeated each year, with no more than the prior three calendar years used for averaging the

ROE look back period, until the tenth anniversary of the grant date. If the performance restricted shares have not achieved the ROE threshold necessary to vest by the tenth anniversary of grant, they will vest on that date, subject to continued employment.
For the 2007 award, three of the four tranches vested upon attaining the 10% Operating ROE performance threshold for fiscal years 2007, 2008 and 2009. The fourth tranche remained unvested since the required performance threshold was not attained. Upon completing the tenth anniversary following the grant date, on March 10, 2017, the remaining tranche of the 2007 award became vested and was issued. For the 2008 award, two of the four tranches vested upon attaining the Operating ROE performance threshold for fiscal years 2008 and 2009. The third and fourth tranches remain unvested. Based on our 3-year average Operating ROE results for fiscal years 2014 through 2016, the remaining unvested tranches of the 2008 performance restricted shares did not vest in 2016.
2015 Restricted Cash Units. Upon the completion of the Catlin acquisition, certain legacy Catlin employees, including Messrs. Catlin and Brand, received awards of Restricted Cash Units ("RCUs") that were granted following the close of the transaction. These legacy Catlin employees had forfeited long-term incentive awards granted by Catlin due to the change in control. On May 13, 2015, Messrs. Catlin and Brand received 69,603 and 57,427 RCUs, respectively. Fifty percent of the RCUs vested 18 months following the grant date, on November 13, 2016, and the remaining 50% will vest 36 months following the grant date, on May 13, 2018. Upon vesting, a cash payment is made based on XL's share price and accrued dividends. On November 13, 2016 Messrs. Catlin and Brand received cash payments of $1,326,962 and $1,094,827, respectively, based on $38.13 per unit. Such amounts are included as Non-Equity Incentive Plan Compensation in the Summary Compensation Table together with 2016 Annual Incentives earned.
Supplemental Benefits
The Company provides a supplemental, non-qualified deferred compensation plan (the "US NQDC Plan") in which executives located in the US, including NEOs, are eligible to defer up to 50% of their base salary and 100% of their Annual Incentive. Consistent with the Company matching contributions to our 401(k) plan, the US NQDC Plan provides a matching contribution on the first 5% of employee elective deferrals that exceed tax law annual compensation limits for qualified, defined contribution plans, such as our 401(k) plan. Additional details about the benefits provided to those NEOs who contributed under the US NQDC Plan can be found under "Non-Qualified Deferred Compensation" below.
Messrs. Catlin and Brand reside outside of the US and therefore are not eligible to participate in the US NQDC Plan. However, they participate in home country plans or arrangements that are similar to the US NQDC Plan. Mr. Catlin, who resides in Bermuda, participates in a non-registered defined contribution plan established for international expatriates who are non-US citizens in Bermuda under which employees contribute 5% of base salary and bonus and the Company provides a matching contribution of 10% of base salary and bonus. Mr. Brand, who resides in the UK, receives a fully taxable cash allowance equal to 15% of base salary (less the equivalent of employer social security costs) in lieu of participating in the defined contribution plan established for employees in the UK due to his pension position against the lifetime allowance cap in retirement savings under UK taxation legislation.
Perquisites
In order to be competitive in attracting and retaining executive talent in the local markets where we operate, we believe it is necessary to offer limited, business-related perquisites. NEOs are offered financial counseling and tax preparation services through an outside firm.
The Company does not permit the personal use of Company aircraft by any employee, including the NEOs. On occasion we may allow transportation on Company aircraft for NEOs' spouses or other immediate family members when they accompany the NEO on business trips. In February 2011 and April 2016, Mr. McGavick and Mr Catlin, respectively, entered into time share agreements with the Company so that each may reimburse the Company for the cost of his immediate family members' transportation on Company aircraft when they accompany the NEO on trips for business purposes. The amount of reimbursement is determined using the higher of (a) the standard industry fare level valuation used to impute income for tax purposes, or (b) the incremental cost to the Company of such use, in either case in accordance with Federal Aviation Administration regulations.
Associated with the Company's redomestication from Ireland to Bermuda in 2016 and the increased requirements for Messrs. McGavick and Hendrick to conduct business in Bermuda, during 2016 we began providing Messrs. McGavick and Hendrick with housing allowances to support the cost of maintaining a residence in Bermuda, and for Mr. McGavick, a one-time relocation allowance. As an expatriate residing in Bermuda, Mr. Catlin is provided with certain perquisites consistent with those provided to other similarly situated employees and competitive market practice, including a company car and club membership. Mr. Catlin reimburses the Company for the fair market value of his housing, as discussed under Related Person Transactions. More detail about the perquisites provided to our NEOs is included in the compensation tables and accompanying notes that follow this discussion.
Governance and the Determination of Executive Pay
The Committee has oversight of XL's compensation and benefits programs generally, and approves compensation for all executive officers. See Corporate Governance - Structure of our Board and Governance Practices - Committees for additional detail of the Committee's role in determining executive compensation. During 2016 the Committee retained Meridian as its independent compensation consultant. Meridian provides consulting services relating to executive and director compensation, including:

•	competitive market analyses, including executive pay and performance studies, board of director pay studies and market trends;

•	insight and guidance on the latest relevant regulatory, technical and/or accounting considerations impacting compensation and benefit programs;

•	assistance with the design or redesign of any compensation or benefit programs, if desired or needed; and

•	attendance at selected Committee and Board meetings.
The Committee did not direct Meridian to perform their services in any particular manner or using any particular method. The Committee has the sole authority to retain and terminate Meridian or any other consultant and the Committee evaluates the consultant's performance periodically. The Company's management has not used Meridian for any purpose other than to provide services to our Board relating to executive and director compensation.
With the assistance and analyses provided by Meridian, the Committee evaluates the performance of the CEO and determines his compensation during executive sessions, with no management present. The CEO's compensation is then ratified by the independent Directors upon the recommendation of the Committee. The CEO does not make recommendations regarding his own compensation but does discuss with the Committee his qualitative goals prior to such goals being set, as well as his performance against those goals following the end of the year. Management also provides the Committee with details about XL's financial and operating results and reviewed those results relative to market conditions, the performance of our peers generally and more broadly within the global insurance and reinsurance industry. These results typically include, but are not limited to:

• CR	• Operating ROE	• Book Value
• Premium Growth	• CAT Losses	• Prior Year Development
• Shareholder Value Creation	• Accident Year Performance	• Operating Net Income

The CEO is responsible for providing compensation recommendations to the Committee for all executive officers other than himself, as well as recommendations for the annual incentive pools and the long-term incentive pools for all non-executive employees. The Committee and the CEO discussed the performance of each of the other executive officers, including the NEOs, against his or her specific goals for 2016, including the results for their respective business segment or functional area.
The Committee also conducts an annual review of the risks associated with the Company's compensation plans, policies and practices. The evaluations, which are performed by management, assess the governance, program design and operational risks associated with each compensation plan that could incentivize participants to take inappropriate risks that could have a material adverse impact on the Company. In 2016, the review found that based on existing controls, none of the Company's compensation plans posed a significant risk.
Executive Share Ownership and Retention Requirements
The Company encourages all employees, including its executive officers, to become long-term owners of XL shares. In addition, the Committee has established share ownership requirements for the NEOs as well as share retention requirements that prohibit the sale of recently vested shares from long-term incentive awards (together, the "Share Holding Requirements"). These requirements are designed to further align the executive's financial interests with those of XL shareholders.
XL executives covered by the Share Holding Requirements, including the NEOs, are prohibited from selling shares unless they meet the applicable minimum share ownership requirement. The share ownership requirements specify that the value of XL shares owned by the NEO, based on the stock price at the time, meets or exceeds a multiple of their annual base salary as follows:

CEO	6x base salary
Executive Deputy Chairman	5x base salary
Other NEOs	3x base salary
Shares counting towards the ownership requirement include shares beneficially owned as well as restricted stock units, restricted stock awards and the "in-the-money" value of vested stock options.
In addition to the share ownership requirements, share retention requirements compel each NEO to retain 100% of each award (net of applicable taxes) for one year after the date of vesting, regardless of whether the NEO satisfies the share ownership requirement.
As of December 31, 2016, all NEOs exceeded their share ownership requirements and are in compliance with the share retention requirements.
Policies on Hedging or Pledging Company Securities
Our Code of Conduct prohibits our Directors and all employees, including our NEOs, from engaging in any form of hedging activity related to their ownership of XL securities, including, but not limited to, using short sales or put and call transactions. In addition, our policies restrict the pledging of XL securities, which may be conducted only in cases of financial hardship or other extenuating circumstances with the prior written consent of XL's General Counsel.

NEO Employment Agreements
Mr. McGavick has an employment agreement with the Company that provides for severance benefits following an involuntary or constructive termination of employment, both before and after a change in control. These benefits allow for the orderly transition of responsibilities and are in the best interests of XL's shareholders. The agreement also contains restrictive covenants, such as non-competition and non-solicitation covenants, that are valuable to the Company and are designed to protect XL's business interests. The cash severance benefit provided following a change in control is subject to a "double trigger". This means that payments will occur only in the event of both a change in control the involuntary or constructive termination of Mr. McGavick. In April 2013, Mr. McGavick's employment agreement was amended to remove any payment of or gross up for excise taxes and to allow reduction of any payments or benefits payable to him upon termination to avoid any excess parachute payment, if that reduction results in a better net benefit to him. See also Employment and Other Agreements with NEOS.
In December 2014, the Committee approved the Executive Severance Benefit Plan, which provides select senior executives who do not have individual severance or employment agreements with severance protection. The plan provides severance benefits following an involuntary or constructive termination of employment, both before and within two years following a change in control, as defined in the plan. In the event of a change in control in which payments and benefits would constitute an excess parachute payment, the payments under the plan may be reduced to avoid excess parachute payments, if that reduction results in a better net payment to the executive. In exchange for being eligible for severance benefits under the plan, participants must agree to certain restrictive covenants, including non-competition and non-solicitation covenants, upon any termination. Messrs. Brand, Catlin, Hendrick and Porrino each participate in the plan.
We believe that the severance benefits provided in the agreement with Mr. McGavick and in the Executive Severance Benefit Plan are reasonable and consistent with competitive practice for executives in similar positions at companies of similar size and complexity. We also believe they are necessary to attract and retain key executive talent, as well as to keep that talent focused on the best interests of the business during potential transactions and restructuring. The terms and conditions of these agreements and the Executive Severance Benefit Plan are described under "Potential Payments Upon Termination or Change in Control."
Compensation Clawback Policy
The Committee has established a policy to clawback compensation from employees under certain conditions. Under this policy, executives, including NEOs, may have to repay some or all of any cash or equity incentive received from a grant if: (a) we must re-state our financial statements due to material non-compliance with financial reporting requirements, and (b) we have determined that the material non-compliance causing the restatement was the result of the award recipient's willful misconduct. The requirement to repay applies to any amounts granted, vested, obtained as the result of exercise or otherwise paid out during the 12 months following the date the financial statements subject to the restatement were initially filed with the SEC. The Board also may cancel the award recipient's unvested equity or other unpaid incentive compensation and may cancel his or her vested but unexercised stock options in this situation. These clawback features apply to cash or equity incentive awards in addition to any compensation subject to the clawback provision in the Sarbanes-Oxley Act of 2002, which remains in effect.
Section 162(m)
Section 162(m) of the Code generally limits the deductibility of non-performance based annual compensation in excess of $1 million paid to the CEO and the three other most highly compensated executive officers other than the CFO. This limit on deductibility will apply only to the compensation paid to executive officers who are employed by our subsidiaries that are subject to U.S. income tax. The Committee may consider tax deductibility as a factor in designing incentive compensation programs. However, to maintain flexibility, the Committee does not require all compensation to be awarded in a tax deductible manner.

Management Development and Compensation Committee Report
The Compensation Committee has reviewed the CD&A and discussed it with management. Based on the review and discussion with management, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference in our Annual Report.

Management Development and Compensation Committee
Ramani Ayer, Chairman
Edward J. Kelly, III	Clayton Rose
Eugene McQuade	Anne Stevens

Compensation Committee Interlocks and Insider Participation
For the period from January 1, 2016 to the present, Ramani Ayer (Chairman), Edward Kelly III, Eugene McQuade, Clayton Rose and Anne Stevens comprised the Compensation Committee. No member of the Compensation Committee is, or was during 2016 or any time prior thereto, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company or any of its subsidiaries during 2016 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. None of our executive officers currently serves or has served in the past on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on our Board or Compensation Committee.

SUMMARY COMPENSATION TABLE
The following table sets forth the compensation provided for 2016, 2015 and 2014 to our NEOs:

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)(4)	Option Awards (3)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Michael McGavick, Chief Executive Officer	2016	$1,250,000	$—	$3,875,004	$3,875,003	$2,812,500	$840,668	$12,653,175
	2015	$1,250,000	$—	$3,528,805	$3,625,004	$3,796,500	$512,044	$12,712,353
	2014	$1,250,000	$—	$2,936,910	$3,125,008	$4,025,000	$397,478	$11,734,396
Peter Porrino, Executive Vice President, Chief Financial Officer	2016	$750,000	$—	$1,100,028	$1,100,004	$787,500	$248,761	$3,986,293
	2015	$737,500	$—	$1,070,832	$1,100,002	$1,193,000	$179,531	$4,280,865
	2014	$700,000	$900,000	$845,843	$900,007	$1,127,300	$159,523	$4,632,673
Stephen Catlin, Executive Deputy Chairman	2016	$1,300,000	$—	$2,250,007	$2,250,006	$2,826,962	$414,457	$9,041,432
	2015	$766,667	$—	$2,190,291	$2,250,003	$2,332,000	$226,922	$7,765,883
Paul Brand, Executive Vice President, Chief Executive of Insurance Operations (7)	2016	$649,091	$—	$1,500,016	$1,500,004	$1,888,327	$85,557	$5,622,995
	2015	$526,607	$—	$1,216,821	$1,250,002	$1,522,000	$69,413	$4,584,843
Gregory Hendrick, Executive Vice President, Chief Executive of Reinsurance Operations	2016	$800,000	$—	$1,100,028	$1,100,004	$1,136,400	$384,679	$4,521,111
	2015	$775,000	$—	$1,070,832	$1,100,002	$1,475,000	$183,091	$4,603,925
	2014	$700,000	$—	$857,586	$912,503	$1,000,000	$166,028	$3,636,117
____________

(1)
Amounts in this column for Messrs. Catlin and Brand reflect 2015 salaries paid commencing May 1, 2015 for service to XL following the completion of the Catlin acquisition, the annualized amounts of which were $1,300,000 and $801,805, respectively. The following table represents the Compensation Committee's view of performance-based compensation paid to the NEOs by adjusting the amounts in the Summary Compensation Table above to (i) annualize Messrs. Catlin and Brand's 2015 base salaries, (ii) convert Mr. Brand's 2015 and 2016 compensation from Pounds Sterling ("GBP") to USD using a foreign exchange rate as of December 31, 2016 for both years, (iii) exclude the payout of the 2015 replacement RCU awards that paid out in 2016 to Messrs. Catlin and Brand, which are reflected in the Non-Equity Incentive Plan Compensation column for 2016 above, and (iv) for all NEOs, exclude the amounts reflected in the "All Other Compensation" column above. These amounts differ substantially from the amounts reported in the "Total" column and are not a substitute for total compensation calculated in accordance with SEC rules.

				Annual Incentive (b)
Name	Year	Salary	Long-Term Incentive Award (a)	$	% of Target	Total
Michael McGavick	2016	$1,250,000	$7,750,006	$2,812,500	75%	$11,812,506
	2015	$1,250,000	$7,153,809	$3,796,500	127%	$12,200,309
	2014	$1,250,000	$6,061,918	$4,025,000	134%	$11,336,918
Peter Porrino	2016	$750,000	$2,200,032	$787,500	75%	$3,737,532
	2015	$737,500	$2,170,834	$1,193,000	114%	$4,101,334
	2014	$700,000	$1,745,850	$1,127,300	125%	$3,573,150
Stephen Catlin	2016	$1,300,000	$4,500,013	$1,500,000	75%	$7,300,013
	2015	$1,300,000	$4,440,294	$2,332,000	117%	$8,072,294
Paul Brand (c)	2016	$649,091	$3,000,020	$793,500	82%	$4,442,611
	2015	$649,091	$2,466,823	$1,232,114	127%	$4,348,028
Gregory Hendrick	2016	$800,000	$2,200,032	$1,136,400	95%	$4,136,432
	2015	$775,000	$2,170,834	$1,475,000	123%	$4,420,834
	2014	$700,000	$1,770,089	$1,000,000	114%	$3,470,089

(a)	Amounts represent the values included in the Stock Awards and Option Award columns shown in the Summary Compensation Table.

(b)	Other than the excluded RCUs, amounts shown are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(c)	Amounts for 2016 and 2015 are converted from GBP to USD based on the foreign exchange rate in effect on December 31, 2016.

(2)
Represents for Mr. Porrino a special recognition bonus received in 2014 in recognition of his significant and extraordinary contributions to the GreyCastle Life Transaction and the structuring of the Catlin acquisition. See our proxy statement filed on March 20, 2015 for a discussion regarding Mr. Porrino's 2014 performance.

(3)
Includes the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board ("FASB") ASC Topic 718, Compensation-Stock Compensation ("ASC 718"), for stock awards and option awards granted in each respective year and assuming performance at the target level. See Note 19 (d and e) of the consolidated financial statements in our Annual Report for a discussion of assumptions made in the valuation of awards and determination of compensation costs calculated using the provisions of ASC 718. The amounts shown do not correspond to the actual value that might be realized by each NEO.

(4)
The grant date fair values for the performance unit component of the 2016 LTIP awards assuming the highest level of performance will be achieved are as follows: for Mr. McGavick, $7,750,007; for Mr. Porrino, $2,200,056; for Mr. Catlin, $4,500,013; for Mr. Brand, $3,000,032; and for Mr. Hendrick, $2,200,056. Final awards, if any, will vest and be issued following the end of the performance period, which ends on December 31, 2018.

(5)
Represents the Annual Incentives paid to each NEO under the 2014, 2015 and 2016 Annual Incentive Programs, as applicable, and the cash payments made in November 2016 to Messrs. Brand and Catlin in the amounts of $1,326,962 and $1,094,827, respectively, upon the vesting of 50% of the 2015 RCU awards they and certain other former Catlin employees received in 2015. The cash payments were based on XL's share price and accrued dividends. The remaining 50% of the RCU award will vest in May 2018.

(6)	All Other Compensation includes:

Named Executive Officer	Housing and Relocation Allowance (a)	Retirement Plan Contribution (b)	All Other (c)
Michael McGavick	$178,206	$662,462	$—
Peter Porrino	$—	$248,761	$—
Stephen Catlin	$—	$363,200	$51,257
Paul Brand	$—	$85,557	$—
Gregory Hendrick	$80,000	$280,750	$23,929

(a)
As a result of the redomestication from Ireland to Bermuda and their increased presence in Bermuda, during 2016 Messrs. McGavick and Hendrick began to receive housing allowances of $17,000 and $20,000 per month, respectively. In addition, Mr. McGavick was provided a one-time relocation allowance of $93,206.

(b)
Represents employer contributions to both qualified and non-qualified defined contribution plans. For Mr. Brand, whose pension position is impacted by the lifetime allowance cap for retirement savings under UK pension legislation, the value reflects a fully taxable cash allowance of £69,990, equal to 15% of his base salary less employer social security costs, using an exchange rate in effect on December 31, 2016. This allowance is in lieu of participating in the UK defined contribution plan, and this type of allowance, in an amount of up to 15% of base salary, is paid to all UK-based employees whose retirement contributions exceed, or are likely to exceed, the taxation cap.  For additional information relating to contributions to non-qualified defined contribution plans, see Non-Qualified Deferred Compensation below.

(c)
Amounts include travel for spouses to attend required industry and company events. For Mr. Catlin, amount also includes $30,800 that represents the remainder of an automobile allowance that was discontinued in 2016 and a club membership. For Mr. Hendrick, amount also includes the cost of financial counseling and tax preparation.

(7)
Amounts for 2015 have been converted from GBP to USD using the foreign exchange rate of 1.49 that was in effect on December 31, 2015. Amounts for 2016 have been converted from GBP to USD using the foreign exchange rate of 1.22 that was in effect on December 31, 2016.

GRANTS OF PLAN-BASED AWARDS TABLE
The following table complements the Summary Compensation Table disclosure of non-equity incentive and equity awards and shows each grant of an award made to the NEOs in the last completed fiscal year under any plan:

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($)
Michael McGavick	02/18/2016	$1,875,000	$3,750,000	$7,500,000	—	—	—	—	—	$—	$—
	02/28/2016	$—	$—	$—	—	—	—	—	646,912	$34.64	$3,875,003
	02/28/2016	$—	$—	$—	55,933	111,865	223,730	—	—	$—	$3,875,004
Peter Porrino	02/18/2016	$525,000	$1,050,000	$2,100,000	—	—	—	—	—	$—	$—
	02/28/2016	$—	$—	$—	—	—	—	—	183,640	$34.64	$1,100,004
	02/28/2016	$—	$—	$—	15,878	31,756	63,512	—	—	$—	$1,100,028
Stephen Catlin	02/18/2016	$1,000,000	$2,000,000	$4,000,000	—	—	—	—	—	$—	$—
	02/28/2016	$—	$—	$—	—	—	—	—	375,627	$34.64	$2,250,006
	02/28/2016	$—	$—	$—	32,477	64,954	129,908	—	—	$—	$2,250,007
Paul Brand	02/18/2016	$486,818	$973,636	$1,947,272	—	—	—	—	—	$—	$—
	02/28/2016	$—	$—	$—	—	—	—	—	250,418	$34.64	$1,500,004
	02/28/2016	$—	$—	$—	21,652	43,303	86,606	—	—	$—	$1,500,016
Gregory Hendrick	02/18/2016	$600,000	$1,200,000	$2,400,000	—	—	—	—	—	$—	$—
	02/28/2016	$—	$—	$—	—	—	—	—	183,640	$34.64	$1,100,004
	02/28/2016	$—	$—	$—	15,878	31,756	63,512	—	—	$—	$1,100,028
__________

(1)
Amounts reflect the potential payouts under the 2016 Annual Incentive Plan, as described in the CD&A. The actual Annual Incentive award amounts paid to NEOs for 2016 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
Threshold amount represents share payout for meeting the relative growth in book value per share threshold performance ranking and Adjusted Operating ROE performance goal thresholds at the end of the three-year performance period for the performance units granted to each NEO under the 2016 LTIP. See Executive Compensation - CD&A - Executive Compensation Components- Long-Term Incentive Programs.

(3)
Represents the grant date fair value of each equity award calculated in accordance with ASC 718. See Note 19 (d and e) of the consolidated financial statements in our Annual Report for a discussion of assumptions made in the valuation of awards and determination of compensation costs calculated using the provisions of ASC 718. In addition, see Equity Award Vesting Details below for further information.

Executive Compensation Components
Refer to the CD&A above for information relating to our allocation of pay among the various executive compensation components.
Equity Award Vesting Details
We have granted all equity awards included in the Grants of Plan-Based Awards Table under our XL Group Ltd 1991 Performance Incentive Program (the "1991 Program").
Stock options awarded to executive officers in 2016 and in prior years have a 10-year term and vest according to the defined vesting schedule of the award (generally over three or four years) without performance criteria attached to the awards. See Outstanding Equity Awards at Fiscal Year End.
Recipients of restricted stock awards generally have the same rights and privileges as shareholders, whether the stock award is vested or unvested, including the right to receive dividends (which vest at the same time as the underlying restricted stock) at the same rate as our common shares and the right to vote. Our NEOs have not received restricted stock awards since 2008. Recipients of restricted stock units do not have voting rights and are eligible to receive "dividend equivalent rights" (not actual dividends). Performance units granted under the 2014 LTIP do not provide for any dividend equivalent rights. Performance units granted under the 2015 and 2016 LTIPs receive dividend equivalent rights.
In February 2016, the Compensation Committee awarded performance units to each NEO under the 2016 LTIP, as set forth in the table above. The shares underlying the performance units awarded to NEOs under the 2016 LTIP vest and pay out contingent on the achievement of the performance metrics established by the Compensation Committee at the end of a three-year performance period (ending December 31, 2018), as previously described in CD&A - Executive Compensation Components - Long-Term Incentive Awards -The 2016 Long-Term Incentive Programs ("2016 LTIP").
The Compensation Committee reserves the right to grant stock awards to NEOs, without performance criteria attached to the awards, to facilitate retention or to recognize exceptional performance. However, it has not made any such awards in the last 3 years.
Equity awards granted on or after January 1, 2007 to NEOs whose employment is terminated for reasons of death or disability, or, with respect to awards granted in 2007, 2008 and 2009, due to job elimination or reductions in force, or otherwise without cause with respect to awards granted in 2010 through 2016, may have the remaining unvested portion of the award fully or partially vested on the date of termination depending upon the award type. See Potential Payments Upon Termination or Change in Control. However, in the case of voluntary terminations, or involuntary terminations with or without cause, vested option awards or portions thereof may expire earlier than the original 10-year term.
Special Rules for Treatment of Retirees
The 1991 Program gives the Compensation Committee discretion to determine the treatment of unvested equity awards in the case of an executive's retirement. In exercising that discretion, certain criteria that are considered in determining whether a termination from employment qualifies as a retirement, as well as the impact that the retirement may have on an executive's unvested equity awards (in terms of vesting and exercisability), have changed over the years as follows:

Age and Service Requirements to Qualify for Retirement*
Date of Grant	Minimum Age	Service Requirements
Awards granted on or prior to July 2011	55	Sum of age and service must equal or exceed 65
Awards granted between July 2011 and May 1, 2015	55	Minimum of 5 years of service; age plus years of service must equal or exceed 65
Awards granted after May 1, 2015**	55	Minimum of 5 years of service, including up to 2 years of prior service with a company acquired by XL; age plus years of service must equal or exceed 65
or	60	Minimum of 5 years of service, including up to 4 years of prior service with a company acquired by XL; age plus years of service must equal or exceed 65
* In addition to the specified age and years of service requirements, to be considered eligible as a "retiree" under all Awards, the executive's employment must not have been terminated for "Cause," as defined in the applicable award agreement, and the Compensation Committee (or, for participants who are not officers, as defined under Section 16 of the Exchange Act, executives of the Company upon authority delegated to them by the Compensation Committee) must approve such treatment.

** In May 2015, the Compensation Committee further refined its administrative approach to determining "retiree" eligibility to address pre-Catlin acquisition service credit of legacy Catlin employees. The approach limits the amount of pre-acquisition service that will be considered against the minimum 5-year service requirement.

Retirement Treatment of Awards Granted On or Before January 1, 2015
Award Type	Vesting and Exercisability
Stock Options	Full acceleration of vesting on retirement; options remain exercisable for remainder of the applicable 10-year term
Restricted Stock / Restricted Stock Units	Full acceleration of vesting on retirement (including the lapse of time and/or performance conditions in the case of restricted shares granted in 2007 and 2008)
Performance Units	Pro-rated vesting of performance units through the date of retirement with payout made in shares contingent upon achievement of established performance goals

Retirement Treatment for Awards Granted After January 1, 2015
Award Type	Vesting and Exercisability
Stock Options	Continued vesting of awards over the applicable 3-year vesting period; options remain exercisable for remainder of the applicable 10-year term
Restricted Stock / Restricted Stock Units	Continued vesting of awards over the applicable 3-year vesting period
Performance Units
Pro-rated vesting of performance units through the executive's last day worked (which may precede the executive's date of retirement) with the payout made in shares contingent upon achievement of established performance goals

Messrs. Catlin, McGavick and Porrino have each achieved the age and service requirements to be considered a "retiree."
Change in Control
The Compensation Committee in December 2014 approved new requirements for the acceleration of vesting of unvested equity awards in connection with a change in control. These new requirements apply to all equity awards made after January 1, 2015. The acceleration of vesting of all such equity awards, and the extended exercisability of stock options, is subject to a "dual-trigger" approach, requiring first that there be a change in control of the Company, followed secondly by the executive's termination from employment by the Company without cause (as defined in the award agreements) or by the executive with good reason (as defined in the award agreements) within 24 months of the change in control. The 1991 Program was amended to incorporate this "double-trigger" approach following a change in control.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table shows certain information about the exercisable and unexercisable unexercised options, stock that has not vested and equity incentive plan awards for the NEOs outstanding as of the end of the last fiscal year:

		Option Awards (1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Michael McGavick	05/02/2008	125,000	—	$37.78	05/02/2018	05/02/2008	16,000	$596,160
	02/28/2010	329,892	—	$18.27	02/28/2020	02/28/2014			102,797	$3,830,216
	02/28/2011	307,693	—	$23.35	02/28/2021	05/13/2015			49,093	$1,829,205
	02/28/2012	403,226	—	$20.61	02/28/2022	02/28/2016			111,865	$4,168,090
	02/28/2013	374,701	—	$28.64	02/28/2023
	02/28/2014	242,248	121,125	$30.40	02/28/2024
	02/28/2015	183,917	367,834	$36.20	02/28/2025
	02/28/2016	—	646,912	$34.64	02/28/2026
Peter Porrino	02/28/2012	127,689	—	$20.61	02/28/2022	02/28/2014			29,606	$1,103,120
	02/28/2013	107,914	—	$28.64	02/28/2023	05/13/2015			14,897	$555,062
	02/28/2014	69,768	34,884	$30.40	02/28/2024	02/28/2016			31,756	$1,183,229
	02/28/2015	55,809	111,619	$36.20	02/28/2025
	02/28/2016	—	183,640	$34.64	02/28/2026
Stephen Catlin	05/13/2015	117,555	235,110	$36.92	05/13/2025	05/13/2015			30,471	$1,135,349
	02/28/2016	—	375,627	$34.64	02/28/2026	02/28/2016			64,954	$2,420,186
Paul Brand	05/13/2015	65,308	130,617	$36.92	05/13/2025	05/13/2015			16,928	$630,737
	02/28/2016	—	250,418	$34.64	02/28/2026	02/28/2016			43,303	$1,613,470
Gregory Hendrick	02/21/2008	35,000	—	$36.90	02/21/2018	03/10/2007	1,250	$46,575
	08/11/2008	40,000	—	$19.62	08/11/2018	02/28/2008	5,312	$197,925
	02/28/2011	51,283	—	$23.35	02/28/2021	02/28/2014			30,017	$1,118,433
	02/28/2012	134,409	—	$20.61	02/28/2022	05/13/2015			14,897	$555,062
	02/28/2013	109,413	—	$28.64	02/28/2023	02/28/2016			31,756	$1,183,229
	02/28/2014	70,736	35,369	$30.40	02/28/2024
	02/28/2015	55,809	111,619	$36.20	02/28/2025
	02/28/2016	—	183,640	$34.64	02/28/2026

(1)
Stock options granted under the 1991 Program have a ten-year term and vest ratably over a three-year period, with one-third vesting on each anniversary of grant date. For further details, see Equity Award Vesting Details above.

(2)
All restricted shares and restricted stock units were granted under the 1991 Program. Vesting details for the 2007 and 2008 restricted share awards granted to Messrs. McGavick and Hendrick are described in Executive Compensation-CD&A- Executive Compensation Components- Long-Term Incentive Awards- Other In-Cycle Long-term Incentive Programs- 2007 and 2008 Performance Restricted Shares.

(3)
Represents payout based upon target values for the 2014 and 2016 performance units and threshold value for 2015 performance units as determined by the level of the performance achieved as of December 31, 2016.

OPTION EXERCISES AND STOCK VESTED
The following table sets forth information about the options exercised and the vesting of stock during the last fiscal year for the NEOs on an aggregate basis:

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Michael McGavick	440,572	$14,943,781	136,065	$4,713,292
Peter Porrino	—	$—	39,186	$1,357,403
Stephen Catlin	—	$—	—	$—
Paul Brand	—	$—	—	$—
Gregory Hendrick	—	$—	39,731	$1,376,282
PENSION BENEFITS
None of the NEOs participate or have any accrued benefits under any of our defined benefit pension plans.
NON-QUALIFIED DEFERRED COMPENSATION
The following table shows amounts contributed in the last fiscal year for the NEOs to our defined contribution plans that provide for the deferral of compensation on a basis that is not tax-qualified:

Name	Executive Contributions in Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year($)(1)	Aggregate Earnings (Losses) in Last Fiscal Year($)(2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End($)(3)
Michael McGavick	$239,075	$628,450	$91,189	$—	$2,828,493
Peter Porrino	$382,150	$215,794	$203,769	$—	$2,054,613
Stephen Catlin	$181,600	$363,200	$5,369	$—	$665,300
Paul Brand	$—	$—	$—	$—	$—
Gregory Hendrick	$549,250	$246,300	$126,723	$—	$3,845,432
____________

(1)
These amounts are reflected within "Retirement Plan Contribution" in the "Other Annual Compensation from the Summary Compensation Table" included in the footnotes to the "Summary Compensation Table" during each respective year for which a Registrant Contribution is made to an NEO.

(2)	Aggregate earnings or losses on non-qualified deferred compensation are not reflected in the "Summary Compensation Table."

(3)
Amounts shown above that are included in the "Summary Compensation Table" herein or that have been previously reported as compensation for Messrs. McGavick, Porrino, Catlin, Brand and Hendrick are $2,778,305, $1,824,320, $659,800, $0, and $1,690,925, respectively.

In 2016, all of our NEOs employed in the US (Messrs. McGavick, Porrino and Hendrick) were enrolled in the X.L. America, Inc. Deferred Compensation Plan ("XLA DCP"). The XLA DCP is a non-qualified supplemental deferred compensation plan that allows executives to defer receipt of up to 50% of their base salary and 100% of their annual incentive award. In addition, if executives elect to defer a percentage of their compensation (up to 5%) above the IRS qualified annual compensation limit with respect to 401(k) plan participation (in 2016, $265,000) into the XLA DCP, then we make a non-discretionary matching contribution of 200% of the executive's contribution (up to 10% of compensation) into the XLA DCP on their behalf. In prior years, we made a non-discretionary match of 7% and a discretionary match of 3%. However, as part of the harmonization of legacy XL and Catlin benefits, the non-discretionary match was increased to 10% in 2016, and no discretionary match was made.
Initially, these matching contributions vest in equal installments over a three-year period that begins on an executive's date of hire. Once an executive has been employed by us for three years, all further matching and discretionary contributions vest immediately. All US-based NEOs are fully vested in their matching and discretionary contributions. All contributions and deferrals made under the XLA DCP are notionally invested in a series of mutual funds that are administered by our retirement plan vendor. All participants in the XLA DCP are required to have a payout election form on file indicating his or her payout election at the time of termination or retirement, and "in-service" payouts on specified dates are also permitted.
The contribution rates set for the XLA DCP are the same for all participating employees. Aggregate earnings are based on the performance of the underlying mutual funds chosen by the executive from a prescribed list of choices sponsored by the Company through a third-party vendor. These mutual funds, or similar ones by asset class or via collective trusts, are available to all employees in the 401(k) plan. As no preferential performance or interest rates are accorded any of the notional investments that executives have in these arrangements, no monies relating to earnings associated with them are reported in the Summary Compensation Table.
Beginning in May 2015, Mr. Catlin was employed in Bermuda by our subsidiary, XL Services (Bermuda) Ltd. As a non-Bermudian, non-US citizen, Mr. Catlin is enrolled in the Non-Registered Group Pension Plan for XL Services (the "Bermuda Non-Registered Plan"), which is a non-registered defined contribution arrangement under the laws of Bermuda. Participants enrolled in the Bermuda Non-Registered Plan may elect to defer up to 5% of their Earnings (defined as base salary and annual incentive plan bonus) into the Bermuda Non-Registered Plan and XL Services (Bermuda) Ltd makes a non-discretionary matching contribution equal to 200% of that deferred amount. Employer matching contributions vest ratably over a 5-year period. Mr. Catlin's prior service with Catlin is included for vesting purposes under the Bermuda Non-Registered Plan. As a result, he is fully-vested in those contributions. All contributions made under the Bermuda Non-Registered Plan are invested in a series of mutual funds that are administered by the Bermuda Non-Registered Plan trustee and third party record-keeper. Loans are not permitted.
EMPLOYMENT AND OTHER AGREEMENTS WITH NEOS
We currently have an employment agreement with Mr. McGavick (the "Employment Agreement") to serve as CEO. We provided each of Messrs. Catlin and Brand with Letters of Appointment appointing them to their new roles with us effective upon the May 1, 2015 closing of the Catlin acquisition. Messrs. Porrino and Hendrick do not have employment agreements or appointment letters.
Mr. McGavick's Employment Agreement provides for (i) a specified base salary, which is subject to annual review and may be increased by the Compensation Committee, (ii) an annual bonus pursuant to our annual incentive compensation program, the actual amount earned to be determined by the Compensation Committee, (iii) reimbursement for or payment of certain travel and other expenses and (iv) the right to participate in such other employee benefit programs as are in effect for senior executives from time to time. The terms and conditions of the agreements are described in Potential Payments Upon Termination or Change in Control. Under his Employment Agreement, Mr. McGavick's original term of employment was for one year, and continues to be automatically extended for successive one-year periods unless we or he provides written notice that the term is not to be extended at least six months prior to the then scheduled expiration date. He has agreed to certain confidentiality, non-competition and non-solicitation provisions.
Mr. McGavick's Employment Agreement provides that we indemnify him to the maximum extent permitted by applicable law and our bye-laws and requires us to maintain directors' and officers' liability coverage in an amount equal to at least $75,000,000. In addition, we have indemnification agreements with each of our Directors (including Messrs. McGavick and Catlin) and the Company Secretary, and a deed poll indemnity with respect to our executives, Directors and all employees. The indemnification agreements and deed poll provide that we will indemnify the indemnitees to the fullest extent permitted by Cayman Islands and Bermuda law against claims related to each indemnitee's service to us (or at our request), except in certain circumstances, and provide that any and all indemnifiable expenses shall, if so requested by the indemnitee, be advanced promptly as they are incurred, subject to certain requirements and provided that the indemnitee must repay any such expense advance if it is determined in a final and non-appealable judgment of a court of competent jurisdiction that the indemnitee is not entitled to be indemnified against such expenses. Copies of the forms of indemnification and deed poll are filed as Exhibits 10.31 through 10.34 to our Annual Report on Form 10-K, filed with the SEC on February 23, 2017.
In 2013, Mr. McGavick agreed to amend his Employment Agreement to eliminate a provision that provided a tax gross-up for any excise tax imposed by IRC Section 4999 on excess parachute payments. As amended, Mr. McGavick's Employment Agreement provides that, if an excise tax would be due, then severance payments under his agreement will be cut back if, and to the extent, such a cut back would result in a greater after-tax return to Mr. McGavick than his receiving all of the severance payments and benefits and paying the resulting excise tax. In no event will we pay an excise tax gross-up to Mr. McGavick under the amended agreement.
Effective on May 1, 2015, we entered into a Letter of Appointment with Mr. Catlin for him to become employed as our Executive Deputy Chairman. He also joined our Board as a Director on that date. The Letter of Appointment is between Mr. Catlin, the Company, and the Company's Bermudan subsidiary, XL Services (Bermuda) Ltd, and provides for (i) a specified base salary of $1,000,000, which is subject to annual review and may be increased by the Compensation Committee, (ii) an annual bonus pursuant to our annual incentive compensation program, the actual amount earned to be determined by the Compensation Committee, (iii) eligibility to participate in the 1991 Program or such other long term incentive plan as may be in effect at a level comparable to that of other similarly situated executives, subject to his being actively employed on the date such long-term incentives are awarded, (iv) reimbursement for or payment of certain travel and other expenses and (v) the right to participate in such other employee benefit programs as are in effect for comparable Bermuda-based senior executives from time to time. In August 2015, the Company amended Mr. Catlin's Letter of Appointment to increase his base salary to $1,300,000 effective September 1, 2015.
In connection with Mr. Catlin's previously noted retirement effective December 31, 2017, on March 31, 2017 the Company entered into an Agreement and Release with Mr. Catlin. The Agreement and Release supersedes Mr. Catlin's Letter of Appointment, as amended. The Agreement and Release provides for: (i) payment of Mr. Catlin’s base salary through December 31, 2017; (ii) Mr. Catlin’s eligibility to receive an Annual Incentive award for 2017; (iii) retirement treatment under Mr. Catlin’s equity awards, including prorated vesting (with value determined by performance through 2017 and 2018, respectively) of Mr. Catlin’s 2015 and 2016 performance unit awards and continued vesting of stock options granted to Mr. Catlin in 2015 and 2016, but excepting awards granted in February 2017, which will be canceled; (iv) accelerated vesting of Mr. Catlin’s restricted cash unit awards granted in May 2015; and (v) reimbursement of business expenses incurred prior to December 31, 2017. In addition, the Agreement and Release provides that Mr. Catlin will provide consulting services to the Company from January 1, 2018 through September 30, 2018. The consulting services will include his continuing to provide leadership as the Company’s representative to the United Nations Insurance Development Forum and related projects. Provided he complies with the terms of the Agreement and Release, Mr. Catlin will receive a consulting fee of $2,500,000, payable in the following manner: $1,667,500 payable on or by January 31, 2018, and $832,500 payable on or by May 31, 2018. The Agreement and Release also provides for additional benefits to the Company including Mr. Catlin’s release of claims against the Company as well as confidentiality, non-competition, non-solicitation and non-disparagement restrictions. The non-competition restriction is limited to the duration of the consulting term, while the non-solicitation restrictions extend for an additional three months following the consulting term.
Effective on May 1, 2015, we entered into a Letter of Appointment with Mr. Brand for him to become employed as our Chair of the Insurance Leadership Team and Chief Underwriting Officer, Insurance. The Letter of Appointment is between Mr. Brand, the Company, and one of the Company's UK subsidiaries, Catlin Holdings Ltd and provides for (i) a specified base salary of £530,997, which is subject to annual review and may be increased by the Compensation Committee, (ii) an annual bonus pursuant to our annual incentive compensation program, the actual amount earned to be determined by the Compensation Committee, (iii) eligibility to participate in the 1991 Program or such other long-term incentive plan as may be in effect at a level comparable to that of other similarly situated executives, subject to his being actively employed on the date such long-term incentives are awarded, (iv) reimbursement for or payment of certain travel and other expenses and (v) the right to participate in such other employee benefit programs as are in effect for UK-based executives from time to time. Mr. Brand's Letter of Appointment is terminable by either party on six months' written notice (with XL also entitled to make a payment in lieu of notice). Mr. Brand also agreed to certain post-termination restrictions in consideration for his becoming eligible to participate in the Executive Severance Benefit Plan.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
NEO Employment Agreement Severance Provisions and the Executive Severance Benefit Program
Potential payments upon termination made to NEOs, including termination following a change in control of the Company, are provided pursuant to (i) in the case of Mr. McGavick, his Employment Agreement, (ii) in the case of Messrs. Porrino, Catlin, Brand and Hendrick, the Company's Executive Severance Benefit Plan, and (iii) various employee benefit plans and award agreements as follows:
Severance Payments Under Mr. McGavick's Employment Agreement
Severance Payments upon certain termination events made to Mr. McGavick are provided for in his Employment Agreement:
Termination Due to Death or Disability
Mr. McGavick's Employment Agreement provides that, in the event of the termination of his employment by reason of death or disability, he (or in the case of death, his spouse or estate) is entitled to receive

(i)	in accordance with the Company's regular payroll practices then in effect, his then current base salary through the end of the six month period after the month in which he becomes disabled or dies;

(ii)	any annual bonus awarded for the prior performance year but not yet paid in accordance with our bonus program;

(iii)
within 45 days (60 days in the case of disability) after the date of death or total and permanent disability, a pro rata bonus for the performance year in which the death/disability occurs, in an amount to be determined by the Compensation Committee, but in no event less than a pro-rata portion of his average annual bonus for the immediately preceding three years; and

(iv)
his vested accrued benefits under any employee benefit programs and continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by him in accordance with the terms of the plans under which such options or other rights were issued. Specifically, all unvested stock options and restricted shares granted to him under the 1991 Program would become vested on the date of termination due to death or disability. With respect to outstanding performance units granted to him, a pro-rata portion of the performance units granted (calculated based on the number of days worked in the three-year performance period), multiplied by the payout percentage of the award determined based on the extent, if any, that performance goals for the award were achieved as measured at the end of the calendar year in which the termination occurs as determined by the Compensation Committee, will vest and shares will be delivered to Mr.

McGavick or his estate by March 15 of the year following his separation due to death or disability. Mr. McGavick's dependents, in the case of termination due to death, and he and his dependents in the case of termination due to disability, will also continue to receive medical coverage for a period of six months following his termination.
Termination Without Cause
Mr. McGavick's Employment Agreement provides that, in the event of termination of his employment by us without Cause (as defined in the Employment Agreement) or by Mr. McGavick following assignment to him of duties materially inconsistent with his position or a material breach by us of certain provisions of the Employment Agreement, he shall be entitled to his then current base salary through the date on which termination occurs. In addition, he is entitled to the benefits described in (i), (ii) and (iii) below, provided he executes and delivers a general release of claims against us and our affiliates in a form acceptable to us:

(i)	a cash lump-sum payment equal to the sum of two times his then current base salary;

(ii)
a cash lump-sum payment equal to the higher of the targeted annual bonus for the performance year in which such termination occurs or the average of his annual bonus for the three years immediately preceding the year of termination; and

(iii)
any annual incentive award earned or awarded for the performance year ending prior to the termination date but not yet paid to him. Such annual incentive award, if any, would be paid to him at the time annual incentive awards are paid to similarly situated executives.

In addition, Mr. McGavick is entitled to receive his vested accrued benefits under any employee benefit programs, as well as continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by him in accordance with the terms of the plans under which such options or other rights were issued. If the Compensation Committee approved retirement treatment for Mr. McGavick's unvested options and performance units they would be treated in the manner described in Equity Award Vesting Details - Special Rules for Treatment of Retirees above. Mr. McGavick and his dependents will also receive continued medical coverage for a period of twenty-four months.
Termination Without Cause Following A Change in Control; For Good Reason; By the Company Within One Year Prior to Change in Control
Mr. McGavick's Employment Agreement provides that, in the event of termination of his employment (a) by us without Cause within the 24-month period (the "Post-Change Period") following a Change in Control (as defined in the Employment Agreement), (b) by Mr. McGavick for Good Reason (as defined in the employment agreement) during the Post-Change Period, or (c) by us without Cause within one year prior to a Change in Control and it is reasonably demonstrated that such termination arose in connection with or in anticipation of the Change in Control, Mr. McGavick is entitled to his then current base salary through the date on which termination occurs and:

(i)	a cash lump-sum payment equal to the sum of two times his then current base salary;

(ii)
a cash lump-sum payment equal to the sum of two times the average of his annual bonus for the three years immediately preceding the year in which the Change in Control occurs, provided such calculated average bonus for each year considered shall be at least equal to his target annual bonus for 2016; and

(iii)
an amount equal to the higher of his annual bonus actually awarded for the year immediately preceding the year in which the Change in Control occurs or the target annual bonus that would have been awarded to him for the year of such termination, pro-rated by a fraction based on the number of months or fraction thereof in which he was employed by the Company in the year of termination.

With respect to outstanding grants of restricted shares, stock options, restricted stock units and performance units made to Mr. McGavick prior to January 1, 2015: Under the terms of our incentive compensation plans, these awards automatically vest upon a Change in Control (as defined in such plans). However, stock options granted during or after 2015 will vest in full only upon his termination by the Company without Cause or by him for Good Reason (as those terms are defined in the Employment Agreement) within the 24-month period following the Change in Control. With respect to the performance units awarded before 2015, each award will vest at target (100%) and a number of shares equal to the number of such vested performance units will be distributed to Mr. McGavick at the time of the Change of Control. Awards made after January 1, 2015 are subject to a double-trigger change in control provision that would require Mr. McGavick to have his employment with the Company terminated by the Company without Cause or by him for Good Reason (as those terms are defined in the Employment Agreement) within the Post-Change Period before vesting would accelerate. With respect to any stock options that vest and become exercisable in this connection, they will be exercisable for the shorter of three years or the remaining term of the option under the applicable award agreement.
Mr. McGavick is also entitled to continue to receive medical benefit plan coverage for himself and his dependents for a period of up to 24 months and to accelerated vesting of his rights under any retirement plans.
Mr. McGavick's Employment Agreement was amended in April 2013 to eliminate any possible excise tax gross-up payable to him upon termination. He would not be entitled to tax gross-up payments in the event excise taxes were imposed on his payment and benefits.
Termination With Cause or Other Voluntary Termination
Mr. McGavick's Employment Agreement provides that, in the event of termination of employment by us with Cause or any voluntary termination by the executive, he is entitled to receive:

(i)	his then current base salary through the date on which termination occurs;

(ii)
continued rights with regard to any vested stock options held by him in accordance with the terms of the plans under which such options were issued. Because Mr. McGavick has achieved the age and service requirements established by the Compensation Committee to be considered a "retiree", the Compensation Committee could approve such treatment in the case of his voluntary termination (but not in the case of a termination for Cause). If the Compensation Committee approved such treatment, Mr. McGavick's unvested options and performance units would be treated in the manner described in Equity Award Vesting Details - Special Rules for Treatment of Retirees above; and

(iii)	his vested accrued benefits under any employee benefit programs as provided in the programs.
Executive Severance Benefit Plan
We have adopted an Executive Severance Benefit Plan (the "Severance Plan") to provide, to certain covered senior executives who do not have severance benefits under an individual employment or severance agreement, severance benefits under the terms, and subject to the conditions, set forth in the Severance Plan. The Severance Plan covers senior executives of the Company and its designated subsidiaries (collectively, for purposes of this Severance Plan discussion, the "Company") who have been approved for participation in the Plan by the Plan Administrator, which is the Company, subject to oversight by the Compensation Committee. The Plan Administrator has the right, in its sole discretion, to interpret the Plan, adopt rules and regulations under the Plan and decide any and all matters arising out of the Severance Plan. The Plan Administrator may require, as a condition to participation in the Plan, that a Covered Employee execute a Participant Agreement, which will include certain restrictive covenants, including non-competition and non-solicitation restrictions, in such form as determined by the Plan Administrator. Messrs. Catlin, Porrino, Brand and Hendrick each signed a participant agreement in consideration of their participation in this plan and are therefore "Covered Employees" under the Severance Plan. The benefits under the Severance Plan are summarized as follows:

Severance Plan Benefits Upon Termination Without Cause or by the Executive for "Good Reason"
Benefit Type	Benefit Description
Cash Payment
One times the sum of the Executive's Base Salary plus Executive's Target Bonus payable within 60 days of termination date provided the Covered Employee enters into a separation and release agreement which includes a general release of claims against the Company and its affiliates.

Pro-rated annual bonus with respect to the year of termination, in an amount determined by the Compensation Committee and paid to Executive when bonuses are regularly paid to all executives.
Health & Welfare Benefits
Within 60 days of termination date, the Company pays an amount equal to the excess of the cost of Consolidated Omnibus Budget Reconciliation Act ("COBRA") continuation coverage for twelve months under the Company's medical benefit plan over the amount the Covered Employee would pay for such medical coverage for the Covered Employee and his or her dependents if the Covered Employee were still employed by the Company.

Long Term Incentive Awards
The Covered Employee's vested accrued benefits under any employee benefit program and rights with regard to any stock options or other rights with respect to equity securities of the Company held by the executive will be in accordance with the terms of the plans under which such options or other rights were issued:

Stock Options: Unvested stock options scheduled to vest within 12 months of the date of the Covered Employee's termination would be accelerated to the date of termination; any unvested options scheduled to vest beyond the 12 month period would be forfeited. Vested awards remain exercisable for 90 days following Covered Employee's termination Date.

Performance Share Units: A pro-rata portion of the performance units granted (calculated based on the number of days worked in the three-year performance period), multiplied by the payout percentage of the award determined based on the extent, if any, that performance goals for the award were achieved as measured at the end of the applicable performance period as determined by the Compensation Committee, will vest and shares will be delivered to the Covered Employee on the regular payment date.

Restricted Cash Units (Messrs Brand and Catlin only): Pro-rated vesting of awards through the Covered Employees' termination date.

Severance Plan Benefits Upon Termination Without Cause or by the Executive for "Good Reason," in Either Case, Within Two Years Following a Change in Control
Benefit Type	Benefit Description
Cash Payment
Two times the sum of the Executive's Base Salary plus Executive's Target Bonus payable within 60 days of termination date provided the Covered Employee enters into a separation and release agreement which includes a general release of claims against the Company and its affiliates.

Pro-rated annual bonus with respect to the year of termination, in an amount determined by the Compensation Committee and paid to Executive when bonuses are regularly paid to all executives.
Health & Welfare Benefits
Within 60 days of termination date, the Company pays an amount equal to the excess of the cost of COBRA continuation coverage for twelve months under the Company's medical benefit plan over the amount the Covered Employee would pay for such medical coverage for the Covered Employee and his or her dependents if the Covered Employee were still employed by the Company.

Long Term Incentive Awards
Grants of restricted shares, stock options and restricted stock units under our incentive compensation plans made prior to 2015 automatically vest upon a Change in Control (as defined in the 1991 Program).

Restricted stock units and stock options granted in or after 2015 will vest in full only upon the Covered Employee's termination by the Company without Cause or by the Covered Employee for Good Reason (as those terms are defined in the Severance Plan) within the 24 month period following the Change in Control.

Performance units awarded prior to 2015 vest at target (100%) and a number of shares equal to the number of such vested performance units will be distributed to the Covered Employee at the time of the Change of Control.

Performance units awarded in 2015 or after will be treated as earned at target (100%) upon the Change in Control, but shares will not be distributed until the completion of the measuring period if the Covered Employee remains employed, at which time shares will be distributed to the Covered Employee at the greater of target or actual performance. If the Covered Employee is terminated by the Company without Cause or leaves with Good Reason (as defined in the Severance Plan) within two years of the Change in Control, any "treated as" earned awards will vest and shares equal to the number of such vested performance units will be distributed to the Covered Employee.

280G
In the event the payments or other benefits under the Severance Plan to a Covered Employee, together with other payments or benefits to the Covered Employee, would constitute an "excess parachute payment" under Section 280G of the Code, the payments under the Severance Plan will be reduced until no amount payable to the Covered Employee constitutes an excess parachute payment. However, no such reduction shall be made if the net after-tax payment to which the Covered Employee would otherwise be entitled without such reduction would be greater than the net after-tax payment to the Covered Employee resulting from the receipt of such payments with such reduction. The Plan does not provide for any tax gross-up payments.

A Covered Employee will not be eligible to receive such severance benefits if he or she voluntarily terminates his or her employment without "Good Reason," or is terminated by the Company due to misconduct, violation of the Company's Code of Conduct or similar policies, violation of any covenant or restriction in the Participant Agreement or for Cause (as defined in the Severance Plan). A Covered Employee will also not be eligible for such severance benefits if he or she either accepts employment or refuses employment in connection with a sale or divestiture as described in the Severance Plan.
If, prior to a Change in Control, the Company determines that a Covered Employee has taken action (or failed to act) in a manner which is materially detrimental to the best interests of the Company, the Company may cease benefits to the Covered Employee under the Plan and may claw back any benefits which have already been paid to the Covered Employee under the Severance Plan.
The "Potential Payments Upon Termination or Change in Control Table" estimates the value of each NEO's severance benefits assuming termination as of December 31, 2016.

Potential Payments Upon Termination or Change in Control Table
(As of December 31, 2016)

Name		Termination Due to Death or Disability	Termination Without Cause	Termination Following a Change in Control Without Cause or For Good Reason; By the Company Within One Year Prior to a Change in Control (1)
Michael McGavick	Cash Lump Sum Payment (2)	$4,375,000	$6,250,000	$14,010,833
	Accelerated Vesting of Awards (3)	$11,020,322	$9,695,430	$15,168,607
	Continued Benefits (4)	$12,895	$102,581	$102,581
	Total	$15,408,217	$16,048,011	$29,282,021
Peter Porrino	Cash Lump Sum Payment (2)	N/A	$2,850,000	$2,366,000
	Accelerated Vesting of Awards (3)	$3,030,849	$2,650,933	$4,235,267
	Continued Benefits (4)	N/A	$11,957	$11,957
	Total	$3,030,849	$5,512,890	$6,613,224
Stephen Catlin	Cash Lump Sum Payment (2)	N/A	$5,300,000	$8,600,000
	Accelerated Vesting of Awards (3)	$4,635,528	$3,304,744	$7,099,056
	Continued Benefits (4)	N/A	$19,008	$19,008
	Total	$4,635,528	$8,623,752	$15,718,064
Paul Brand	Cash Lump Sum Payment (2)	N/A	$2,596,363	$4,219,090
	Accelerated Vesting of Awards (3)	$3,136,516	$2,153,228	$4,684,421
	Continued Benefits (4)	N/A	$2,833	$2,833
	Total	$3,136,516	$4,752,424	$8,906,344
Gregory Hendrick	Cash Lump Sum Payment (2)	N/A	$3,200,000	$2,512,709
	Accelerated Vesting of Awards (3)	$3,293,990	$2,914,074	$4,498,408
	Continued Benefits (4)	N/A	$85,791	$85,791
	Total	$3,293,990	$6,199,865	$7,096,908
____________

(1)
Potential payments under a Change in Control are calculated with the assumption that all conditions triggering a Change in Control occurred on December 31, 2016. As discussed in the preceding narrative section, under the Executive Severance Benefit Plan, if a Covered Employees' severance benefits payable under the Severance Plan would constitute an "excess parachute payment" under Section 280G of the Code, the severance benefits or a payment to the Covered Employee would be reduced until no amount payable under the Severance Plan would constitute an "excess parachute payment." This reduction would not be made, however, if the net after-tax payment to which the Covered Employee would otherwise be entitled without the reduction would be greater than the net after-tax payment to the Covered Employee resulting from the receipt of the payments with the reduction. The same approach applies to Mr. McGavick under the terms of his Employment Agreement. Applying these rules, the net, after-tax severance amounts payable to Messrs. Hendrick and Porrino were reduced by $2,687,291 and $2,284,000, respectively, to eliminate the excess parachute payment. Because Messrs. Catlin and Brand are not US citizens or residents and perform their services primarily outside the United States, the compensation payable to them is generally not subject to the so called "golden parachute" excise tax and no adjustment to their benefits is required to address the effect of such tax.

(2)
Includes lump sum cash severance payments related to base salary and bonus payable upon termination, as described above in "NEO Employment Agreement Severance Provisions and the Executive Severance Benefit Program".

(3)
The value of potential acceleration of vesting of stock options is based upon the intrinsic value of each award (closing share price less option strike price) as of December 31, 2016, while the value of the potential acceleration of the vesting of restricted share, restricted stock unit and performance unit awards is calculated based upon the closing price of the shares on December 31, 2016, which was $37.26.

(4)	The continuation of medical benefits, and for Messrs. Hendrick and McGavick, the continuation of housing allowances for three months following termination.

ITEM 2. Advisory Vote Approving Compensation of Named Executive Officers ("Say on Pay")

Proposal Summary - Say on Pay
What's being voted on:	An advisory vote to approve the compensation of our NEOs
Board Recommendation:	Your Board unanimously recommends that shareholders vote "FOR" the resolution approving the compensation of our NEOs
As required by Section 14A of the Exchange Act, our Say on Pay proposal gives shareholders the opportunity to express their views on the compensation paid to our NEOs during 2016, as disclosed under Executive Compensation—CD&A, and the related compensation tables and accompanying narratives, by voting for or against the resolution set forth below. Consistent with shareholders' preferences expressed by vote at our 2011 Annual General Meeting regarding the frequency of future shareholder votes on executive compensation, we currently include this advisory vote on an annual basis. Shareholders have the opportunity at this meeting to provide an advisory vote regarding the frequency of future Say on Pay votes - see Item 3.
Our Board and Compensation Committee recognize shareholders' strong interest in providing feedback on our compensation programs. In light of this, as discussed in Shareholder Engagement, we significantly expanded our shareholder outreach program during 2016. The feedback obtained through our engagement with shareholders, as well as the results of last year's Say on Pay vote, validated our Compensation Committee's decisions regarding executive compensation.
Our executive compensation programs promote a performance-based culture and align executives' interests with those of shareholders by linking the significant majority of their compensation to our short- and long-term performance. Our programs are also designed to be consistent with competitive market practices and to attract and retain highly talented executives who are critical to the successful implementation and execution of our strategy. The following sections of this Proxy Statement contain further information on our key compensation practices and shareholder feedback received on our compensation programs:
•Executive Summary - Compensation Highlights,

•	Executive Compensation - CD&A - Introduction, particularly Pay and Performance Alignment and 2016 Performance and Accomplishments, and
•Corporate Governance - Shareholder Engagement.
Please note that the above sections should be read in conjunction with our entire Executive Compensation - CD&A section (beginning on page 29), as well as the compensation tables and accompanying narrative that follow the CD&A (beginning on page 54) for a full discussion of our compensation programs.
For the reasons discussed above, the Board unanimously recommends that shareholders vote for the approval of the NEOs' compensation by approving the following resolution:
RESOLVED, that the shareholders approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in this proxy statement.
For information on the vote required for this proposal and the choices available for casting your vote, please see Frequently Asked Questions. Because this is an advisory vote, the results will not be binding on us. However, our Compensation Committee will carefully consider the results of this vote when evaluating our compensation practices and programs and making compensation determinations.

ITEM 3. Advisory Vote on the Frequency of Future Executive Compensation Votes ("Say on Frequency")

Proposal Summary - Frequency of Future Say on Pay Votes
What's being voted on:	An advisory vote on how often we should include a Say on Pay proposal in our proxy materials for future shareholder meetings
Board Recommendation:	Your Board unanimously recommends that shareholders vote to hold an advisory vote on executive compensation on an annual basis

The Company is presenting the following proposal to give shareholders the opportunity to inform the Company as to how often you wish the Company to include a Say on Pay proposal in our proxy statement for future shareholder meetings. This resolution is required pursuant to Section 14A of the Exchange Act.
Our shareholders voted on a similar proposal in 2011, with the vast majority voting to hold a Say on Pay vote every year. Our Board continues to believe that Say on Pay votes should be conducted every year so that our shareholders may annually express their views on our executive compensation program.
We expect that a Say on Frequency proposal will next be included in the proxy statement provided in connection with our 2023 annual general meeting of shareholders.
"RESOLVED, that the shareholders identify in an advisory, non-binding vote, whether a non-binding vote on the compensation of the Company's named executive officers pursuant to Section 14A of the Securities Exchange Act should occur every:

•	year,

•	two years, or

•	three years.
For information on the vote required for this proposal and the choices available for casting your vote, please see Frequently Asked Questions. Because this is an advisory vote, the results will not be binding on us. However, our Board intends to carefully consider the frequency approved by shareholders when making future decisions regarding the frequency of conducting a Say on Pay vote.

AUDIT MATTERS
Audit Committee Report
The primary purpose of the Audit Committee is to assist with the Board's oversight of the quality and integrity of our financial statements, including our system of internal control over financial reporting, the independent registered public accounting firm's (the "independent auditor") qualifications, independence and performance, the performance of our internal audit function and our compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The Audit Committee is comprised wholly of independent Directors and operates under a written charter. The Audit Committee Charter outlines the Audit Committee's authority and responsibilities with respect to the Company's audited financial statements, its relationships with the independent auditor and the internal auditor, and its oversight of compliance, risk management and internal control over financial reporting, among other matters.
It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditor, as appropriate. It is also not the responsibility of the Audit Committee to ensure compliance with laws and regulations and our Code of Conduct or to set or determine the adequacy of the Company's reserves.
The Audit Committee recommended to the Board of Directors that the Company's audited financial statements for the fiscal year ended December 31, 2016 be included in the Annual Report for such fiscal year. This recommendation was based on the following actions undertaken by the Audit Committee:

•
Review of and discussions regarding the Company's system of internal control over financial reporting and management's assessment of the effectiveness of the Company's system of internal control over financial reporting;

•	Review of the Company's audited financial statements;

•	Discussions with management, the independent auditor, and the external actuary retained by the Company about the Company's reserving methodology and process and the Company's reserves;

•
Review and discussions with management and the independent auditor regarding the audited financial statements, including significant financial reporting matters and judgments made in connection with the preparation of the Company's financial statements;

•
Receipt of written disclosures and the letter from the independent auditor under applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence; and

•
Discussions with the independent auditor regarding such auditor's independence, the audited financial statements, the matters required to be discussed by the Public Company Accounting Oversight Board in its guidance "Communication With Audit Committees," the independent auditor's opinion on the effectiveness of our system of internal control over financial reporting and other matters the Audit Committee deemed relevant and appropriate.

Audit Committee
Joseph Mauriello, Chairman
Ramani Ayer	Edward J. Kelly, III
Dale R. Comey	Suzanne B. Labarge
Claus-Michael Dill	Sir John Vereker

Fees Paid to Auditors
Audit Fees
The aggregate fees billed by PricewaterhouseCoopers LLP for audit services for the years ended December 31, 2016 and 2015 were approximately $15,963,000 and $17,268,000, respectively. Audit fees were for professional services rendered primarily in connection with the audit and quarterly reviews of the consolidated financial statements, internal control over financial reporting and other attestation services that comprised the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate and the provision of certain opinions relating to our filings with the SEC. The decrease in fees in 2016 as compared to 2015 primarily resulted from efficiencies gained through the integration of Catlin.
Audit-Related Fees
The aggregate fees billed by PricewaterhouseCoopers LLP for audit-related professional services for the years ended December 31, 2016 and 2015 were approximately $457,000 and $336,000, respectively. In 2016 and 2015, such audit-related fees were primarily for the performance of services related to accounting consultations, Irish liquidation procedures in connection with our redomestication, required regulatory review and U.S. benefit plan audits.
Tax Fees
The aggregate fees billed by PricewaterhouseCoopers LLP for tax services for the fiscal years ended December 31, 2016 and 2015 were approximately $303,000 and $1,190,000, respectively. In 2016 and 2015, these fees were for professional services rendered for tax planning and compliance.
All Other Fees
The aggregate fees billed by PricewaterhouseCoopers LLP for products and services rendered to us, other than the services described above under "Audit Fees," "Audit-Related Fees" and "Tax Fees" for the fiscal years ended December 31, 2016 and 2015 were approximately $150,000 and $1,199,000, respectively. The decrease in the aggregate fees billed by PricewaterhouseCoopers LLP for such products and services rendered to us in 2016 compared to 2015 is primarily due to the fact that PricewaterhouseCoopers LLP provided services related to legal entity restructuring, Solvency II and other regulatory matters and software licenses during 2015, whereas during 2016 it provided services for software licenses and Solvency II capital review procedures.
General
The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent auditor. Annually, the Audit Committee reviews and pre-approves the audit, review, attestation and permitted non-audit services (including the fees and terms thereof) to be provided during the next audit cycle by the independent auditor. Services proposed to be provided by the independent auditor that were not pre-approved during the annual review and the fees for such proposed services are pre-approved by the Audit Committee or the Chair of the Audit Committee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget are also pre-approved by the Audit Committee or the Chair of the Audit Committee. All requests or applications for the independent auditor to provide services to us are submitted to the Audit Committee or the Chair of the Audit Committee.
The Audit Committee reviewed the non-audit services performed by PricewaterhouseCoopers LLP in 2016 and concluded that the provision of these services was compatible with the maintenance of PricewaterhouseCoopers LLP's independence in the performance of its auditing functions.

ITEM 4. Appointment of the Independent Auditor and Authorization of the Audit Committee to Determine the Compensation of the Independent Auditor

Proposal Summary - Appointment of Independent Auditor and Authorization of Audit Committee to Determine The Compensation of the Independent Auditor
What's being voted on:
The appointment of PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2017, and authorization of our Board, through our Audit Committee, to determine the compensation of PricewaterhouseCoopers LLP

Board Recommendation:
Your Board unanimously recommends that shareholders vote "FOR" the appointment of PricewaterhouseCoopers LLP and the authorization of the Audit Committee to determine the compensation of PricewaterhouseCoopers LLP

Our Audit Committee is required by law and applicable rules of the NYSE to be directly responsible for the appointment, compensation and retention of the independent auditor. PricewaterhouseCoopers LLP (including its predecessors) has served as the Company's independent auditor since 1986.
The Audit Committee requires that the lead audit partner assigned to our audit be rotated at least every five years, and the Audit Committee and its Chair are directly involved in selecting a new lead engagement partner. The selection process of our current engagement partner included a meeting between him and the Chairman of the Audit Committee, as well as meetings with senior management.
The Audit Committee annually (1) reviews and evaluates PricewaterhouseCoopers LLP's performance and (2) considers whether to engage a different auditor. In the course of these reviews, the Audit Committee considers, among other things, PricewaterhouseCoopers LLP's:

•	Global capabilities to handle the breadth and complexity of our global operations

•	Technical expertise and knowledge of our global operations and the (re)insurance industry

•	Quality and candor of communications with the Audit Committee and management, including its relationships with our internal audit, finance and financial internal controls functions

•	Independence

•
Quality of performance and efficiency of services, including input from management thereon, and PricewaterhouseCoopers LLP's demonstration of independent judgment, objectivity and professional skepticism

•
Tenure as our independent auditor, which includes consideration of the benefits of its tenure, such as its extensive knowledge of our business, and the controls and processes in place to safeguard PricewaterhouseCoopers LLP's continued independence

•	Audit and non-audit fees, including the appropriateness thereof
The Audit Committee also considers third party data regarding audit quality and performance, such as recent Public Company Accounting Oversight Board reports.
Based on this review, the Audit Committee and Board determined that retaining PricewaterhouseCoopers LLP is in shareholders' best interests, and accordingly engaged PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2017, subject to formal appointment by shareholders. Our Board is also asking shareholders to authorize it, acting through the Audit Committee, to determine the compensation of PricewaterhouseCoopers LLP. This authorization is required by Bermuda law and our bye-laws. Notwithstanding receipt of shareholder approval, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the fiscal year (subject to formal appointment by shareholders) if it determines that such a change would be in the best interest of the Company and its shareholders.
Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual General Meeting, with the opportunity to make a statement should they choose to do so, and are expected to be available to respond to questions, as appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS
The following table sets forth, as of March 6, 2017, information regarding the beneficial ownership of our shares held by: (1) each person who beneficially owns 5% or more of our outstanding shares; (2) each of our Director nominees and each of our named executive officers; and (3) all of our current Directors and executive officers as a group. Except as otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares that such person has the right to acquire within 60 days after March 6, 2017. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any shares that such person or persons have the right to acquire within 60 days after March 6, 2017 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, Maryland 21202 (3)	Common Shares	27,353,539	10.10%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355 (4)	Common Shares	25,033,441	9.30%
Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078 (5)	Common Shares	22,281,203	8.30%
Wellington Management Group, LLP 280 Congress Street, Boston, MA 02210 (6)	Common Shares	19,584,910	7.28%
Blackrock, Inc. 55 East 52nd Street, New York, NY 10055 (7)	Common Shares	18,672,041	6.90%
Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761 (8)	Common Shares	13,645,517	5.07%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111 (9)	Common Shares	13,473,127	5.01%
Ramani Ayer (10)	Common Shares	28,557	*
Stephen Catlin (11)	Common Shares	1,230,429	*
Dale Comey (12)	Common Shares	79,850	*
Claus-Michael Dill	Common Shares	7,293	*
Robert Glauber (13)	Common Shares	71,448	*
Gregory Hendrick (14)	Common Shares	790,621	*
Edward Kelly III (15)	Common Shares	12,723	*
Suzanne Labarge (16)	Common Shares	24,374	*
Joseph Mauriello (17)	Common Shares	69,507	*
Michael McGavick (18)	Common Shares	2,630,165	*
Eugene McQuade (19)	Common Shares	71,716	*
Peter Porrino (20)	Common Shares	644,140	*
Clayton Rose (21)	Common Shares	37,708	*
Anne Stevens (22)	Common Shares	15,245	*
Sir John Vereker (23)	Common Shares	70,463	*
Current Directors and executive officers of the Company as a group (24 persons in total)	Common Shares	8,031,347	3.02%
__________
*Represents less than 1% of each class of security beneficially owned.

(1)
Each share has one vote, except that if, and for so long as, the votes conferred by the Controlled Shares (as hereinafter defined) of any person constitute 10% or more of the votes conferred by the outstanding and issued shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power equal to approximately (but slightly less than) 10%, pursuant to a formula set forth in our bye-laws. "Controlled Shares" include, among other things, all shares that a person (as defined in our Articles of Association) owns directly, indirectly or constructively (within the meaning of Section 13(d)(3) of the Exchange Act or Section 958 of the Code).

(2)
For Directors, includes shares, deferred share units, deferred restricted shares and retainer share units credited to the accounts of the Directors pursuant to their election to defer their Annual Retainer fees as described under "Cash Compensation Paid to Non-Employee Directors," above.

(3)
Represents 10,463,993 shares with sole voting power and 27,290,775 shares with sole dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. on February 7, 2017.

(4)
Represents 422,704 shares with sole voting power, 24,567,235 shares with sole dispositive power, 49,230 shares with shared voting power and 466,206 shares with shared dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G/A filed with the SEC by The Vanguard Group on February 10, 2017.

(5)
Represents 22,281,203 shares with sole voting power and 22,281,203 shares with sole dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G/A filed with the SEC by Franklin Mutual Advisers, LLC on February 6, 2017.

(6)
Represents 10,780,867 shares with shared voting power and 19,584,910 shares with shared dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G filed with the SEC by Wellington Management Company on February 9, 2017.

(7)
Represents 16,075,491 shares with sole voting power and 18,672,041 shares with sole dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G/A filed with the SEC by Blackrock Inc. on January 27, 2017.

(8)
Represents 9,701,487 shares with sole voting power, 13,645,517 shares with sole dispositive power and 3,944,030 shares with shared voting power. Beneficial ownership details are based upon information contained in the Schedule 13G filed with the SEC by Barrow, Hanley, Mewhinney & Strauss, LLC on February 10, 2017.

(9)
Represents 13,473,127 shares with shared voting power and 13,473,127 shares with shared dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G filed with the SEC by State Street Corporation on February 10, 2017.

(10)	Includes 5,000 shares issuable upon exercise of vested stock options.

(11)	Includes 880 Shares held by his spouse, 89,050 held by Catlin Settlement Trust, and 242,764 shares issuable upon exercise of vested stock options.

(12)
Includes 14,145 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board. Also includes 15,000 shares issuable upon exercise of vested stock options.

(13)
Includes 4,847 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board. Also includes 15,000 shares issuable upon the exercise of vested stock options.

(14)	Includes 6,562 restricted shares that had not vested but which have voting rights, and 649,041 shares issuable upon exercise of vested stock options.

(15)	Includes 3,333 shares issuable upon exercise of vested stock options.

(16)	Includes 5,000 shares issuable upon exercise of vested stock options. Also includes 19,374 shares held in a personal holding company.

(17)
Includes 7,527 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board. Also includes 15,000 shares issuable upon the exercise of vested stock options.

(18)	Includes 16,000 restricted shares that had not vested but which have voting rights. Also includes 2,360,428 shares issuable upon the exercise of vested stock options.

(19)
Includes 9,087 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board. Also includes 15,000 shares issuable upon exercise of vested stock options.

(20)	Includes 513,086 shares issuable upon exercise of vested stock options.

(21)	Includes 5,000 shares issuable upon exercise of vested stock options.

(22)	Includes 5,000 shares issuable upon exercise of vested stock options and options becoming vested within 60 days.

(23)
Includes 2,489 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board. Also includes 17,500 shares issuable upon exercise of vested stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of our shares and other equity securities.
We believe that all of our Directors and executive officers who are Section 16 filers filed all of such reports on a timely basis during the year ended December 31, 2016, with the exception of one late Form 4 filing by Mr. Glauber due to a third party administrative error beyond his or the Company's control.
RELATED PERSON TRANSACTIONS
Certain of our shareholders and their affiliates, as well as the employers of or entities otherwise associated with certain Directors and officers or their affiliates, have purchased insurance and/or reinsurance from us in the ordinary course of business on terms we believe were no more favorable to these (re)insureds than those made available to other customers.
Since September 1, 2015, Mr. Catlin, our Deputy Executive Chairman, has paid and is expected to continue to pay a subsidiary of the Company for use of a Bermuda residence (purchased by Catlin Insurance Company Limited in May 2014, prior to our acquisition of Catlin) at a fair market value rate of $25,000 per month. The fair market rental value of the residence was determined by an independent real estate appraiser taking into account, among other factors, the availability of this property for corporate functions and other corporate use. Mr. Catlin paid $300,000 under these arrangements during 2016.
Procedures for Approval of Related Person Transactions
Our Board has adopted written policies and procedures relating to the approval or ratification of transactions with "Related Persons," as defined below. Under these policies and procedures, management must present to the Governance Committee any "Related Person Transactions," as defined below, proposed to be entered into by the Company, including the aggregate value of such transactions, if applicable, and any "Ordinary Course Related Person Transactions," as defined below, known to management.
In reviewing proposed Related Person Transactions, the Governance Committee must consider and review such transactions to determine, among other things, whether such transactions are on terms comparable to those that could be obtained in arm's length dealings with an unrelated third person or otherwise fair to the Company. After review, the Governance Committee will approve or disapprove such transactions, as appropriate. Subsequent to approval, management must update the Governance Committee as to any material change to those transactions that have been approved by it. No Director may participate in any approval of a Related Person Transaction in which he or she could have a direct or indirect interest. In instances where an Ordinary Course Related Person Transaction is reviewed, the Governance Committee will consider whether such proposed transaction is in the ordinary course of business and on terms no more favorable than are made to other unrelated persons.
Under these policies and procedures, a "Related Person Transaction" is any transaction, including proposed charitable contributions or pledges of charitable contributions, in which the Company was or is a participant, the amount involved exceeds $120,000 in any calendar year and a Related Person had or will have a direct or indirect material interest. A Related Person Transaction does not include the Company's providing insurance and/or reinsurance to shareholders or their affiliates, or to employers or entities associated with a Related Person in the ordinary course of business, on terms no more favorable to the (re)insureds than are made available to other customers (collectively, "Ordinary Course Related Person Transaction(s)"). A "Related Person" is a senior officer, director or nominee for director of the Company, a greater than 5% beneficial owner of our outstanding shares, any immediate family member (as that term is defined by Item 404 of Regulation S-K) of any of the foregoing or an entity in which any of the foregoing persons has a substantial interest in, or control of, such entity or which employs a person listed in the foregoing.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL GENERAL MEETING
Shareholder proposals intended for inclusion in the Proxy Statement for the 2018 Annual General Meeting should be submitted in accordance with the procedures prescribed by Rule 14a-8 promulgated under the Exchange Act and sent to the Company Secretary at XL Group Ltd, O'Hara House, One Bermudiana Road, Hamilton HM 08, Bermuda. Such proposals must be received by December 8, 2017.
Pursuant to our bye-laws, any shareholder entitled to attend and vote at an Annual General Meeting may nominate persons for election as Directors if written notice of such shareholder's intent to nominate such persons is received by the Secretary at the address above during the period provided in our bye-laws. Specifically, written notice of a shareholder's intent to make a Director nomination at the 2018 Annual General Meeting must be received by the Company Secretary no earlier than January 19, 2018 and no later than February 18, 2018 (with certain exceptions if the 2018 Annual General Meeting is held more than 30 days before or after the one-year anniversary of the date of the 2017 Annual General Meeting). Such notice must include any information required pursuant to Section 12 of our bye-laws at the time of submission. The nomination of any person not made in compliance with the foregoing procedures will be disregarded.
SEC rules permit management to vote proxies in its discretion if a shareholder does not comply with the advance notice requirement related to nominees for election as Directors as described above or does not notify us of a shareholder proposal related to a different matter by at least February 21, 2018.
As a Bermuda exempted company, we are subject to the Bermuda Companies Act of 1980, as amended, and the provisions thereunder that, under certain circumstances, permit registered shareholders to submit requisitions.
OTHER MATTERS
Other than the presentation of the minutes of the 2016 Annual General Meeting of shareholders, management knows of no matters to be brought before the Annual General Meeting other than the proposals identified herein referred to in the Notice of Annual General Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy card to use their discretionary authority to vote the proxy in accordance with their judgment on such matters.
Proxy Solicitation
We will bear the cost of this solicitation of proxies. Proxies may be solicited by our Directors, officers and employees, who will not receive additional compensation for such services. In addition to the foregoing, we have retained Georgeson LLC to assist in the distribution of proxy materials and the solicitation of proxies for a fee of approximately $41,500 plus customary costs, reasonable out-of-pocket expenses and disbursements. In addition, we have agreed to indemnify Georgeson for any claims or liabilities it may incur as a result of the proxy solicitation. Upon request, we will also reimburse brokers and others holding shares in their names, or in the names of nominees, for forwarding proxy materials to their customers. To the extent necessary in order to ensure sufficient representation at the Annual General Meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, email, Internet or other means of electronic transmission.

Householding of Shareholder Documents
We may send a single Notice to any household at which two or more shareholders reside, or a single set of shareholder documents (the Annual Report and this Proxy Statement) if those shareholders have requested hard copies of these documents. This process is called "householding." This reduces the volume of duplicate information received at your household and helps us to reduce our costs. Your materials may be househeld based on your prior express or implied consent. A number of brokerage firms with account holders who are shareholders have instituted householding. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder's address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If your materials have been househeld and you wish to receive separate copies of these documents, or if you are receiving duplicate copies of these documents and wish to have the information househeld, you may notify your broker or write or call XL's Investor Relations department at:
XL Group Investor Relations
100 Washington Boulevard, 6th Floor
Stamford, CT 06902
Telephone: (203) 964-5200
Email: investorinfo@xlgroup.com
Upon written or oral request, we will promptly deliver, without charge, to any shareholder a copy of the Notice, our Annual Report or this Proxy Statement. Requests for copies should be submitted to Investor Relations.

FREQUENTLY ASKED QUESTIONS
When and where is XL's Annual General Meeting?
We will hold our Annual General Meeting on Friday, May 19, 2017 at 8:30 a.m., local time, at our offices at O'Hara House, One Bermudiana Road, Hamilton HM 08, Bermuda.
What is included in our proxy materials?
Our proxy materials include:

•	our Notice of 2017 Annual General Meeting of Shareholders;

•	our Proxy Statement; and

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (our "Annual Report")
However, the Annual Report should not be deemed to be part of this Proxy Statement. If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also included a proxy card or voting instruction form.
Where can I find XL's proxy materials?
Our proxy materials are available electronically at:

•	www.envisionreports.com/XL if you are a shareholder of record, and

•
www.edocumentview.com/XL if you hold your shares in "street name" or are a holder of depositary interests representing common shares ("DIs") held through the Depositary, Computershare Investor Services PLC ("Computershare UK")

If you would like us to send you printed versions of these materials, you can contact our Investor Relations Department at investorinfo@xlgroup.com or by writing to:
XL Group, Investor Relations
100 Washington Boulevard, 6th Floor
Stamford, CT 06902

What is the difference between holding shares as a shareholder of record or as a beneficial owner of shares held in street name?
If your common shares are registered directly in your name with our transfer agent, Computershare, you are considered a "shareholder of record" of those shares. You may contact Computershare at: 1-866-282-4135.
If your shares are held through a bank, broker, trustee, custodian, or other nominee, you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the organization holding your account and, as a beneficial owner, you have the right to direct your bank, broker, trustee, custodian or other nominee as to how to vote the shares held in your account. Holders of DIs should follow the voting instructions they receive from Computershare UK (if you hold DIs directly) or from your broker or nominee, as you may be required to submit voting instructions prior to the deadline noted in this Proxy Statement.
How is XL distributing these proxy materials?
To decrease the environmental impact of our proxy materials and to reduce our costs, we are using the Internet as our primary means of furnishing proxy materials to our shareholders electronically, in accordance with the SEC's "Notice and Access" rule. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent electronically unless you change your election.
On April 5, 2017, we sent our shareholders a notice of Internet availability of proxy materials (the "Notice") with instructions for accessing our proxy materials online, including our Proxy Statement and Annual Report, and voting electronically online. If you received the Notice, you will not receive a printed copy of our proxy materials in the mail. If you would like to receive a copy of our proxy materials, the Notice includes instructions for requesting a copy electronically or in paper form on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of our proxy materials in accordance with their prior elections, which will be sent on or about April 7, 2017.
Who can vote at XL's Annual General Meeting?
You can vote your common shares at our Annual General Meeting if you were a shareholder of record at the close of business on March 6, 2017, the record date for our Annual General Meeting. As of March 6, 2017, there were 266,103,577 common shares outstanding, each of which entitles holders to one vote for each item to be voted on at our Annual General Meeting, subject to certain exceptions set forth in our bye-laws for shareholders holding in excess of 10% of our common shares - see footnote 1 to the table included under Security Ownership of Certain Beneficial Owners, Management and Directors.
Can I attend XL's Annual General Meeting?
Shareholders as of the record date or their authorized representatives may attend our Annual General Meeting in person by following the procedures outlined in this Proxy Statement.
What do I need to bring to attend the Annual General Meeting?
Anyone wishing to attend our Annual General Meeting must provide a form of government-issued photo identification, such as a driver's license or passport. In addition, proof of ownership of XL shares as of March 6, 2017 is required. Examples of proof of ownership include a bank or brokerage account statement or a letter from your broker or nominee. In addition, if you are a holder of DIs, you may not vote your common shares in person at the meeting unless you obtain a letter of instruction from Computershare UK (if you hold DIs directly) or the broker or nominee that holds your common shares or DIs. You will need to follow the instructions of Computershare UK, if appropriate, or your broker or nominee in order to obtain a letter of instruction.
How do I vote?
Your vote is important. Please take the necessary steps to ensure that your vote is properly recorded. To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting instruction form, as applicable.

	If you are a shareholder of record	If you hold your shares in street name	If you hold Depositary Interests
By Internet (24 hours a day)	www.envisionreports.com/XL	www.proxyvote.com	www.investorcentre.co.uk/eproxy
By Telephone (24 hours a day)	Call 1-800-652-VOTE (8683) using a touch tone telephone	Call the toll-free number printed on your broker's voting instruction form	Not Available
By Mail	Return a properly executed and dated proxy card in the pre-paid envelope we have provided	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, broker, custodian, trustee or other nominee makes available	Return a properly completed voting instruction form by mail, in accordance with the instructions received from Computershare UK (if you hold DIs directly) or through your broker or nominee
In person at our Annual General Meeting	Instructions on attending our Annual General Meeting in person are provided above
You will need to bring a valid "legal proxy." You can obtain a legal proxy by contacting your account representative at the bank, broker, custodian, trustee or other nominee through which you hold your shares. Additional instructions on attending our Annual General Meeting are provided above

Inform Computershare, who will provide you with a letter of representation with respect to your DI holding that will enable you to attend, speak and vote your underlying shares at the Annual General Meeting on Computershare's behalf*

* You can contact Computershare by email at !UKALLDITeam2@computershare.co.uk or by calling 0370 703 0008
Can I change my vote after I have voted?
Any shareholder giving a proxy has the power to revoke it prior to its exercise at the Annual General Meeting by one of the following means:

•
Sending a written notice to the Company Secretary at O'Hara House, One Bermudiana Road, Hamilton HM 08, Bermuda, specifying that you are revoking your proxy with respect to the Annual General Meeting. Your written notice must be received a sufficient amount of time before the Annual General Meeting to permit necessary examination and tabulation of the revocation before votes are taken;

•	If you submitted a proxy card, by submitting a new proxy card with a later date than the proxy card you last submitted;

•
If you submitted voting instructions by Internet or telephone, by submitting new voting instructions by Internet or telephone (only your last Internet or telephone proxy submitted prior to the Annual General Meeting will be counted);

•	By obtaining a "legal proxy" from your bank, broker, trustee, custodian or other nominee through which you beneficially hold your shares; or

•	Voting in person at the Annual General Meeting.
Attending the Annual General Meeting without taking one of the actions above will not revoke your proxy.
If you hold your shares in street name beneficially through a broker or nominee, or if you are a holder of DIs, we also recommend that you contact Computershare UK (if you hold DIs directly) or your broker or nominee for instructions on how to revoke your proxy or change your vote.
How will my shares be voted if I do not vote in person at the Annual General Meeting?
So long as your proxy card is properly executed, the proxy holders (that is, the persons named as proxies on the proxy card), will vote the shares it represents in accordance with your instructions at the Annual General Meeting (including any adjournments or postponements thereof).

How will my shares be voted if I do not give specific voting instructions?

•
If you are a shareholder of record, the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement if you indicate that you wish to vote as recommended by our Board, or if you sign, date and return a proxy card but do not give specific voting instructions. In addition, the proxy holders may determine how to vote in their discretion for any other matters properly presented for a vote at our Annual General Meeting, including any shareholder proposals or motions to postpone or adjourn the meeting.

•
If you hold your shares in street name, how your shares may be voted will depend on the proposal if your bank, broker, custodian, trustee or other nominee does not receive specific voting instructions from you:

◦
For Appointment of the Independent Auditor and Authorization of the Audit Committee to set the fees of the Independent Auditor, NYSE rules provide that brokers that have not received voting instructions from their customers 10 days before the meeting date may vote their customers' shares in the brokers' discretion on this proposal. This is known as broker-discretionary voting.

◦
For all other proposals, because the proposals are "non-discretionary matters" under NYSE rules, your bank, broker, custodian, trustee or other nominee may not vote your shares without instructions from you. Therefore, you must provide voting instructions in order for your vote to be counted.

What is the quorum requirement for XL's Annual General Meeting?
A quorum is required to transact business at our Annual General Meeting. A quorum consists of two or more shareholders present in person at the Annual General Meeting and representing in person or by proxy more than fifty percent (50%) of the aggregate voting power attaching to our common shares outstanding as of March 6, 2017. Abstentions and broker non-votes are treated as present for quorum purposes.
What is a broker non-vote?
A "broker non-vote" occurs when your broker is not authorized to submit a vote on a proposal absent receipt of instruction from you. Under NYSE rules, your broker is not authorized to vote on non-discretionary matters absent instruction from you.
Your broker may submit a proxy for the meeting with respect to the appointment of the independent auditor and authorization of the Audit Committee to determine the compensation of the independent auditor, but if you do not provide voting instructions with respect to the non-discretionary matters being voted on at the Annual General Meeting (i.e., all the other proposals included in this Proxy Statement), those matters will be subject to broker non-votes.
If I abstain, what is the effect of my abstention?
If you choose to abstain in voting on any matter at our Annual General Meeting, your abstention will not be considered a vote cast with respect to such matter. Therefore, abstentions will have no effect on the outcome of the proposals being voted upon.
What vote is required for each matter to be voted on at the Annual General Meeting?

Proposal	Vote Required	Directors' Recommendation
Election of Directors	For each Director, the affirmative vote of a majority of the votes cast	FOR all nominees Unless a contrary choice is made, proxies solicited by our Board will be voted FOR the election of our Director nominees
Advisory Vote Approving Compensation of Named Executive Officers ("Say on Pay")	The affirmative vote of a majority of the votes cast	FOR the resolution approving the executive compensation of our NEOs Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution
Advisory Vote on the Frequency of Future Say on Pay Votes ("Say on Frequency")	The affirmative vote of a majority of the votes cast	To hold an advisory vote on executive compensation on an ANNUAL basis Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR annual future Say on Pay votes
Appointment of the Independent Auditor and Authorization of Audit Committee to Determine the Compensation of the Independent Auditor	The affirmative vote of a majority of the votes cast
FOR the appointment of PricewaterhouseCoopers LLP and the authorization of the Audit Committee to determine PricewaterhouseCoopers LLP's compensation

Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the appointment and the authorization to determine compensation

What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of Directors	FOR, AGAINST or ABSTAIN (for each Director nominee)	No	No effect
Say on Pay Advisory Vote	FOR, AGAINST or ABSTAIN	No	No effect
Say on Frequency Advisory Vote	Every one year, two years or three years, or ABSTAIN	No	No effect
Appointment of Independent Auditor and Authorization of Audit Committee to Determine the Compensation of the Independent Auditor	FOR, AGAINST or ABSTAIN	Yes	Not Applicable (brokers have discretion to vote on this proposal)
Who counts the votes cast at XL's Annual General Meeting?
Representatives of Broadridge will tabulate the votes cast at our Annual General Meeting.
Where can I find the voting results of XL's Annual General Meeting?
We intend to announce the preliminary voting results at our Annual General Meeting. Final voting results will be reported in a Current Report on Form 8-K filed with the SEC and posted on our website within four business days following May 19, 2017.
When will XL next hold an advisory vote on the frequency of future Say on pay votes?
We expect that the next advisory vote on the frequency of future Say on Pay votes will be held at our 2023 Annual General Meeting.
Where can I find XL's governance documents?
Our Director Independence Standards, Corporate Governance Guidelines, Code of Conduct, the charters for the Audit Committee, Compensation Committee, Governance Committee and Risk and Finance Committee and other ethics and governance materials are available free of charge on our website located at www.xlgroup.com or by writing to XL Group, Investor Relations, 100 Washington Blvd., 6th Floor, Stamford, CT 06902.
Who should I contact with questions about the Annual General Meeting?
If you have any questions about the meetings or require assistance, please call Georgeson LLC, our proxy solicitor, at (888) 658-3624 (toll-free within the United States) or at (781) 575-2137 (outside the United States). If you own DIs and have questions about the meetings or require assistance, please email Nina Atkinson of Georgeson - London at nina.atkinson@georgeson.com.

APPENDIX
Glossary of Key Financial Metrics Used in Discussions of Compensation
"Operating ROE," an adjusted ROE measure, is a non-GAAP financial measure and is defined as Operating return on average common shareholders' equity and calculated as Operating Income (defined below) divided by average common shareholders' equity. See Reconciliation of Non-GAAP Financial Measures - Operating return on average common shareholders' equity in this Appendix beginning on page A-3 for a further discussion of this measure, including why we believe this measure is meaningful, and the reconciliation of ROE to Operating ROE.
"2014 PU ROE," an adjusted ROE measure, is a non-GAAP financial measure and is defined as Operating ROE whereby Operating Income excludes the impact of Catlin Integration Expenses (defined below). See Reconciliation of Non-GAAP Financial Measures - Operating return on average common shareholders' equity on page A-3 of this Appendix for a further discussion of this measure, including why we believe this measure is meaningful, and the reconciliation of ROE to 2014 PU ROE.
"Operating ROE excluding Catlin Integration Expenses," an adjusted ROE measure, is a non-GAAP financial measure that is equivalent to 2014 PU ROE.
"2016 PU ROE," an adjusted ROE measure, is a non-GAAP financial measure that is defined as Operating ROE whereby Operating Income excludes the impact of Catlin Integration Expenses while Average Common Shareholders' Equity excludes the Average Accumulated other comprehensive income or "AOCI". See Reconciliation of Non-GAAP Financial Measures - Operating return on average common shareholders' equity on page A-3 of this Appendix for a further discussion of this measure, including why we believe this measure is meaningful, and the reconciliation of ROE to 2016 PU ROE.
"Adjusted ROE" is our Operating ROE refined to exclude factors that our Compensation committee has determined should not be considered in evaluating performance for compensation purposes for a specific period. For purposes of this Proxy Statement, Adjusted ROE refers to either 2014 PU ROE or 2016 PU ROE depending upon the period being considered.
Other key terms
"Catlin Integration Expenses" means the expenses related to the integration of Catlin into the Company's operations.
"Operating Income" is a non-GAAP financial measure and is defined as net income (loss) attributable to common shareholders excluding: (1) our Net investment income - Life Funds Withheld Assets, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, (3) our net realized (gains) losses on investments sold (including other than temporary impairment) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for our insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, (8) our expenses related to the Catlin acquisition, (9) our gain on the sale of our interest in our former operating affiliate, ARX Holding Corp., (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company and the partial sale of our holdings in New Ocean Capital Management, (11) our loss on the inception of life retrocession transaction for our U.S. term life reinsurance business, (12) our loss on the early extinguishment of the notes assumed in conjunction with the acquisition of Catlin and (13) a provision (benefit) for income tax on items excluded from operating income.

Reconciliation of Non-GAAP Financial Measures
Returns on Invested Capital, Assets and Equity excluding Contribution from GreyCastle Life Retrocession Arrangements
The returns on invested capital, assets and equity are widely used GAAP metrics which measure an entity's profitability. In May 2014, we completed the GreyCastle Life Transaction, which retroceded the majority of our life reinsurance business to GreyCastle via 100% quota share reinsurance (the "GreyCastle Life Retro Arrangements"). Under the terms of the GreyCastle Life Transaction, we continue to own, on a funds withheld basis, assets supporting the GreyCastle Life Retro Arrangements consisting of cash, fixed maturity securities and accrued interest (the "Life Funds Withheld Assets"). The Life Funds Withheld Assets are managed pursuant to agreed investment guidelines that meet the contractual commitments of our retroceding companies and applicable laws and regulations. All of the investment results associated with the Life Funds Withheld Assets ultimately accrue to the benefit of GreyCastle. Because we no longer share in the risks and rewards of the underlying performance of the supporting invested assets, we feel it is useful to exclude these investments and their related returns from these ratios. Below is a reconciliation of our net income attributable to common shareholders used to calculate the GAAP metrics to our net income excluding the contributions of the GreyCastle Life Retro Arrangements:

(U.S. dollars in thousands, except share and per share amounts)	2016	2015	2014
Net income (loss) attributable to common shareholders	$440,968	$1,207,152	$188,340
Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets (1)	540,090	151,691	488,222
Net realized (gains) losses on investments and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets	(259,449)	(182,181)	15,529
Net investment income - Life Funds Withheld Assets	(154,751)	(187,489)	(129,575)
Foreign exchange revaluation (gains) losses on and other income and expense items related to Life Funds Withheld Assets	9,142	(7,068)	—
Loss on sale of life reinsurance subsidiary	—	—	666,423
Net income (loss) attributable to common shareholders excluding Contribution from GreyCastle Life Retrocession Arrangements	$576,000	$982,105	$1,228,939
____________

(1)
Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to GCLR pursuant to a contractual arrangement which is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with the GreyCastle Life Retro Arrangements are reflected within "Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets" in the reconciliation.

(U.S. dollars in thousands, except share and per share amounts)	2016	2015	2014
Opening common shareholders' equity	$11,677,079	$10,033,751	$9,997,633
Closing common shareholders' equity (at period end)	10,938,512	11,677,079	10,033,751
Average common shareholders' equity for the period	11,307,796	10,855,415	10,015,692
Loss on sale of life insurance subsidiary (1)	666,423	666,423	666,423
Average shareholders' equity excluding loss on sale of life reinsurance subsidiary	11,974,219	11,521,838	10,682,115
Return on equity	3.9%	11.1%	1.9%
Return on equity (3 yr avg)	5.6%
Return on equity excluding contribution from GreyCastle Life Retro Arrangements	4.8%	8.5%	11.5%
Return on equity excluding contribution from GreyCastle Life Retro Arrangements (3 yr avg)	8.4%

Total shareholders equity	12,960,679	13,654,463	11,435,766
Notes payable and debt	2,647,677	2,644,970	1,662,580
Total invested capital	15,608,356	16,299,433	13,098,346
Total invested capital excluding loss on sale of life reinsurance subsidiary	16,274,779	16,965,856	13,764,769
Return on invested capital	2.8%	7.4%	1.4%
Return on invested capital (3 yr avg)	4.1%
Return on invested capital excluding contribution from GreyCastle Life Retro Arrangements	3.7%	6.0%	9.4%
Return on invested capital excluding contribution from GreyCastle Life Retro Arrangements (3 yr avg)	6.3%

Total assets	58,434,102	58,682,938	45,046,819
Life Funds Withheld Assets	4,071,583	4,633,760	5,420,694
Total assets excluding Life Funds Withheld Assets	54,362,519	54,049,178	39,626,125
Return on assets	0.8%	2.1%	0.4%
Return on assets (3 yr avg)	1.2%
Return on assets excluding contribution from Grey Castle Life Retro Arrangements	1.1%	1.8%	3.1%
Return on assets excluding contribution from Grey Castle Life Retro Arrangements (3 yr avg)	2.0%
____________

(1)	Removal of the loss on sale of life reinsurance subsidiary from 2014 results is carried forward to subsequent years to illustrate equity if the transaction had not occurred.
Operating return on average common shareholders' equity
Operating ROE is another non-GAAP financial measure that we consider important in evaluating our operating performance for the same reasons noted in Operating net income above. Operating ROE is a widely used measure of any company's profitability that is calculated by dividing non-GAAP operating net income for any period by the average of the opening and closing common shareholders' equity. In addition, compensation of our senior officers is dependent, among other factors, on the achievement of our performance goals to enhance common shareholder value as measured by Operating ROE (adjusted for certain items as determined by our Compensation Committee).
Operating ROE = Operating Income / average shareholders' equity
2014 PU ROE (also referred to as Operating ROE excluding Catlin Integration Expenses) is an additional non-GAAP measure of our profitability that eliminates the impact of the Catlin Integration Expenses, which we do not expect to be significant beyond 2017. 2014 PU ROE is derived by dividing Operating Income (a non-GAAP financial measure) excluding the Catlin Integration Expenses by the average of the opening and closing common shareholders' equity.

2014 PU ROE = (operating net income plus Catlin Integration Expenses) / average shareholders' equity
2016 PU ROE is an additional non-GAAP measure of our profitability that eliminates the impacts of (i) Catlin Integration Expenses, which are not expected to be significant beyond 2017 and (ii) AOCI. The exclusion of AOCI allows us to eliminate the impact of mark to market fluctuations on our investment portfolio, which our Management Development and Compensation Committee determined was not appropriate to consider in evaluating performance in 2016. 2016 PU ROE is derived by dividing Operating Income (a non-GAAP financial measure) excluding Catlin Integration Expenses by the average of the opening and closing common shareholders' equity excluding AOCI.

2016 PU ROE = (operating net income plus Catlin Integration Expenses) / (average shareholders' equity minus AOCI)
Below is a reconciliation from our net income attributable to common shareholders excluding the contributions from the GreyCastle Life Retro Arrangements (as calculated above) to our Operating Income and our operating income excluding integration costs, and a calculation of the respective Operating ROE and Adjusted ROE measures:

(U.S. dollars in thousands, except share and per share amounts)	2016	2015	2014
Net income (loss) attributable to common shareholders excluding Contribution from GreyCastle Life Retrocession Arrangements (as calculated above)	$576,000	$982,105	$1,228,939
Net realized (gains) losses and OTTI on investments - excluding Life Funds Withheld Assets	(112,689)	(19,997)	(122,991)
Net realized and unrealized (gains) losses on derivatives	(2,521)	(53,123)	(29,886)
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates	2,931	2,732	(985)
Exchange (gains) losses excluding Life Funds Withheld Assets	(18,720)	29,572	(37,568)
Expenses related to Catlin acquisition	—	64,748	—
Loss (gain) on sale of subsidiary	(7,088)	—	—
Gain on sale of operating affiliate	—	(340,407)	—
Loss on U.S. Term Life Retro Arrangements	—	34,986	—
Extinguishment of debt	—	5,592	—
Provision (benefit) for income tax on items excluded from operating income	$22,816	$(214)	$(38,268)
Operating net income (loss)	$460,729	$705,994	$999,241
Integration costs	220,355	156,368	—
Provision (benefit) for income tax on integration costs	(18,725)	(16,419)	—
Operating net income (loss) (excluding integration costs)	$662,359	$845,943	$999,241

Return on common shareholders' equity:
Average common shareholders' equity for the period (as calculated above)	$11,307,796	$10,855,415	$10,015,692
Opening AOCI	686,616	N/A	N/A
Closing AOCI	715,546	N/A	N/A
Average AOCI for the period	701,081	N/A	N/A
Average common shareholders' equity excluding average AOCI for the period	10,606,715	N/A	N/A
Operating ROE	4.1%	6.5%	10.0%
2014 PU ROE(1)	5.9%	7.8%	10.0%
2016 PU ROE	6.2%	N/A	N/A
____________

(1)	Also referred to as Operating ROE excluding Catlin Integration Expenses.

Fully Diluted Tangible Book Value per Share
Fully diluted tangible book value per share ("Fully diluted TBVS") is a widely used non-GAAP financial measure which focuses on the underlying fundamentals of the Company's financial position and performance without the impact of goodwill and other intangible assets. We believe that by excluding these items, fully diluted TBVS aligns with our long-term objective of creating shareholder value. Fully diluted TBVS is calculated by dividing common shareholders' equity excluding intangible assets by the number of outstanding common shares at the applicable period end combined with the impact from dilution of share-based compensation and certain conversion features where dilutive. Common shares outstanding include all common shares issued and outstanding as well as all director share units outstanding.

Book Value Per Share:	2016	2015
Closing common shareholders' equity (at period end)	$10,938,512	$11,677,079
Fully diluted book value per common share	40.33	38.87
Goodwill and other intangible assets	2,203,653	2,210,266
Common shareholders' equity excluding goodwill and other intangible assets ("tangible book value")	8,734,859	9,466,813
Fully diluted tangible book value per common share	32.21	31.52

ANNUAL GENERAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

- Go to **www.envisionreports.com/XL**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual General Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 4 and FOR every 1 YR on Proposal 3.

1. To elect eleven Directors to hold office until 2018:

Nominees:	For	Against	Abstain
01. Ramani Ayer	☐	☐	☐
02. Dale R. Comey	☐	☐	☐
03. Claus-Michael Dill	☐	☐	☐
04. Robert R. Glauber	☐	☐	☐
05. Edward J. Kelly, III	☐	☐	☐
06. Joseph Mauriello	☐	☐	☐
07. Michael S. McGavick	☐	☐	☐
08. Eugene M. McQuade	☐	☐	☐
09. Clayton S. Rose	☐	☐	☐
10. Anne Stevens	☐	☐	☐
11. John M. Vereker	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. To provide an advisory vote on the frequency of future executive compensation votes.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — XL Group Ltd

Notice of 2017 Annual General Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual General Meeting — May 19, 2017

Michael McGavick and Kirstin Gould, or any of them, each with the power of substitution, are hereby authorized to represent and vote the common shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Common Shareholders of XL Group Ltd to be held at its offices, located at One Bermudiana Road, Hamilton HM 08, Bermuda, on Friday, May 19, 2017 at 8:30 a.m. local time or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 4 and FOR every 1 YR on Proposal 3.

This proxy will revoke any previously executed proxy granted with respect to the 2017 Annual General Meeting.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)